EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

by and among

FOXWAYNE ENTERPRISES ACQUISITION CORP.,

GOTHAM MERGER SUB, INC.,

AERAMI THERAPEUTICS HOLDINGS, INC.

and

STEVE THORNTON, solely in his capacity as the Stockholders’ Representative

Dated as of December 7, 2021

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		29

4.1.	Organization, Existence and Power	30
4.2.	Authorization	30
4.3.	Governmental Consents and Filings	31
4.4.	No Conflict or Violation	31
4.5.	No Prior Merger Sub Operations	31
4.6.	Capitalization	31
4.7.	Litigation	32
4.8.	[Reserved].	32
4.9.	Internal Controls; Listing; Financial Statements.	32
4.10.	Investment Company Act; JOBS Act.	33
4.11.	Business Activities; Liabilities	33
4.12.	Certain Transactions	34
4.13.	Property	34
4.14.	Undisclosed Liabilities.	34
4.15.	Absence of Changes.	34
4.16	Employee Matters; Benefits.	34
4.17	Tax Matters	35
4.18	Compliance with Laws; Permits	36
4.19.	Foreign Corrupt Practices Act	36
4.20.	SEC Filings.	37
4.21.	Trust Account.	37
4.22.	Nasdaq Listing.	37
4.23.	[Reserved].	38
4.24.	Valid Issuance.	38
4.25.	Takeover Statutes and Charter Provisions.	38
4.26.	No Brokers	38
4.27.	Registration Statement and Proxy Statement.	38
4.28.	No Additional Representations or Warranties.	38

ARTICLE V. COVENANTS OF THE COMPANY		39

5.1.	Interim Operations	39
5.2.	Access and Information	41
5.3.	No Claim Against the Trust Account.	41
5.4.	Exclusivity.	42
5.5.	Registration Statement and Proxy Statement Filing; Information Supplied.	42
5.6.	Amendments to Third Party Contracts.	43

ARTICLE VI. COVENANTS OF PARENT		43

6.1.	Interim Operations.	43
6.2.	Trust Account.	44
6.3.	Access and Information.	44
6.4.	Exclusivity.	45
6.5.	Indemnification; Directors’ and Officers’ Insurance.	45
6.6.	Parent Nasdaq Listing.	46
6.7.	Parent Public Filings.	46
6.8.	Private Placements.	46
6.9.	Post-Closing Board of Directors and Officers of Parent.	47
6.10.	Stockholder Litigation.	47
6.11.	Extension of SPAC..	47

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ARTICLE VII. JOINT COVENANTS		47

7.1.	Preparation of Registration Statement.	47
7.2.	Parent Special Meeting.	48
7.3.	Company Requisite Stockholder Consent.	49
7.4.	Cooperation; Efforts to Consummate.	49
7.5.	Status; Notifications.	50
7.6.	Publicity.	50
7.7.	Section 16 Matters.	50
7.8.	Tax Matters.	50
7.9.	Parent Equity Incentive Plan.	51
7.10.	Registration Rights Agreement.	51
7.11.	280G Matters	51
7.12.	Further Assurances	52

ARTICLE VIII. CONDITIONS TO CLOSING		52

8.1.	Mutual Conditions to Obligations of Each Party	52
8.2.	Conditions to Obligations of the Company	52
8.3.	Conditions to Obligations of Parent and Merger Sub	53

ARTICLE IX. TERMINATION		54

9.1.	Termination	54
9.2.	Effect of Termination	55
9.3.	Fees and Expenses	56

ARTICLE X. MISCELLANEOUS		56

10.1.	Defined Terms	56
10.2.	Notices	66
10.3.	Rules of Construction	66
10.4.	References	67
10.5.	Entire Agreement	67
10.6.	Assignment	67
10.7.	Amendment; Modification	68
10.8.	Rights of Third Parties.	68
10.9.	Waiver	68
10.10.	Severability	68
10.11.	Burden and Benefit	68
10.12.	Governing Law	68
10.13.	Consent to Jurisdiction	68
10.14.	Waiver of Trial by Jury	69
10.15.	No Survival of Representations, Warranties and Covenants.	69
10.16.	Specific Performance	69
10.17.	Cumulative Remedies	69
10.18.	Expenses	69
10.19.	Representation by Counsel	69
10.20.	Execution and Counterparts	70
10.21.	Stockholders’ Representative	70
10.22.	Company Representation	72

Exhibits

Exhibit A-1	Key Stockholders
Exhibit A-2	Form of Stockholder Support Agreement
Exhibit B	Form of Sponsor Support Agreement
Exhibit C	Form of Parent Support Agreements
Exhibit D	Form of Registration Rights Agreement
Exhibit E	Form of Restated Parent Certificate of Incorporation
Exhibit F	Form of Restated Parent Bylaws
Exhibit G	Form of Parent Equity Incentive Plan
Exhibit H	Form of Certificate of Merger
Exhibit I	Form of Restated Company Bylaws

Schedules

Company Disclosure Letter
Parent Disclosure Letter

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 7, 2021, is by and among FOXWAYNE ENTERPRISES ACQUISITION CORP., a Delaware corporation (“Parent”), GOTHAM MERGER SUB, INC., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Aerami Therapeutics Holdings, Inc., a Delaware corporation (the “Company”), and STEVE THORNTON, solely in his capacity as the Stockholders’ Representative (the “Stockholders’ Representative”).

RECITALS

WHEREAS, Parent is a special purpose acquisition company formed to acquire one or more operating businesses through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, recapitalization, exchangeable share transaction or other similar business transaction (a “Business Combination”).

WHEREAS, Merger Sub is a newly formed, wholly owned, direct Subsidiary of Parent, and was formed for the sole purpose of consummating the transactions contemplated by this Agreement and by the Ancillary Documents (collectively, the “Transactions”).

WHEREAS, each of Parent, Merger Sub and the Company desire to effect the acquisition of the Company by Parent through the merger of Merger Sub with and into the Company (the “Merger”);

WHEREAS, the parties intend that immediately following the Merger, the Company shall be the Surviving Corporation of the Merger, all pursuant to the terms and subject to the conditions hereinafter set forth and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the board of directors of the Company (the “Company Board”) has carefully considered the terms of this Agreement and has (i) determined that the Transactions are fair to, advisable and in the best interests of the Company and the Company Stockholders, (ii) approved and declared advisable this Agreement, the Ancillary Documents, and the Transactions, and (iii) adopted a resolution directing that the adoption of this Agreement and the Ancillary Documents be submitted to the Company Stockholders for consideration and recommending that all of the Company Stockholders adopt this Agreement and the Ancillary Documents and approve the Transactions;

WHEREAS, the board of directors of Merger Sub has carefully considered the terms of this Agreement and has (i) determined that the Transactions are fair to, advisable and in the best interests of Merger Sub and its sole stockholder, (ii) approved and declared advisable this Agreement, the Ancillary Documents, and the Transactions, and (iii) adopted a resolution directing that the adoption of this Agreement and the Ancillary Documents be submitted to Parent, as the sole stockholder of Merger Sub, for consideration and recommending that Parent adopt this Agreement and the Ancillary Documents and approve the Merger;

WHEREAS, the board of directors of Parent (the “Parent Board”) has unanimously (i) determined that the Transactions are fair to, advisable and in the best interests of Parent and its stockholders and (ii) approved and declared advisable this Agreement, the Ancillary Documents, and the Transactions, including the issuance of Parent Common Stock to the Company Stockholders pursuant to the terms of this Agreement, and (iii) adopted a resolution directing that the adoption of this Agreement and the Ancillary Documents be submitted to the Parent Stockholders for consideration and recommending that all of the Parent Stockholders adopt this Agreement and the Ancillary Documents and approve the Merger;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter this Agreement, each Company Stockholder identified on Exhibit A-1 (each a “Key Stockholder”) are entering into and delivering support agreements, substantially in the form attached hereto as Exhibit A-2 (the “Stockholder Support Agreement”), pursuant to which such Key Stockholders have, subject to the terms and conditions set forth therein and among other things, agreed to vote all of their shares of Company Capital Stock in favor of the adoption of this Agreement and thereby approve the transactions contemplated hereby, including the Merger; provided that, notwithstanding the foregoing, with respect to those Key Stockholders who are not officers or directors of the Company, the Company shall exercise best efforts to obtain such Stockholder Support Agreements as soon as practicable after the date of this Agreement.

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, FoxWayne Enterprises Acquisition Sponsor LLC (the “Sponsor”) has entered into a Support Agreement, dated as of the date hereof (the “Sponsor Support Agreement”), with the Company and Parent, in the form set forth on Exhibit B, pursuant to which, among other things, the Sponsor has agreed to vote in favor of the adoption of this Agreement and thereby approve the transactions contemplated hereby, including the Merger;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, certain other Parent Stockholders (other than the Sponsor) have entered into Support Agreements, dated as of the date hereof (collectively with the Sponsor Support Agreement, the “Parent Support Agreements”), with the Company and Parent, in the form set forth on Exhibit C, pursuant to which, among other things, such Parent Stockholders have agreed to vote in favor of the adoption of this Agreement and thereby approve the transactions contemplated hereby, including the Merger; provided that, notwithstanding the foregoing, with respect to those Key Stockholders who are not officers or directors of Parent, Parent shall exercise best efforts to obtain such Parent Support Agreements as soon as practicable after the date of this Agreement.

WHEREAS, the Sponsor and certain Insiders (as defined therein) have delivered to the Parent a certain letter agreement, dated as of January 19, 2021 (the “Lock-Up Agreement”), pursuant to which the Sponsor and each such Insider has agreed, among other things, to certain restrictions on the transfer of the shares Parent Common Stock held by each such Person;

WHEREAS, contemporaneously with the Closing, in connection with the Transactions, Parent, the Company, certain Parent Stockholders, and certain Company Stockholders will enter into that certain Registration Rights Agreement (the “Registration Rights Agreement”), in the form set forth on Exhibit D (with such modifications or amendments thereto as may be reasonably agreed by the Company to be necessary in the event of a Private Placement), to be effective upon the Closing;

WHEREAS, pursuant to Parent’s Organizational Documents, Parent shall provide an opportunity to Parent Stockholders (other than the Sponsor or any other party to any Parent Support Agreement) to have their shares of Parent Common Stock redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, Parent’s Organizational Documents and the Trust Agreement in conjunction with, inter alia, obtaining approval from Parent Stockholders for the Business Combination (the “Redemption Offer”);

WHEREAS, immediately prior to the consummation of the Transactions and the effectiveness of the filing of the Parent Restated Charter (as defined below), the Company shall cause its Organizational Documents to be amended to change its name from “Aerami Therapeutics Holdings, Inc.” to “Aerami, Inc.”, including by filing a certificate of amendment to its certificate of incorporation with the Delaware Secretary of State in accordance with the DGCL (the “Name Change Amendment”);

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WHEREAS, immediately prior to the consummation of the Transactions, Parent shall, subject to the filing and effectiveness of the Name Change Amendment and obtaining Parent Requisite Stockholder Consent, cause the amended and restated certificate of incorporation in the form set forth on Exhibit E (the “Parent Restated Charter”) to be filed with the Delaware Secretary of State, which Parent Restated Charter shall be the certificate of incorporation of Parent, until thereafter supplemented or amended in accordance with its terms and the DGCL;

WHEREAS, immediately prior to the consummation of the Transactions, Parent shall, subject to the filing and effectiveness of the Name Change Amendment and obtaining Parent Requisite Stockholder Consent, cause the bylaws in the form set forth on Exhibit F (the “Parent Restated Bylaws”) to be adopted, which shall become effective immediately upon the effectiveness of the Parent Restated Charter and shall be the bylaws of Parent, until thereafter supplemented or amended in accordance with the Parent Restated Charter, such bylaws and the DGCL;

WHEREAS, upon or shortly following the consummation of the Transactions, Parent shall, subject to obtaining Parent Requisite Stockholder Consent, adopt an equity incentive plan (the “Parent Equity Incentive Plan”), in the form set forth on Exhibit G;

WHEREAS, at the Effective Time, each of Steve Thornton, Barry Deutsch, and Timm Crowder will enter into employment agreements with the Parent on terms not less favorable than those in existence with the Company as of the Effective Date;

WHEREAS, Parent and the Company intend that, for U.S. federal income tax purposes (and for purposes of any applicable state or local income tax law that follows U.S. federal income tax treatment), (i) the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986 (the “Code”) to which Parent and the Company are to be parties under Section 368(b) of the Code and (ii) this Agreement shall constitute a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations promulgated thereunder, and this Agreement is hereby adopted as a “plan of reorganization” within the meaning of U.S. Treasury Regulations Section 1.368-2(g) and 1.368-3(a) (the “Intended Tax Treatment”);

WHEREAS, in connection with the Closing, Parent shall be renamed “Aerami Therapeutics Holdings, Inc.” and shall trade publicly on the Nasdaq Capital Market LLC under a new ticker symbol selected by the Company with the consent of Parent (such consent not to be unreasonably withheld, conditioned, or delayed); and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

AGREEMENT

NOW THEREFORE, in consideration of the respective covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Article I.

THE MERGER

1.1               The Merger. Pursuant to the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time (as defined below), (a) Merger Sub shall be merged with and into the Company; (b) the separate corporate existence of the Merger Sub shall thereupon cease, and the Company shall be the successor or surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”); and (c) the Surviving Corporation shall become a wholly-owned Subsidiary of Parent, and the separate corporate existence of the Company with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger as provided in the DGCL.

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1.2               Effective Time. Immediately following the Closing on the Closing Date, the parties shall file a Certificate of Merger substantially in the form attached hereto as Exhibit H (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and make any other filings, recording or publications required to be made by the Company or Merger Sub under the DGCL in connection with the Merger. The Merger shall become effective upon the filing and acceptance by the Secretary of State of the State of Delaware of the Certificate of Merger or at such later time as is agreed to by Parent and the Company and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

1.3               Organizational Documents.

(a)                 Immediately prior to the filing and effectiveness of the Parent Restated Charter, the Company shall file the Name Change Amendment with the Delaware Secretary of State.

(b)                Immediately prior to the Effective Time, but subject to the filing and effectiveness of the Name Change Amendment and the Parent Requisite Stockholder Consent, Parent shall take all action necessary to cause the certificate of incorporation of the Parent as then in effect to be amended and restated to read in its entirety in the form of the Parent Restated Charter, which shall be the certificate of incorporation of the Parent until thereafter amended as provided therein or by applicable Law;

(c)                 Immediately prior to the Effective Time, but subject to the filing and effectiveness of the Name Change Amendment and the Parent Requisite Stockholder Consent, Parent shall take all action necessary to cause the bylaws of the Parent as then in effect to be amended and restated to read in their entirety in the form of the Parent Restated Bylaws, which shall become effective immediately upon the effectiveness of the Parent Restated Charter and shall be the bylaws of the Parent until thereafter amended as provided in the Parent Restated Charter, such bylaws and applicable Law;

(d)                At the Effective Time, by virtue of the Merger and without any additional action on the part of the Company or its stockholders, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated to read in its entirety in the form included as Exhibit A to the Certificate of Merger attached hereto and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended in accordance with its terms and the DGCL; and

(e)                 At the Effective Time, the bylaws of the Company as in effect immediately prior to the Effective Time shall be amended and restated to read in their entirety in the form of Exhibit I attached hereto and, as so amended and restated, shall be the bylaws of the Surviving Corporation, until thereafter amended in accordance with the terms of the certificate of incorporation of the Surviving Corporation, such bylaws and the DGCL.

1.4               Officers and Directors of Parent and the Surviving Corporation. Unless otherwise determined by the Company prior to the Effective Time, the officers and directors of the Company immediately prior to the Effective Time, from and after the Effective Time, shall be the officers and directors, respectively, of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified. Parent shall take all action to cause the persons set forth in Section 1.4 of the Company Disclosure Letter to be appointed to the Board of Directors of Parent effective as of immediately following the Effective Time, such that, as of such time, such persons shall be the only directors of Parent (the “Post-Closing Board of Directors”). Each person appointed as a director of Parent pursuant to the preceding sentence shall remain in office as a director of Parent until his or her successor is elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with the Parent Organizational Documents. The Parties shall take all necessary actions so that the officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Parent until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Parent’s Organizational Documents.

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1.5               Subsequent Actions. If at any time after the Effective Time the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company and Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company and Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of the Company and Merger Sub or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

1.6               Treatment of Company Capital Shares.

(i)                 Company Capital Stock. Upon the terms and subject to the conditions of this Section 1.6 and elsewhere in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Company Stockholders, each share of Company Capital Stock (other than Cancelled Shares and Company Dissenting Shares) issued and outstanding immediately prior to the Effective Time will be cancelled and will be converted automatically into the non-transferable right to receive the Per Share Consideration, in each case as set forth in the Consideration Schedule; and

(ii)               Company Dissenting Share. Each of the Company Dissenting Shares issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist in accordance with Section 1.7(a) and shall thereafter represent only the right to receive the applicable payments set forth in Section 1.7(a).

(b)                Company Options. Upon the terms and subject to the conditions of this Section 1.6(b) and elsewhere in this Agreement, at the Effective Time, by virtue of the Merger and pursuant to the terms of the applicable Company Plans (or other instrument pursuant to which the applicable Company Options have been issued) and at the direction of the Company’s Board of Directors but without further action by Parent, Merger Sub, or any holder of Company Options, each outstanding and unexercised Company Option that has not been exercised prior to the Effective Time in accordance with the option exercise instructions provided by the Company to holders of vested Company Options, shall cease to represent the right to purchase Company Common Stock and shall be assumed by Parent and substituted and converted into an option to purchase Parent Common Stock pursuant to the Parent Equity Incentive Plan (each, an “Exchanged Option”) for an amount of Parent Common Stock (rounded down to the whole share Parent Common Stock) equal to the product of the number of Company Common Stock subject to such Company Option and the Per Share Common Consideration, and at an exercise price (rounded up to the nearest whole cent) equal to the quotient of the exercise price of such Company Option and the Per Share Common Consideration and subject to such terms and conditions, in each case, as set forth on the Consideration Schedule pursuant to Section 1.6(d). By way of example, if the Per Share Common Consideration for the Company Common Stock into which such Exchanged Option is exercisable is 0.1, the number of shares of Parent Common Stock into which such Exchanged Option would be exercisable would be 1/10th of the number of shares of Company Common Stock into which it is currently exercisable and the per share exercise price would be multiplied by 10. In addition, each Exchanged Option shall otherwise be subject to the same vesting, expiration and forfeiture provisions and other similar terms applicable to the corresponding Company Option immediately prior to the Effective Time, except for such other immaterial administrative or ministerial changes as the Parent Board (or the compensation committee of the Parent Board) may determine in good faith are appropriate to effectuate the administration of the Exchanged Options. Such assumption and conversion shall occur in a manner intended to comply with the requirements of Section 409A and 424 of the Code, as applicable.

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(c)                 Company RSUs. Each Company RSU Award, to the extent not already vested or automatically vested by virtue of the Merger, shall be assumed by Parent and substituted and converted into an RSU Award for Parent Common Stock pursuant to the Parent Equity Incentive Plan (each an “Exchanged RSU Award”) for an amount of Parent Common Stock (rounded down to the whole share Parent Common Stock) equal to the product of the number of Company Common subject to such Company RSU Award and the Per Share Common Consideration, in each case, as set forth on the Consideration Schedule pursuant to Section 1.6(d). By way of example, if the Per Share Common Consideration for the Company Common Stock into which such Exchanged RSU Award is exercisable is 0.1, the number of shares of Parent Common Stock into which such Exchanged RSU Award would be exercisable would be 1/10th of the number of shares of Company Capital Stock into which it is currently exercisable. In addition, each Exchanged RSU Award shall be subject to the same vesting, expiration and forfeiture provisions and other similar terms applicable to the corresponding Company RSU Award immediately prior to the Effective Time, subject to the adjustments required by this Section 1.6 after giving effect to the Merger.

(d)                Termination of Company Plans. Prior to the Effective Time, Parent shall approve and adopt the Parent Equity Incentive Plan in accordance with Section 7.9 in order to issue all of the Exchanged RSU Awards and Exchanged Options as well as make all future equity compensation awards. In conjunction with Parent’s timely adoption and approval of the Parent Equity Incentive Plan as set forth herein, the Company shall cause all Company Plans to be terminated and all outstanding awards thereunder to be converted into awards under the Parent Equity Incentive Plan at the time of the Closing (with no Person retaining any rights under the Company Plans and no Person retaining any rights or interests in awards under the Company Plans following Closing). Prior to the Effective Time, and subject to the review, comment, and approval of Parent (not to be unreasonably withheld, delayed or conditioned), the Company shall take all actions necessary to effect the transactions contemplated by Sections 1.6(b) and 1.6(c), including, but not limited to, any actions as may be required under the applicable Company Plans and all Company Options and/or Company RSU Award agreements, including delivering a notice of the terms of this Agreement to all holders of Company Options and Company RSU Awards. Materials to be submitted to holders of Company Options and Company RSU Awards in connection with any notice required under this Section 1.6(d) shall be subject to review and approval by Parent, which approval shall not be unreasonably withheld, delayed or conditioned.

(e)                 Company Warrants. At the Effective Time, each Company Warrant outstanding immediately prior to the Effective Time, whether vested or unvested, that does not terminate by its terms in connection with the Merger, shall be assumed by Parent (each an “Assumed Warrant”). Each Assumed Warrant shall continue to have, and be subject to, the same terms and conditions applicable to such Company Warrant immediately prior to the Closing Date; provided, that such Assumed Warrant shall be exercisable for that number of whole shares of Parent Common Stock (rounded up to the nearest whole number) and at the per share exercise price (rounded up to the nearest whole cent) and subject to such terms and conditions, in each case, as set forth on the Consideration Schedule. Prior to the Closing, Parent will reserve a sufficient number of shares of Parent Common Stock to permit the exercise of the Assumed Warrants. The number of shares of Parent Common Stock into which an Assumed Warrant is exercisable shall be based on the Per Share Consideration for the relevant Company Capital Stock into which such Assumed Warrant is exercisable, and the per share exercise price shall be ratably adjusted. By way of example, if the Per Share Consideration for the Company Capital Stock into which such Assumed Warrant is exercisable is 0.1, the number of shares of Parent Common Stock into which such Assumed Warrant would be exercisable would be 1/10th of the number of shares of Company Capital Stock into which it is currently exercisable and the per share exercise price would be multiplied by 10 In addition, prior to the Effective Time, and subject to the review, comment and approval of Parent (not to be unreasonably withheld, delayed or conditioned), the Company shall take all actions necessary to effect the transactions contemplated by this Section 1.6(e), including, but not limited to, any actions as may be required under the applicable Company Warrants.

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(f)                  No Further Ownership Rights in Company Securities. At the Effective Time, each holder of issued and outstanding Company Capital Stock immediately prior to the Effective Time shall cease to have any rights as a holder of securities of the Company. After the Effective Time, there shall be no further registration of transfers on the transfer books of the Surviving Corporation of the Company Capital Stock outstanding immediately prior to the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such shares of Company Capital Stock (a “Company Stock Certificate”) is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled (as applicable) and shall be exchanged as provided in Section 1.8.

(g)                Certain Company Common Stock. At the Effective Time, each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time that is owned or held in treasury by Parent, the Company, or any wholly owned Subsidiary of Parent or the Company shall automatically be cancelled and extinguished without any conversion thereof or payment of any cash or other property or consideration therefor and shall cease to exist (collectively, the “Cancelled Shares”).

(h)                Contingent Obligations. Schedule 1.6(h) to the Company Disclosure Letter sets forth those certain contingent obligations or commitments (the “Contingent Obligations”) with respect to which the settlement of such contingent obligations or commitments is to be made out of the Aggregate Consideration (to the extent not otherwise addressed prior to the Closing).

1.7               Company Dissenting Shares.

(a)                 Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Company Stock that are outstanding immediately prior to the Effective Time and that are held by Company Stockholders who shall have not voted in favor of the Merger, consented thereto in writing or waived their respective appraisal or dissenters’ rights under the Company Stockholders Agreements or otherwise, and who shall have demanded properly in writing appraisal or dissenters’ rights for such Company Stock in accordance with Section 262 of the DGCL, and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of appraisal rights, shall not be converted into, and such Company Stockholders shall have no right to receive, the applicable Per Share Merger Consideration, unless and until such stockholder fails to perfect, withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Any Company Stockholder who fails to perfect, effectively withdraws or otherwise loses his, her or its rights to appraisal with respect to such shares of Company Stock under Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable, as of the Effective Time, for the right to receive the applicable Per Share Merger Consideration, without any interest thereon, upon surrender, if applicable, in the manner provided in Section 1.9(b), of the Certificate or Certificates that formerly evidenced such shares of Company Stock, and such shares of Company Stock shall cease to be “Company Dissenting Shares” for purposes of this Agreement.

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(b)                Prior to the Closing, the Company shall give Parent prompt notice (and in any event within two Business Days) of any demands received by the Company for appraisal of shares of Company Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Company Dissenting Shares, and Parent shall have the right to participate in, at its sole cost and expense, but not control, all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands or waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions under Section 262 of the DGCL, or agree or commit to do any of the foregoing.

1.8               Treatment of Merger Sub Shares. Each share of Merger Sub that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without further action on the part of the sole shareholder of Merger Sub, be converted into and become one share of the Surviving Corporation (and the shares of Surviving Corporation into which the shares of Merger Sub are so converted shall be the only shares of the Surviving Corporation that are issued and outstanding immediately after the Effective Time). Each certificate evidencing ownership of shares of Merger Sub will, as of the Effective Time, be deemed to evidence ownership of such shares of the Surviving Corporation.

1.9               Exchange Procedures.

(a)                 Exchange Agent. Prior to the Effective Time, Parent shall deposit or cause to be deposited with a bank or trust company selected by Parent and consented to by the Company (consent not to be unreasonably withheld, conditioned, or delayed), to serve as the exchange agent (the “Exchange Agent”), for the benefit of the Company Stockholders, an aggregate number of shares of Parent Common Stock to be issued in non-certificated book-entry form comprising the amounts required to be delivered in respect of the Aggregate Consideration pursuant to Section 1.6 (and as set forth on the Consideration Schedule). In addition, Parent shall deposit or cause to be deposited with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or other distributions, if any, to which the holders of Company Stock may be entitled pursuant to Section 1.9(c) with both a record and payment date after the Effective Time and prior to the surrender of such Company Capital Stock. Such shares of Parent Common Stock and the amount of any dividends or other distributions deposited with the Exchange Agent pursuant to this Section 1.9 shall be the “Exchange Fund.” The Exchange Fund shall not be used for any purpose other than a purpose expressly provided for in this Agreement. For the avoidance of doubt, references to “Company Capital Stock” in this Section 1.9(a) shall exclude Company Dissenting Shares.

(b)                Procedures for Surrender. Prior to the Effective Time, Parent shall cause the Exchange Agent to mail to each record holder of Company Capital Stock entitled to receive the applicable Per Share Consideration pursuant to Section 1.6 a letter of transmittal (the “Letter of Transmittal”), which shall be in a form reasonably acceptable to Parent and the Company and shall specify (i) that, with respect to shares of Company Capital Stock evidenced by Company Stock Certificates, delivery shall be effected, and risk of loss and title to the Company Stock Certificates shall pass, only upon proper delivery of the Letter of Transmittal to the Exchange Agent, and (ii) instructions for use in effecting the surrender of the Company Stock Certificates or non-certificated shares of Company Common Stock represented by book-entry (“Book-Entry Shares”) in exchange for the applicable Per Share Consideration payable in respect of the shares of Company Common Stock evidenced by such Company Stock Certificates or Book-Entry Shares, as applicable, pursuant to the Letter of Transmittal. Within two (2) Business Days (but in no event prior to the Effective Time) after the surrender of Company Stock Certificates, if any (or affidavits in lieu thereof in accordance with Section 1.9(i)), for cancellation to the Exchange Agent and delivery of a Letter of Transmittal with respect to all Certificates or Book-Entry Shares held by such holder for cancellation, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions (the “Transmittal Documents”), the holder of such shares of Company Capital Stock shall be entitled to receive in exchange therefor and Parent shall cause the Exchange Agent to deliver, the applicable Per Share Consideration in accordance with the provisions of Section 1.6 and as set forth in the Consideration Schedule, and the Company Stock Certificates and Book-Entry Shares so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 1.9(b), each Company Stock Certificate and Book-Entry Share entitled to receive the applicable Per Share Consideration in accordance with Section 1.6 shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the applicable Per Share Consideration that such holder is entitled to receive in accordance with the provisions of Section 1.6.

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(c)                 Delivery of Consideration to Other Persons. If any Per Share Consideration is to be delivered or issued to a Person other than the Person in whose name the surrendered Company Stock Certificate or Book-Entry Share is registered immediately prior to the Effective Time, it shall be a condition to such delivery that (i) the transfer of such Company Capital Stock shall have been permitted in accordance with the terms of the Organizational Documents of the Company as in effect immediately prior to the Effective Time, (ii) such Company Stock Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, (iii) the recipient of such Per Share Consideration, or the Person in whose name such Per Share Consideration is delivered or issued, shall have already executed and delivered such other Transmittal Documents as are reasonably deemed necessary by the Exchange Agent or Parent and (iv) the Person requesting such delivery shall pay to the Exchange Agent any transfer or other similar Taxes required as a result of such delivery to a Person other than the registered holder of such Company Stock Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)                Stop Transfer. After the Effective Time, there shall be no further registration of transfers of Company Stock. If, after the Effective Time, Company Stock Certificates are presented to the Surviving Corporation, Parent or the Exchange Agent, they shall be canceled and exchanged for the Per Share Consideration in accordance with, the procedures set forth in this Section 1.9.

(e)                 Distributions with Respect to Un-surrendered Certificates. All shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of Parent Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. No dividends or other distributions in respect of shares of Parent Common Stock shall be paid to any holder of any un-surrendered Company Stock Certificate until the Company Stock Certificate (or affidavit of loss in lieu of a Certificate as provided in Section 1.9(i)) is surrendered for exchange in accordance with this Section 1.9. Subject to applicable Law (including the effects of escheat and Tax Laws), following such surrender, there shall be issued or paid to the holder of record of the whole shares of Parent Common Stock issued in exchange for Company Capital Stock (other than Company Dissenting Shares) in accordance with this Section 1.9, (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time and prior to surrender, but with a payment date subsequent to surrender.

(f)                  Fractional Shares. Notwithstanding anything to the contrary contained herein, no fraction of a share of Parent Common Stock will be issued by virtue of the Merger or the other Transactions, and each Person who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall instead have the number of shares of Parent Common Stock issued to such Person rounded down to the nearest whole share of Parent Common Stock.

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(g)                No Interest. No interest will be paid or accrued on any amount payable for shares of Parent Common Stock pursuant to this Section 1.9.

(h)                Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any deposit of the Exchange Fund and any shares of Parent Common Stock) that remains unclaimed by the 180th day after the Effective Time (or, if sooner, as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity) shall be delivered to Parent. Any holder of Company Capital Stock (other than Company Dissenting Shares) who has not theretofore complied with this Section 1.9 shall thereafter look only to Parent for delivery of the Per Share Consideration and any unpaid non-stock dividends and any other dividends or other distributions, in each case, that such holder has the right to receive pursuant to this Section 1.9.

(i)                  Lost, Stolen or Destroyed Certificates. In the event that any Company Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Stock Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may reasonably be required as indemnity against any claim that may be made against it with respect to such Company Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Company Stock Certificate the Per Share Consideration and any unpaid non-stock dividends and any other dividends or other distributions, in each case, payable or issuable pursuant to this Section 1.9, had such lost, stolen or destroyed Company Stock Certificate been surrendered.

(j)                  No Liability. None of the Exchange Agent, Parent or the Surviving Corporation shall be liable to any holder of Company Common Stock for any Parent Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 1.9.

1.10           Withholding. Each of Parent, Merger Sub, the Surviving Corporation, the Exchange Agent and any other applicable withholding agent shall be entitled to deduct or withhold from the amounts payable or issuable (including shares of Parent Common Stock deliverable) under this Agreement such amounts as such Person is required to deduct or withhold in accordance with the Code and any other applicable Law. Any such withheld or deducted amount shall be timely paid over to the appropriate Governmental Authority and treated as though such amount had been paid to the Person in respect of whom such withholding was determined to be necessary. Any compensatory payments contemplated to be made hereunder shall be made through the payroll procedures of the applicable Person.

1.11           Equitable Adjustments. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Capital Stock or Parent Common Stock occurring after the date hereof and prior to the Effective Time, all references herein to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, capitalization or other like change. Nothing in this Section 1.11 shall be construed to permit the Company or Parent to take any action with respect to its securities that is prohibited by the terms of this Agreement.

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Article II.

CLOSING

2.1.             Closing and Closing Deliverables. The closing of the Merger (the “Closing”) shall take place at the offices of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. in Raleigh, North Carolina at 9:00 a.m. Eastern Time as soon as reasonably practicable (and, in any event, within three (3) Business Days) after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article VIII hereof, or at such other time, date and location (or by electronic exchange of signatures) as Parent and the Company may agree in writing (the date of the Closing, the “Closing Date”).

2.2.             Closing Statement. No later than five (5) Business Days prior to the Closing Date, each of Parent and the Company shall provide to the other party a written report setting forth the aggregate amount of all Transaction Expenses to be paid in cash by or on behalf of such party to third parties and such Transaction Expenses shall be paid by Parent or the Surviving Corporation to the applicable third parties immediately after Closing, as directed in such written reports by Parent in the sole discretion of Parent (in the case of Parent’s Transaction Expenses), and as directed by the Company (in the case of the Company’s Transaction Expenses); provided, however, that the aggregate amount of such Transaction Expenses to be paid on behalf of Parent shall not cause the amount of Parent’s available cash at Closing to be reduced below $15,000,000 (after accounting for the payment in cash of such Transaction Expenses even if not paid prior to the Closing), and (b) the aggregate amount of Parent’s Transaction Expenses shall not, without the prior written consent of the Company, exceed $2,900,000 in the aggregate (the “Parent Transaction Fee Cap”).

2.3.             Pre-Closing Deliveries.

(a)                No later than five (5) Business Days prior to the date the Registration Statement becomes effective under the Securities Act, the Company shall prepare and deliver to Parent a schedule in spreadsheet format (the “Consideration Schedule”), in form and substance reasonably satisfactory to Parent and certified as complete and correct by the Company’s chief executive officer, setting forth all of the following information as of immediately such date:

(i)                  (A) the names of all of the Company Stockholders and their respective addresses, e-mail addresses and social security numbers or tax identification numbers (as applicable), (B) the number and type of shares of Company Capital Stock held by such Company Stockholders and the respective certificate numbers representing such shares, (C) the date of acquisition of shares of Company Capital Stock, (D) the calculation of the aggregate number of shares of Parent Common Stock issuable to each Company Stockholder at Closing pursuant to Section 1.6, assuming each Company Stockholder is issued a number of shares of Parent Common Stock pursuant to Section 1.6, a funds flow memorandum setting forth applicable wire transfer instructions and other information reasonably requested by Parent and (E) such other information relevant thereto which Parent may reasonably request with respect to any Transaction Expenses of the Company to be paid in cash. All amounts and allocations set forth in the Consideration Schedule shall be conclusive and binding upon the Company and the Company Stockholders and neither Parent or Merger Sub, nor, after Closing, the Surviving Corporation shall have any obligation to verify the accuracy of the Consideration Schedule; and

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(ii)                (A) the names of the holders of the Contingent Obligations, together with the respective addresses, e-mail addresses and social security numbers or tax identification numbers (as applicable), and (B) the calculation of the aggregate number of shares of Parent Common Stock issuable to each holder of such Contingent Obligations at Closing in settlement thereof out of the Aggregate Consideration.

Notwithstanding anything to the contrary herein, the parties acknowledge and agree that Parent and each of its Affiliates shall be entitled to rely on the Consideration Schedule as setting forth a true, correct and complete listing of the items set forth therein, and neither Parent nor any of its Affiliates shall have any Liability or obligation to any Person, including the Company Stockholders, for any Liabilities arising from or relating to errors, omissions or inaccuracies in calculating the portion of the Aggregate Consideration to be received by each Company Stockholder or any other errors, omissions or inaccuracies in the Consideration Schedule.

(b)                The Company shall deliver a preliminary Consideration Schedule on or prior to five (5) Business Days prior to the date of the initial filing of the Registration Statement (which date shall not be earlier than January 1, 2022 (unless the Company shall have otherwise agreed in writing)), setting forth its reasonable best estimates as of such date of the information to be contained therein.

Article III.

REPRESENTATIONS AND WARRANTIES OF the company

The Company hereby represents and warrants to Parent and Merger Sub, as of the date hereof, as follows, except as otherwise set forth on the Company Disclosure Letter, which exceptions shall apply to (a) the representations and warranties or covenants contained in the Section of this Agreement to which the applicable Section of the Company Disclosure Letter corresponds in number, (b) any representation and warranty or covenant to which it is referred by cross reference and (c) any other representation or warranty or covenant to the extent it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such representation or warranty or covenant:

3.1.             Organization, Existence and Power.

(a)                Each of the Acquired Companies is a corporation duly incorporated, validly existing and in good standing under the Laws of its respective jurisdiction of incorporation and has all requisite corporate or similar power and authority required to carry on its business as now conducted, to own or use the properties and assets that it purports to own or use. Each of the Acquired Companies is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except in those jurisdictions where the failure to be so qualified or in good standing, when taken together with all other failures of any of the Acquired Companies to be so qualified or in good standing, would not reasonably be expected to have a Material Adverse Effect on the Acquired Companies. The Company has made available to Parent prior to the date hereof complete and accurate copies of its Organizational Documents and the Organizational Documents of each Subsidiary of the Company, each as currently in effect.

(b)                All of the issued and outstanding shares of capital stock of, or other Equity Interests in, each Subsidiary of the Company (i) have been validly issued and are fully paid and nonassessable and are wholly owned, directly or indirectly, by the Company free and clear of all Encumbrances, other than Permitted Encumbrances, (ii) were issued in compliance with all applicable Laws and (iii) were not issued in violation of any preemptive rights or rights of first refusal created by statute, the Company’s Organizational Documents, or any agreement to which the Company is a party. Section 3.1(b) of the Company Disclosure Letter sets forth an accurate and complete list as of the date hereof of each Subsidiary of the Company and each Person in which the Company or any of its Subsidiaries owns an Equity Interest or other voting interest, together with (i) the jurisdiction of incorporation or organization, as the case may be, of each Subsidiary of the Company or such other Person and (ii) the type and percentage of interest held, directly or indirectly, by the Company in each of its Subsidiaries or in each such other Person.

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3.2.             Authorization. The Company has all requisite corporate power and authority to execute and deliver this Agreement and all agreements contemplated by this Agreement (the “Ancillary Documents”) to be executed and delivered by the Company, as the case may be, pursuant hereto, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery by the Company of this Agreement and the Ancillary Documents and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company and the Company Board. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby (other than the Company Requisite Stockholder Consent). The Company Requisite Stockholder Consent is the only vote or consent of the holders of any class or series of Company Capital Stock necessary to adopt this Agreement and approve the terms of the Merger and the consummation of the transactions contemplated hereby. This Agreement has been, and the Ancillary Documents will be, duly executed and delivered by the Company and is, and the Ancillary Documents will be, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, in each case, except as such enforceability may be limited by (a) bankruptcy, insolvency, moratorium, reorganization or other similar Laws affecting creditors’ rights generally and (b) the general principles of equity, regardless of whether asserted in a Proceeding in equity or at Law (collectively, the “Enforceability Exceptions”).

3.3.             Governmental Consents and Filings. Assuming the accuracy of the representations made by Parent and Merger Sub in Article IV, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except for (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (b) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities laws.

3.4.             No Conflict or Violation. Except as set forth on Section 3.4 of the Company Disclosure Letter, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, including the Merger, do not and will not, (a) contravene, conflict with, or result in any violation or breach of any provision of the Organizational Documents of any Acquired Company, (b) contravene, conflict with or result in a violation or breach of any provision of any applicable Law, to the extent that such breach or violation would be reasonably expected to have a Material Adverse Effect on the Acquired Companies, (c) require any consent or other action by any Person under, result in a breach of, constitute a default, or an event that, with or without notice or lapse of time or both, would result in a breach of, or constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which any Acquired Company is entitled under any provision of any material Contract binding upon any Acquired Company, or under which any of the assets of any Acquired Company is bound or affected, or any material license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of any Acquired Company or (d) result in the creation or imposition of any Encumbrance on any asset of any Acquired Company (except for Permitted Encumbrances).

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3.5.             Capitalization.

(a)                As of the date hereof, the authorized capital stock of the Company consists of (i) 150,000,000 shares of Company Common Stock, 56,890,366 shares of which are issued and outstanding as of the date hereof and (ii) 10,000,000 shares of Company Preferred Stock, (A) 4,400,000 shares of which have been designated Company Royalty Series Convertible Preferred Stock, 2,541,459 shares of which are issued and outstanding as of the date hereof; (B) 50,000 shares of which have been designated Company Series A Preferred Stock, 1,990 shares of which are issued and outstanding as of the date hereof; (C) 50,000 shares of which have been designated Company Series A-1 Preferred Stock, 10,460 shares of which are issued and outstanding as of the date hereof; and (D) 5,500,000 shares of which have not been designated to any specific series of Company Preferred Stock as of the date hereof. Section 3.5(a) of the Company Disclosure Letter contains a complete and correct list of each outstanding share of Company Capital Stock as of the date hereof, including the holder thereof.

(b)                The outstanding shares of Company Capital Stock (i) are duly authorized and validly issued, (ii) are free of any Encumbrances, (iii) were issued in compliance with all applicable Laws and (iv) were not issued in violation of any preemptive rights or rights of first refusal created by statute, the Company’s Organizational Documents, or any agreement to which the Company is a party. Except as set forth in Section 3.5(b) of the Company Disclosure Letter, (A) there are no Contracts to which the Company or any Subsidiary of the Company is a party relating to the issuance, sale, transfer or voting of any Equity Interests of any Acquired Company or any of its Subsidiaries and (B) there are no options, warrants, calls, rights, commitments or agreements obligating any Acquired Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any equity securities or obligating any Acquired Company to grant, or enter into any option, warrant, call, right, commitment or agreement relating to any Equity Interests of any Acquired Company. Except as set forth in Section 3.5(b) of the Company Disclosure Letter, there are no bonds, debentures, notes or other instrument of Indebtedness to which the Company or any Subsidiary of the Company is a party giving or purporting to give the holder thereof the right to vote or consent (or convertible into or exchangeable for securities of any Acquired Company having the right to vote or consent) on any matters on which the security holders of any Acquired Company may vote.

(c)                Section 3.5(c) of the Company Disclosure Letter sets forth accurate and complete information with respect to (x) the holder, the grant date, the vesting schedule, the exercise price (if applicable), the expiration date (if applicable), the shares underlying and the tax status (if applicable) of each Company Option, Company RSU Award and Company Warrant outstanding as of the date of this Agreement and (y) the intended holder, the vesting, the shares underlying and the tax status (if applicable) of each Company Option, Company RSU Award and/or Company Warrant promised by the Company but not yet granted. All outstanding Company Options and/or Company RSU Awards were granted pursuant to the terms of the applicable Company Plan. Each Company Option and Company RSU Award is exempt from Section 409A of the Code. Each Company Option characterized by the Company as an “incentive stock option” within the meaning of Section 422 of the Code complies with all of the applicable requirements of Section 422 of the Code.

(d)                Except as set forth in Section 3.5(d) or Section 3.15(m) of the Company Disclosure Letter, no agreement evidencing Company Options, Company RSU Awards or Company Warrants contains a provision for acceleration of vesting (or lapse of a repurchase right) or other changes in the vesting provisions or other terms of such agreement or understanding upon the occurrence of any event or combination of events, including in the case where the Company Plans or underlying awards are not assumed in an acquisition. The Company has no obligation (contingent or otherwise) to purchase or redeem any of its capital stock.

(e)                Other than Acquired Companies (other than the Company), of which Company is the sole stockholder, none of the Acquired Companies owns or controls, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. Each Acquired Company is not a participant in any joint venture, partnership or similar arrangement.

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3.6.             Litigation.

(a)                As of the date hereof, there are no Proceedings pending, or to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or any of their predecessors or against any officer, director, shareholder, employee or agent of the Company or any of its Subsidiaries in their capacity as such or relating to their employment services or relationship with the Company, its Subsidiaries, or any of their Affiliates, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, delay or impair the ability of the Company to consummate the Transactions.

(b)                As of the date hereof, neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any Governmental Order that restricts the manner in which the Company or any of its Subsidiaries conducts its business, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, delay or impair the ability of the Company to consummate the Transactions.

3.7.             Intellectual Property.

(a)                Section 3.7(a) of the Company Disclosure Letter sets forth an accurate and complete list as of the date of this Agreement of (i) each item of Company Registered Intellectual Property, (ii) the jurisdiction in which such item of Company Registered Intellectual Property has been registered or filed, the applicable application, registration, or serial or other similar identification number, the filing date or registration date and issuance or grant date, (iii) the record owner thereof, (iv) all registration, maintenance or renewal fees that are due or filings that must be made within one hundred and twenty (120) days of the date hereof for the purposes of maintaining, perfecting, preserving or renewing any registrations for such Company Registered Intellectual Property and (v) any other Person that has, or to the Company’s Knowledge, purports to have, an ownership interest in such item of Company Registered Intellectual Property and the nature of such ownership interest. The Company has provided to Parent complete and accurate copies of all invention disclosures, applications, material correspondence with any Governmental Authority, and other material documents related to the prosecution and maintenance of each such item of Company Registered Intellectual Property.

(b)                The Acquired Companies exclusively own all right, title and interest to and in the Company Intellectual Property (other than (i) Company Intellectual Property exclusively and non-exclusively licensed to any Acquired Company, as identified in Section 3.7(b)(i) of the Company Disclosure Letter and (ii) commercially available software products licensed to any Acquired Company under standard end-user object code license agreements (the “Off-the-Shelf Software Licenses”)), in each case, free and clear of any Encumbrances (other than Permitted Encumbrances). Without limiting the generality of the foregoing: (1) all documents and instruments necessary to register or apply for or renew registration of Company Registered Intellectual Property have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Authority; (2) each item of Company Registered Intellectual Property is and at all times has been filed and maintained in compliance with all applicable Laws (including without limitation all applicable duties of candor and good faith in dealing with any applicable patent office) and all filings, payments and other actions required to be made or taken to maintain such item of Company Registered Intellectual Property in full force and effect have been made by the applicable deadline; (3) except as set forth in Section 3.7(b)(i) of the Company Disclosure Letter, no funding, facilities, or personnel of any Governmental Authority or academic institution, were used, directly or indirectly, to develop or create, in whole or in part, any Company Intellectual Property by, for or on behalf of any Acquired Company; and (4) except as set forth in Section 3.7(b)(i), no Acquired Company has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Company Intellectual Property to any other Person. Section 3.7(b)(i) of the Company Disclosure Letter sets forth an accurate and complete list as of the date of this Agreement of each Contract pursuant to which any Person granted to any Acquired Company any license or right or interest in any Intellectual Property (other than Off-the-Shelf Software Licenses). The Company has delivered or made available to Parent, a complete and accurate copy of all Contracts listed on Section 3.7(b)(i) of the Company Disclosure Letter. With respect to each of such Contracts: (x) such Contract is valid and binding on the Acquired Companies, as applicable, and in full force and effect; (y) no Acquired Company has received any written notice of termination or cancellation under such Contract, or received any written notice of breach or default under such Contract, and there are no outstanding or, to the Company’s Knowledge, threatened, Proceeding with respect to any such Contracts; and (z) to the Company’s Knowledge, neither any Acquired Company, nor any other party to any such Contract, is in breach or default thereof in any material respect, and to the Company’s Knowledge, there does not exist any event that, with the giving of notice or the lapse of time or both, would constitute such a breach or default. Each Acquired Company has obtained and possesses valid licenses to use all Software present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their own use in connection with the business of the Acquired Companies. All Software necessary for the operation of the business of an Acquired Company is owned by the appropriate Acquired Company or has been properly licensed from the owner of such Software and the appropriate Acquired Company has sufficient licenses to cover every site, seat, copy, installation, and user of all such Software. No Contract to which an Acquired Company is a party contains a covenant not to compete or otherwise limits the ability of such Acquired Company to use or exploit fully any Company Intellectual Property.

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(c)                Section 3.7(c) of the Company Disclosure Letter sets forth an accurate and complete list as of the date of this Agreement of each Contract pursuant to which any Person has been granted by any Acquired Company any license, option, distribution right, or covenant not to sue under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company Intellectual Property, and except as set forth on Section 3.7(c) of the Company Disclosure Letter, there exists no obligation by any Acquired Company to assign, license or otherwise transfer any of the Company Intellectual Property to any Person. Except as set forth on Section 3.7(c) of the Company Disclosure Letter, the Company is not bound by, and no Company Intellectual Property is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of any Acquired Company to use, exploit, assert or enforce any Company Intellectual Property anywhere in the world. The Company has delivered or made available to Parent, a complete and accurate copy of all Contracts listed on Section 3.7(c) of the Company Disclosure Letter.

(d)                The consummation of the transactions contemplated by this Agreement will neither result in the modification, cancellation, termination, suspension of, or acceleration of any payments with respect to any Contract set forth on Section 3.7(b)(i) or Section 3.7(c) of the Company Disclosure Letter, nor give any third party to any such Contract the right to do any of the foregoing. Following the Closing, Parent, the Surviving Corporation or the applicable Acquired Company will be permitted to exercise all of the rights of such Person under such Contracts to the same extent such Person would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that any Acquired Company would otherwise be required to pay pursuant to such Contracts. Other than with respect to Off-the-Shelf Software Licenses, and the Contracts set forth on Section 3.7(b)(i) and Section 3.7(c) of the Company Disclosure Letter, there are no outstanding Contracts, options, licenses, agreements, claims, Encumbrances or shared ownership interests of any kind relating to (i) any Company Intellectual Property in which any Acquired Company has an ownership interest, or (ii) to the Company’s Knowledge, any other Company Intellectual Property.

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(e)                The registered Intellectual Property rights within the Company Registered Intellectual Property are to the Company’s Knowledge valid and enforceable. There is no pending or, to the Company’s Knowledge threatened: inter partes review, opposition, cancellation, interference, reexamination, post grant review, or other Proceeding, in each case before a court or other Governmental Authority (collectively, “Disputes”) challenging the legality, validity, enforceability, inventorship, ownership, or right to use, sell, license or dispose of any of the Company Intellectual Property or alleging any misuse of any of the Company Intellectual Property (provided the foregoing representation is made to the Company’s Knowledge with respect to Intellectual Property licensed to any Acquired Company). The Company Intellectual Property is not subject to any outstanding Order, settlement or other disposition as a result of a Proceeding (provided the foregoing representation is made to the Company’s Knowledge with respect to Intellectual Property licensed to any Acquired Company), and no Acquired Company has received any written notice asserting that any Company Intellectual Property or the proposed use, sale, license or disposition thereof conflicts with or infringes or misappropriates or will conflict with or infringe or misappropriate the rights of any other Person.

(f)                 The Acquired Companies have taken commercially reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all Trade Secrets included in the Company Intellectual Property. To the Company’s Knowledge, there have been no unauthorized disclosures of any Trade Secrets of any Acquired Company. To the Company’s Knowledge, no current or former Company Stockholder, officer, director or employee of any Acquired Company has any claim, right (whether or not currently exercisable), or interest to or in any Company Intellectual Property. To the Company’s Knowledge, no employee of or consultant to any Acquired Company is (i) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for any Acquired Company or (ii) in breach of any Contract with any former employer or other Person concerning, or confidentiality provisions protecting trade secrets and confidential information comprising, Company Intellectual Property. To the Company’s Knowledge, there are no inventions of any employees or consultants of the Acquired Companies that are necessary to the operations of the Acquired Companies that were made prior to their employment by any Acquired Company.

(g)                The Company Intellectual Property constitutes all Intellectual Property necessary for the Acquired Companies to conduct the business of the Acquired Companies as currently conducted. The operation by the Acquired Companies of their businesses as currently conducted and as currently proposed to be conducted does not and will not infringe upon, misappropriate, use without authorization, or otherwise violate, nor has the operation of such businesses ever infringed upon, misappropriated, used without authorization or otherwise violated, the Intellectual Property rights of any Person. There is no Proceeding pending, or to the Company’s Knowledge threatened, against an Acquired Company relating to any Intellectual Property used or allegedly used in the conduct of the business of an Acquired Company as currently conducted and as currently proposed to be conducted. The Acquired Companies own or possess sufficient legal rights to, and have the right to bring actions for the infringement of, all Company Intellectual Property without any conflict with, or infringement of, the rights of others (but subject to any rights or obligations with respect to Company Intellectual Property licensed to any Acquired Company pursuant to any Contract set forth on Section 3.7(b)(i) of the Company Disclosure Letter). No Acquired Company has received any communications alleging that any Acquired Company has, or by conducting its business, would infringe upon, misappropriate, use without authorization, or otherwise violate any of the Intellectual Property of any other Person (including any request or demand that an Acquired Company license or refrain from using any Intellectual Property rights of any Person). No formal, written legal opinion concerning or with respect to any third party Intellectual Property relating to any technology or process or product developed or proposed to be developed, marketed or sold by any Acquired Company, including without limitation any freedom-to-operate, product clearance, or right-to-use opinion, has been conducted by or on behalf of, or delivered to any Acquired Company. To the Company’s Knowledge, no third party is infringing upon, or violating any license or agreement with any Acquired Company relating to any Company Intellectual Property. To the Company’s Knowledge, no Person is (or has in the past been) infringing upon, misappropriating, using without authorization or otherwise violating any Company Intellectual Property owned by an Acquired Company. No Acquired Company has brought any Proceeding against any Person alleging infringement, misappropriation, unauthorized use or other violation of any such Intellectual Property. No Acquired Company has made, sent or otherwise delivered to any Person any charge, complaint, claim, demand or notice alleging any past, present or future infringement, misappropriation, unauthorized use or other violation of any Company Intellectual Property (including any request or demand that such Person license or refrain from using any Company Intellectual Property).

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(h)                Except as set forth in Section 3.7(h) of the Company Disclosure Letter, (i) no Acquired Company is bound by any Contract to indemnify, defend, hold harmless or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation or similar claim, and (ii) to the Company’s Knowledge, no Acquired Company has ever assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property, which assumption, agreement or responsibility remains in force as of the date of this Agreement.

(i)                 No current or former Employee or contractor of any Acquired Company who has authored, co-authored or otherwise contributed to the conception or development of any Intellectual Property on behalf of an Acquired Company has filed, asserted in writing, or threatened in writing any claim against an Acquired Company in connection with his or her involvement with any such Intellectual Property, and no such current or former Employee or contractor has any Intellectual Property rights of any kind now used or necessary for the Company which Intellectual Property rights have not been assigned to the Company.

(j)                  Section 3.7(j) of the Company Disclosure Letter separately lists and identifies all Software necessary for the business of an Acquired Company (“Company Software”) except for Open Source Software. To the Company’s Knowledge, the Software contained in the Company Intellectual Property substantially performs in accordance with the documentation and other written materials related to such Software, and to the Company’s Knowledge, is free from all viruses, worms, Trojan horses, and other material defects in programming and operations. Each Acquired Company has taken commercially reasonable steps to safeguard the confidentiality for such Software. The Company has not disclosed or licensed any source code to any Person (including to a third party escrow agent) other than to employees or contractors performing services on the Company’s behalf who are bound by obligations of confidentiality. No Person has any right to access or use any source code for any software that is owned by an Acquired Company for any purpose other than the conduct of the Business, and to the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, nor will this Agreement or the transactions contemplated hereby, result in the disclosure or release of such source code by an Acquired Company, the escrow agent(s) (if any), or any other Person to any Person.

(k)                The Acquired Companies have sufficient rights to use all Software, including middleware, databases, and systems, information technology equipment necessary to the operation of the business of the Acquired Companies (the “IT Assets”) all of which rights shall survive in all material respects by the consummation of the transactions contemplated hereby. The Acquired Companies do not use, rely on or contract with any Person to provide services bureau, outsourcing or other computer processing services to the Acquired Companies except as described in Section 3.7(k)(i) of the Company Disclosure Letter. The IT Assets have not materially malfunctioned or failed within the past three years and to the Company’s Knowledge, do not contain any viruses, bugs, faults or other devices or effects that (i) enable or assist any Person to access without authorization or disable, erase or otherwise impair in any way the IT Assets, or (ii) otherwise materially adversely affect the functionality of the IT Assets. The Acquired Companies have taken commercially reasonable steps to provide for the remote-site back-up of data and information necessary for the conduct of the Business and have in place commercially reasonable disaster recovery and business continuity plans, procedures and facilities, as described in Section 3.7(k)(ii) of the Company Disclosure Letter. To the Knowledge of the Company, no Person has gained unauthorized access to any IT Assets during the past three years. The Acquired Companies have taken commercially reasonable efforts to maintain safeguards, security measures and procedures against the unauthorized access, disclosure, destruction, loss, or alteration of customer data or information (including any personal or device-specific information) in its possession or control that comply with any applicable contractual and legal requirements.

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(l)                  Section 3.7(l)(i) of the Company Disclosure Letter identifies (i) each item of Open Source Software that is contained in, linked to or distributed with any of the Software in the Company Intellectual Property, (ii) the applicable Open Source Software license and (iii) the products, technology or services of Company to which each such item of Open Source Software relates. Except as set forth in Section 3.7(l)(ii) of the Company Disclosure Letter, no Open Source Software is incorporated (either directly by any Acquired Company, or indirectly, by the incorporation of Third Party software that itself incorporates Open Source Software) into or distributed with any of the Company Intellectual Property, and no product, technology or service of any Acquired Company is intermingled or bundled with or otherwise derived from or contains part of any Open Source Software. No Acquired Company has used any Open Source Software that (y) creates or imposes, or purports to create or impose, any obligation on any Acquired Company with respect to any product, service or technology of the Company Group with respect to the Company Intellectual Property, or (z) grants, or purports to grant, to any Person, any rights or immunities under any of the Company Intellectual Property (including by using any Open Source Software that requires, as a condition of use, modification and/or distribution of such Open Source Software that other Software incorporated into, derived from or distributed with such Open Source Software be (A) disclosed or distributed in source code form, (B) licensed for the purpose of making derivative works, or (C) be redistributable at no charge).

(m)               The Acquired Companies have complied in all material respects with all Internet domain name registration and other requirements of Internet domain administration authorities concerning all domain names that are Company Owned Intellectual Property, and operated all websites associated with such domain names in accordance with all applicable Laws. The appropriate Acquired Company is the owner of, or has sufficient rights to display or make available, all content, data, and other information displayed or made available, as applicable, on all websites associated with any domain name included in the Company Intellectual Property.

3.8.             Agreements; Actions.

(a)                Except for this Agreement and the Contracts listed in Section 3.8(a) of the Company Disclosure Letter (any such Contract listed or required to be listed on Section 3.8(a) of the Company Disclosure Letter, a “Material Contract”), there are no Contracts to which any Acquired Company is a party or by which it is bound that involve (i) obligations (contingent or otherwise) of, or payments to, the Acquired Companies in excess of $1,000,000 on an annual basis, (ii) the license of any patent, copyright, trademark, trade secret or other proprietary right to or from any Acquired Company (other than Off-the-Shelf Software Licenses) which such license is material to the Acquired Companies, (iii) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other Person that limit the Acquired Companies’ exclusive right to develop, manufacture, assemble, distribute, market or sell its products, (iv) the sharing of revenues, profits, losses, costs or Liabilities or for joint research, development, marketing or distribution, including any partnership, joint venture or similar Contract, (v) any employment agreements and consulting agreements (except for any Acquired Company’s standard form consulting agreements) which involve payments by any Acquired Company in excess of $1,000,000 on an annual basis, (vi) any agreement under which any Acquired Company is restricted from carrying on any business anywhere in the world (other than non-disclosure agreements and customer contracts entered into in the Ordinary Course of Business that contain non-solicitation obligations), (vii) any agreement with any Governmental Authority, (viii) any agreement that grants exclusive or preferential rights or “most favored nations” status to any person or other similar restrictions, rights or obligations, binding on the Company or any of its Subsidiaries, (ix) any agreement that prohibits the Company or any of its Subsidiaries from soliciting any customers or strategic partners, (x) any agreement evidencing any Indebtedness of any Acquired Company, granting any Lien on any asset of any Acquired Company, extending credit to any Person, or granting a material performance bond, letter of credit or any other similar instrument in excess of $500,000, (xi) any agreement that requires the Company or any of its Subsidiaries, or any successor to or acquirer of the Company, to make any payment to another person as a result (in whole or in part) of the transactions contemplated by this Agreement (a “Change in Control Payment”) or gives another Person a right to receive or elect to receive a Change in Control Payment, (xii) any agreement which grants any person a right of first refusal, right of first offer or similar right with respect to any properties, assets or businesses of the Company or any of its Subsidiaries, (xiii) any agreement for the disposition of a material portion of any Acquired Company’s assets or (xiv) any agreement for the acquisition by any Acquired Company of the business or securities or other ownership interests of another Person.

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(b)                (i) Each Material Contract is a valid and binding agreement of the applicable Acquired Company and is in full force and effect, subject to the Enforceability Exceptions, (ii) each Acquired Company has performed, in all material respects, all obligations required to be performed by it under each of the Material Contracts to which it is a party, (iii) each Acquired Company is not, and, to the Company’s Knowledge, no other party is, in default or breach in any material respect under the terms of any Material Contract, and no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (A) result in a material violation or breach of any of the provisions of any Material Contract, (B) give any Person the right to declare a material default under any Material Contract, (C) give any Person the right to accelerate the maturity or performance of any grant or rights or other obligation under a Material Contract or (D) give any Person the right to cancel, terminate or modify any Material Contract and (iv) as of the date of this Agreement, no Acquired Company nor any Affiliate has received any written notice or other written communication regarding a material violation or breach of, or material default under, or the cancellation or termination of any Material Contract or regarding any counterparty’s intent to cancel or terminate any Material Contract.

(c)                Except for this Agreement and the Transactions, each of the Acquired Companies has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

3.9.             Certain Transactions. Except as set forth in Section 3.9 of the Company Disclosure Letter, there are no transactions, Contracts, agreements, arrangements or understandings or series of related transactions, Contracts, agreements, arrangements or understandings (each, an “Affiliate Transaction”), nor are there any of the foregoing currently proposed, that (if proposed but not having been consummated or executed, if consummated or executed) would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act other than, in any such case, compensation paid to and/or benefits provided in the ordinary course to an Affiliate who is an employee, independent contractor or director. The Company has made available to Parent copies of each Contract or other relevant documentation (including any amendments or modifications thereto) available as of the date of this Agreement with respect to each Affiliate Transaction.

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3.10.          Property. All material property and assets reflected on the books of any Acquired Company as owned by an Acquired Company is owned by such Acquired Company, free and clear of all Encumbrances, except for Permitted Encumbrances. With respect to the property and assets it leases, each Acquired Company is in compliance in all material respects with such leases and, to the Company’s Knowledge, holds a valid leasehold interest free of any Encumbrances other than those of the lessors of such property or assets. No Acquired Company owns, or has ever owned, any real property. The material property and assets of the Company are sufficient for it to conduct its Business as currently conducted and as proposed to be conducted and are in good condition and working order.

3.11.          Financial Statements.

(a)                The Company has delivered to Parent (a) its audited consolidated financial statements as of and for the years ended December 31, 2019 and December 31, 2020 and (b) its unaudited consolidated financial statements (including balance sheet, income statement, statement of stockholders’ equity and statement of cash flows) as of June 30, 2021 (the “Company Balance Sheet Date”) and for the six (6) month period ended on the Company Balance Sheet Date (collectively, the “Company Financial Statements”). The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and in accordance with the requirements of the Public Company Accounting Oversight Board for public companies. The Company Financial Statements fairly present in all material respects, the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein. Since June 30, 2021, except as required by applicable Law or U.S. GAAP, there has been no change in any accounting principle, procedure or practice by the Company or in the method of applying any such principle, procedure or practice.

(b)                The Company maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to property is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.12.          Undisclosed Liabilities. As of the date of this Agreement, no Acquired Company has any Liabilities, other than: (a) Liabilities reserved for or disclosed on the Company Balance Sheet or in the notes thereto; (b) Liabilities incurred in the Ordinary Course of Business since the Company Balance Sheet Date; (c) Liabilities under executory Contracts identified on the Company Disclosure Letter; (d) Liabilities arising under this Agreement, (e) as set forth on Section 3.12 of the Company Disclosure Letter, or (f) that would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole.

3.13.          Absence of Changes. From September 30, 2021 until the date of this Agreement, (a) the Acquired Companies have conducted in all material respects their respective businesses in the ordinary course and in a manner consistent with past practice; (b) there has not been any Material Adverse Effect; and (c) the Company has not taken any action that, if taken after the date of this Agreement and prior to the consummation of the Merger, would require the consent of Parent pursuant to Section 5.1.

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3.14.          Employee Benefits Matters.

(a)                Section 3.14(a) of the Company Disclosure Letter sets forth a list of each “employee benefit plan,” as defined in Section 3(3) of ERISA, and each employment, severance or similar Contract and each other plan, agreement, offer letter, policy, program, commitment or arrangement (written or oral) providing for compensation, bonuses, commission, profit-sharing, retention, equity or other equity-related rights, incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, welfare benefits, life, accident, dental or vision benefits, tuition benefits, vacation or paid-time-off, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits, change of control payments, post-employment or retirement benefits and other employee benefits, in any case, which is maintained, administered or contributed to by the Acquired Companies or any ERISA Affiliate thereof and covers any employee or former employee of any Acquired Company, or with respect to which any Acquired Company has or may have any liability (whether actual or contingent) (collectively, the “Employee Plans”).

(b)                With respect to each Employee Plan, the Company has made available to Parent, to the extent applicable, accurate and complete copies of (i) the Employee Plan document, including any amendments thereto, and all related trust documents, insurance contracts or other funding vehicles, (ii) a written description of such Employee Plan if such plan is not set forth in a written document, (iii) non-discrimination testing results for the three most recently completed plan years, (iv) the most recently prepared actuarial report for any Employee Plan that is funded, and (v) all material and non-routine correspondence to or from any Governmental Authority received in the last three years with respect to any Employee Plan.

(c)                Each Employee Plan has been established, operated and administered in accordance with its terms and in compliance in all material respects with applicable Law, including any applicable provisions of ERISA and the Code. All contributions or other amounts payable by the Company or any of its Subsidiaries with respect to each Employee Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP. There are no Proceedings (other than routine claims for benefits) pending, or to the Knowledge of the Company, threatened in writing by, on behalf of or against any Employee Plan that could reasonably be expected to result in any material liability to the Company or any of its Subsidiaries.

(d)                With respect to each Employee Plan, the Company has made available to Parent, to the extent applicable, accurate and complete copies of (i) the most recent summary plan description together with any summaries of all material modifications thereto, (ii) the most recent IRS determination or opinion letter issued with respect to such plan, and (iii) the three most recently filed annual reports (Form 5500 or 990 series and all schedules and financial statements attached thereto).

(e)                Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be qualified under Section 401(a) of the Code (or time is remaining to apply for such determination), and to the Knowledge of the Company, nothing has occurred that would reasonably be expected to adversely affect the qualification of any such Employee Plan. With respect to any Employee Plan, except as would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries has engaged in a transaction in connection with which the Company or any of its Subsidiaries reasonably could be expected to be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code.

(f)                 Neither the Company nor any ERISA Affiliate has maintained, established, sponsored, or contributed to (or had any obligation to contribute) in the last six years to a plan that is: (i) a “pension plan” within the meaning of Section 3(2) of ERISA that is subject to Section 412 of the Code or the minimum funding standards under Section 302 or Title IV of ERISA; (ii) a “multiple employer plan” within the meaning of Section 413(c) of the Code; or (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

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(g)                Neither the Company nor any ERISA Affiliate has maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any obligation or liability (including any contingent liability) under, any Multiemployer Plan in the last six years.

(h)                Except for group health plan continuation coverage as required by applicable Law and for which the covered individual pays the full cost of coverage, no Employee Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits coverage to any Person, and none of the Company or any of its Subsidiaries has any obligation to provide such benefits.

(i)                 Each Employee Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code ) is in documentary compliance with, and has been operated and administered in all material respects in compliance with, Section 409A of the Code and the guidance issued by the IRS provided thereunder. All Company Options have an exercise price at least equal to the fair market value of Company Common Stock on the date of grant of such Company Options.

(j)                 Neither the execution and delivery of this Agreement nor the consummation of the Transactions could, either alone or in combination with another event, (i) entitle any Company Employee to severance pay or any material increase in severance pay, (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such Company Employee, (iii) result in the requirement or obligation to fund any Employee Plan, or (iv) result in the payment of any amount that could individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(k)                Neither the Company nor any Subsidiary has any obligation to provide, and no Employee Plan or other agreement provides, any individual with the right to, a gross up, indemnification or reimbursement payment for any excise or additional taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code.

(l)                 No Employee Plan is subject to the laws outside of the United States.

(m)              The Company has not materially modified, terminated or created any material Employee Plan since December 31, 2020

(n)                Each Employee Plan that is subject to the Patient Protection and Affordable Care Act , as amended by the Health Care and Education Reconciliation Act of 2010 (the “Affordable Care Act”) has been established, maintained and administered in compliance with the requirements of the Affordable Care Act. No event has occurred nor circumstances exist that would cause the Acquired Companies to be subject to any Taxes assessable under Sections 4980H(a) and 4980H(b) of the Code. The Acquired Companies have complied in all material respects with the annual health insurance coverage reporting requirements under Code Sections 6055 and 6056.

3.15.          Labor Matters.

(a)                Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other agreement with a labor union or like organization, and to the Knowledge of the Company, there are no activities or Proceedings by any individual or group of individuals, including representatives of any labor organizations or labor unions, to organize any employees of the Company or any of its Subsidiaries.

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(b)                As of the date of this Agreement and in the last three (3) years, there is no, and has not been any, strike, lockout, slowdown, work stoppage, unfair labor practice or other material labor dispute, or material arbitration or grievance pending, or to the Knowledge of the Company, threatened in writing that would reasonably be expected to interfere in any material respect with the respective business activities of the Company or any of its Subsidiaries or prevent, materially delay or materially impair the ability of the Company to consummate the Transactions. Each of the Company and its Subsidiaries has been, and is, in compliance in all material respects with all applicable Law respecting labor, employment and employment practices, terms and conditions of employment, wages and hours, discrimination, harassment, retaliation, worker classification, leaves of absence, and occupational safety and health. The Company and its Subsidiaries are not aware of any allegations relating to officers, directors or employees of the Company or its Subsidiaries, that, if known to the public, would bring the Company or its Subsidiaries into material disrepute. Neither the Company nor any of its Subsidiaries has retained or engaged any worker as an independent contractor or consultant. There has never been any suit, charge, claim or litigation against the Company or its Subsidiaries relating to any labor, employment or health and safety matters. Neither the Company nor its Subsidiaries have been subject to any audit or investigation by the U.S. Department of Labor, the Occupational Safety and Health Administration and/or their respective state and local analogues. All employees of the Company and its Subsidiaries are legally entitled to work in the United States, and the Company maintains accurate and complete Form I-9s for all current employees. Neither the Company nor its Subsidiaries are delinquent in any payments to employees, and neither the Company nor its Subsidiaries are liable for any arrears to any employees.

3.16.          Tax Matters.

(a)                Except as set forth on Section 3.16 of the Company Disclosure Letter, each Acquired Company has duly and timely filed with the appropriate Tax authorities all Tax Returns required to be filed. All such Tax Returns are complete and accurate in all material respects. All Taxes required to be paid and for which any Acquired Company is liable (whether or not shown on any Tax Returns) have been paid. No Acquired Company is currently the beneficiary of any extension of time within which to file any Tax Return (other than automatic extensions obtained in the Ordinary Course of Business). No written claim has ever been made by a Tax authority or other Governmental Authority in a jurisdiction where any Acquired Company does not file Tax Returns that such Acquired Company is or may be subject to taxation by that jurisdiction.

(b)                Since the Company Balance Sheet Date, no Acquired Company has incurred any liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

(c)                No deficiencies for Taxes with respect to any Acquired Company have been claimed, proposed or assessed in writing by any Tax authority or other Governmental Authority. There are no pending or, to the Knowledge of the Company, threatened audits, assessments or other actions for or relating to any liability in respect of Taxes of any Acquired Company. No Acquired Company (or any predecessor thereof) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency that is still in effect, nor has any request been made in writing for any such extension or waiver that is still pending.

(d)                There are no liens for Taxes upon any property or asset of the Company (other than statutory liens for current taxes not yet due and payable).

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(e)                The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) beginning after the Closing Date as a result of any installment sale or other transaction on or prior to the Closing Date, any accounting method change made or required to be made on or prior to the Closing Date or any agreement with any Tax authority entered into on or prior to the Closing Date, the use of an improper method of accounting for any period or portion thereof ending prior to the Closing Date, any private letter ruling obtained by the Company prior to the Closing, any prepaid amount received on or prior to the Closing, an election under Section 108(i) of the Code or election under Section 965(h) of the Code, or any intercompany transaction or excess loss account described in the Treasury Regulations promulgated pursuant to Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign law) in respect of taxable periods (or portions thereof) effected or existing prior to the Closing.

(f)                 No Acquired Company is a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or Contract which is treated as a partnership for Tax purposes and with respect to which it treats itself as a partner for Tax purposes.

(g)                No Acquired Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract (other than customary provisions in Contracts not primarily relating to Taxes).

(h)                No Acquired Company has been a party to a transaction that is or is substantially similar to a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law.

(i)                 No Acquired Company has ever been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group of which the Company is the common parent) or a combined, consolidated, unitary or other affiliated group Tax Return for state, local or foreign Tax purposes.

(j)                 Each Acquired Company has timely withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, and equityholders of such Acquired Company or other Person. Each Acquired Company has properly classified all individuals providing services to it as employees or non-employees for all relevant Tax purposes.

(k)                In the last three years, no Acquired Company has been a party to any distribution that the parties to which treated as satisfying the requirements of Section 355 of the Code.

(l)                 The Company operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Treas. Reg. §1.368-1(d).

(m)              The Company has not taken or agreed to take any action that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. To the Knowledge of the Company, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Transaction from qualifying for the Intended Tax Treatment.

(n)                No Acquired Company has requested, applied for, or sought any relief, assistance or benefit with respect to Taxes from any Governmental Authority under any COVID-19 Measures, including the deferral of any Taxes from a taxable period (or portion thereof) ending on the Closing Date to a taxable period (or portion thereof) beginning after the Closing Date.

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3.17.          Insurance. The Company has made available to Parent a list of, and accurate and complete copies of, all material insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of each Acquired Company as of the date of this Agreement, each of which is in full force and effect. Other than claims made in the ordinary course, there are no pending claims under any such policies or bonds, including any claims for loss or damage to the properties, assets or business of the Acquired Companies. All premiums payable under all such policies and bonds have been timely paid and each Acquired Company has otherwise complied in all material respects with the terms and conditions of all such policies and bonds. There has not been any actual, or to the Company’s Knowledge, threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such policies or bonds. No Acquired Company has any self-insurance or co-insurance programs.

3.18.          Compliance with Laws; Permits.

(a)                Each Acquired Company is, and for the past three (3) years has been, in compliance, in all material respects, with any applicable Law. Currently and for the past three (3) years, each Acquired Company has had all material Permits, and each Acquired Company is and has been in compliance with each such Permit. No Acquired Company has received any written notice or other written communication regarding any violation of or failure to comply with any term or requirement of any material Permit held as of the date hereof by such Acquired Company or any revocation, withdrawal, suspension, cancellation, termination or modification of any such Permit. Section 3.18 of the Company Disclosure Letter sets forth (a) an accurate and complete list of all material Permits issued to each Acquired Company and (b) an accurate and complete list of all material Permits for which each Acquired Company has applied or has taken the steps necessary to secure or maintain or that each Acquired Company otherwise intends to obtain (in each case, with respect to material Permits that have not yet been obtained by the applicable Acquired Company). Each such material Permit has that been validly issued or obtained is, and immediately following the consummation of the transaction contemplated hereby will be, in full force and effect.

(b)                To the Company’s Knowledge, no officer, director, employee, or representative or agent of the Company has entered into any contract, agreement or arrangement, or made any financial or affiliation arrangements with any Person with whom the Company has or hopes to have a business relationship that is illegal or in non-compliance with any Laws.

3.19.          Environmental and Safety Laws. To the Company’s Knowledge, (a) each Acquired Company is and has been in compliance, in all material respects, with all Environmental Laws; (b) there has been no release or to the Company’s Knowledge threatened release of any pollutant, contaminant or toxic or hazardous material, substance or waste or petroleum or any fraction thereof (each a “Hazardous Substance”), on, upon, into or from any site currently or heretofore owned, leased or otherwise used by any Acquired Company; (c) there have been no Hazardous Substances generated by any Acquired Company that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any governmental authority in the United States; and (d) there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by any Acquired Company, except for the storage of hazardous waste in compliance with Environmental Laws.

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3.20.          FDA Regulation.

(a)                Each Acquired Company is and has been in material compliance with all applicable Laws administered or issued by the U.S. Food and Drug Administration (the “FDA”) or any similar Governmental Authority, including the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 201 et seq.) and the Public Health Service Act (42 U.S.C. §§ 262-263), the regulations promulgated thereunder, and all other Laws regarding developing, testing, manufacturing, labeling, transportation, importing, exporting, marketing, distributing or promoting the products of the Acquired Companies (“FDA Laws”). To the Knowledge of each Acquired Company, there are no facts or circumstances that reasonably would be expected to give rise to any material liability under any FDA Laws.

(b)                No Acquired Company nor any of its facilities has been subject to a FDA or other Governmental Authority shutdown or import or export prohibition, nor received any FDA Form 483 or other Governmental Authority notice of inspectional observations, warning letter, untitled letter, or other notice or correspondence from the FDA or other Governmental Authority alleging or asserting noncompliance with any FDA Law, Regulatory Permit, or any request or requirement of the FDA or other Governmental Authority, and, to the Company’s Knowledge, neither the FDA nor any other Governmental Authority is considering such action.

(c)                All preclinical and clinical investigations sponsored or conducted by or on behalf of any Acquired Company are being and have been conducted in material compliance with applicable research protocols and FDA Laws, and neither the FDA nor any other Governmental Authority has initiated, or, to the Company’s Knowledge, threatened to initiate any action to place a clinical hold on, or otherwise terminate, materially delay, limit, or suspend any clinical investigation conducted or proposed to be conducted by or on behalf of any Acquired Company.

(d)                All applications, notifications, submissions, and information submitted to the FDA or other Governmental Entity relating to products that are regulated under FDA Laws, including product candidates being researched, tested, and developed, when submitted to the FDA or other Governmental Entity were true, complete and correct in all material respects as of the date of submission (or were corrected in or supplemented by a subsequent submission) and any necessary or required material updates, changes, corrections or modification to such applications, submissions, information and data have been submitted to the FDA or other Governmental Entity. To the Knowledge of the Company there are no facts or circumstances that would be reasonably likely to lead the revocation, suspension, limitation, or cancellation of a Regulatory Permit required under FDA Laws. Neither the FDA nor any other Governmental Authority has recommended any action be taken by any Acquired Company during the course of a clinical trial that materially delayed, limited, modified or suspended it.

(e)                Neither of any Acquired Company, nor, to the Knowledge of any Acquired Company, any officer, employee, or agent of any Acquired Company has made an untrue statement of a material fact or fraudulent or misleading statement to a Governmental Entity, failed to disclose a material fact required to be disclosed to a Governmental Entity, or committed an act, made a statement, or failed to make a statement that would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto (the “FDA Ethics Policy”). To the Knowledge of the Company, none of the aforementioned is or has been under investigation resulting from any allegedly untrue, fraudulent, misleading, or false statement or omission, including data fraud, or had any action pending or threatened relating to the FDA Ethics Policy.

(f)                 No Acquired Company, nor to any Acquired Company’s knowledge, any officer, employee or agent of an Acquired Company has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in (i) debarment under 21 U.S.C. Section 335a or any similar Law, or (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar Law.

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3.21.          Foreign Corrupt Practices Act. No Acquired Company nor any of its directors, officers, employees or, to the Knowledge of the Company, agents have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), foreign political party or official thereof or candidate for foreign political office for the purpose of (a) influencing any official act or decision of such official, party or candidate, (b) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign Governmental Authority, or (c) securing any improper advantage, in the case of (a), (b) and (c) above in order to assist any Acquired Company or any of its Affiliates in obtaining or retaining business for or with, or directing business to, any Person. No Acquired Company nor any of its directors, officers, employees or, to the Knowledge of the Company, agents have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation. Neither the Acquired Companies, nor to the Knowledge of the Company, any director, officer, agent, employee, Affiliate or Person acting on behalf of the Company is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”).

3.22.          Data Privacy. In connection with its collection, storage, transfer (including any transfer across national borders) and/or use of any Personal Information, each Acquired Company is and has been, to the Company’s Knowledge, in material compliance with all applicable Laws in all relevant jurisdictions, such Acquired Company’s privacy policies and the requirements of any contract or codes of conduct to which such Acquired Company is a party. Each Acquired Company has commercially reasonable physical, technical, organizational and administrative security measures and policies in place designed to protect all Personal Information collected by it or on its behalf from and against unauthorized access, acquisition, modification, use and/or disclosure. To the extent an Acquired Company maintains or transmits protected health information, as defined under 45 C.F.R. § 160.103, such Acquired Company is in material compliance with the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, including all rules and regulations promulgated thereunder. Each Acquired Company is and has been, to the Company’s Knowledge, in material compliance in all material respects with all Laws relating to data loss, theft and breach of security notification obligations. No Acquired Company has received any written claim, notice, inquiry, or demand from any Person, Governmental Authority, consumer advocacy groups, or industry or trade organizations, and no action, suit or proceeding has been asserted or commenced, alleging that an Acquired Company is in violation of Privacy and Security Laws. No Acquired Company has had any breaches or lapses of security, denial of service attacks, nor any unauthorized access to, use, modification, acquisition, disclosure of, or other misuse of any Personal Information or confidential information. To the Company’s Knowledge, the execution, delivery, or performance of this Agreement by the Acquired Companies and the consummation of the transactions contemplated by this agreement will not (i) violate in any material respect any Privacy and Data Security Laws or contracts that are applicable to the processing of Personal Information by the Acquired Companies; (ii) require Acquired Companies to provide any notice to, or seek any consent from any employee, customer, service provider or other third party thereunder as it relates to Personal Information; or (iii) under Privacy and Data Security Laws or applicable contracts, restrict, impair, or limit the ability of the Acquired Companies or Parent or Merger Sub to use Personal Information after the Closing.

3.23.          Takeover Statutes. The Company Board has taken all actions necessary so that the restrictions on take-over bids, equity acquisitions, business combinations and equityholder vote and any other “moratorium”, “control share acquisition”, “business combination”, “fair price” or other similar anti-takeover laws or regulations that are or may purport to be applicable will not apply with respect to or as a result of the Merger or the other transactions contemplated by this Agreement.

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3.24.          No Brokers. Except for the fees payable to Persons set forth on Section 3.24 of the Company Disclosure Letter (which fees shall be the sole responsibility of the Company), there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of any Acquired Company or who is or may be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

3.25.          Information Supplied. None of the information relating to the Acquired Companies supplied by or on behalf of the Company in writing specifically for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement will, as of (i) the time the Registration Statement becomes effective under the Securities Act, (ii) the date of mailing of the Proxy Statement to the holders of Parent Common Stock, (iii) the time of the Special Meeting or (iv) the Closing, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except for any change disclosed in writing by or on behalf of the Company to Parent or its counsel prior to the filing thereof pursuant to Section 7.1 hereof. Notwithstanding the foregoing provisions of this Section 3.25, no representation, warranty or covenant is made by the Company with respect to information or statements made or incorporated by reference in the Registration Statement or the Proxy Statement that were not furnished by or on behalf of the Company in writing for inclusion or incorporation by reference therein, including any information furnished by or on behalf of Parent in writing specifically for inclusion or incorporation by reference therein.

3.26.          No Additional Representations or Warranties. Except as provided in this Article III or in the Company Closing Certificate, neither any Acquired Company, nor any of their respective Affiliates, nor any of their respective directors, officers, employees, shareholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Parent or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Parent or its Affiliates. Without limiting the foregoing, Parent acknowledges that Parent, together with its advisors, has made its own investigation of Acquired Companies and is not relying on any implied warranties or upon any representation or warranty whatsoever as to the prospects (financial or otherwise) or the viability or likelihood of success of the business of the Acquired Companies as conducted after the Closing, as contained in any materials provided by the Company or any of its Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or representatives or otherwise. For the purposes herein, any information provided to, or made available to, Parent by the Acquired Companies shall include any and all information that may be contained or posted prior to 5:00 p.m. (Eastern Time) three (3) Business Days prior to the execution of this Agreement in the electronic data room established by the Company or its representatives in connection with the Transactions.

Article IV.
REPRESENTATIONS AND WARRANTIES OF parent and merger sub

Except as disclosed in the Parent SEC Documents filed with or furnished to the SEC prior to the date of this Agreement (other than any risk factor disclosures or other similar cautionary or predictive statements therein), Parent and Merger Sub hereby jointly and severally represent and warrant to the Company, as of the date hereof, as follows, except as otherwise set forth on the Parent Disclosure Letter, which exceptions shall apply to (a) the representations and warranties or covenants contained in the Section of this Agreement to which the applicable Section of the Parent Disclosure Letter corresponds in number, (b) any representation and warranty or covenant to which it is referred by cross reference and (c) any other representation or warranty or covenant to the extent it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such representation or warranty or covenant:

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4.1.             Organization, Existence and Power.

(a)                Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority required to carry on its business as now conducted, to own or use the properties and assets that it purports to own or use and to perform all of its obligations under all Contracts. Each of Parent and Merger Sub is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect on Parent. Parent has made available to the Company prior to the date hereof complete and accurate copies of its Organizational Documents and the Organizational Documents of each Subsidiary of Parent, each as currently in effect.

(b)                All of the issued and outstanding shares of capital stock of, or other Equity Interests in, each Subsidiary of Parent have been validly issued and are fully paid and nonassessable and are wholly owned, directly or indirectly, by Parent free and clear of all Encumbrances, other than Permitted Encumbrances. Section 4.1(b) of the Parent Disclosure Letter sets forth an accurate and complete list as of the date hereof of each Subsidiary of Parent and each Person in which Parent or any of its Subsidiaries owns an Equity Interest or other voting interest, together with (i) the jurisdiction of incorporation or organization, as the case may be, of each Subsidiary of Parent or such other Person and (ii) the type and percentage of interest held, directly or indirectly, by Parent in each of its Subsidiaries or in each such other Person.

4.2.             Authorization.

(a)                Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Documents to be executed and delivered by Parent or Merger Sub, as the case may be, pursuant hereto, to consummate the transactions contemplated hereby and thereby and to perform their obligations hereunder and thereunder. The execution and delivery by Parent and Merger Sub of this Agreement and the Ancillary Documents, as applicable, and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Parent, Parent Board, Merger Sub and the board of directors of Merger Sub. No other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement and the transactions contemplated hereby (other than Parent Requisite Stockholder Consent and approval of Parent, as the sole stockholder of Merger Sub). This Agreement has been, and the Ancillary Documents will be, duly executed and delivered by each of Parent and Merger Sub and is, and the Ancillary Documents will be, the legal, valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their terms, in each case, except as such enforceability may be limited by the Enforceability Exceptions.

(b)                At a meeting duly called and held, the Parent Board has: (i) determined that this Agreement and the transactions contemplated hereby are fair to, advisable and in the best interests of Parent and its stockholders; (ii) determined that the fair market value of the Company is equal to at least 80% of the amount held in the Trust Account (excluding any deferred underwriting commissions and taxes payable on interest earned) as of the date hereof; (iii) approved the transactions contemplated by this Agreement as a Business Combination; and (iv) resolved to recommend to the stockholders of Parent approval of each of the matters requiring Parent Requisite Stockholder Consent.

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4.3.             Governmental Consents and Filings. Assuming the accuracy of the representations made by the Company in Article III, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local Governmental Authority is required on the part of Parent in connection with the consummation of the transactions contemplated by this Agreement, except for (a) the filing of Parent Restated Certificate, which will have been filed as of the Closing, (b) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities laws, (c) the filing of the Certificate of Merger, (d) such filings with and approvals of Nasdaq to permit the Parent Common Stock to be issued in connection with the transactions contemplated by this Agreement and the other Ancillary Documents to be listed on Nasdaq, and (e) the filing with the SEC of (1) the Registration Statement and the Proxy Statement and the declaration of the effectiveness thereof by the SEC and (2) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement.

4.4.             No Conflict or Violation. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby, including the Merger, do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the Organizational Documents of Parent or Merger Sub, (b) subject to the exceptions set forth in Section 4.3, contravene, conflict with or result in a violation or breach of any provision of any applicable Law, to the extent that such breach or violation would be reasonably expected to have a Material Adverse Effect on Parent, (c) require any consent or other action by any Person under, result in a breach of, constitute a default, or an event that, with or without notice or lapse of time or both, would result in a breach of, or constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent is entitled under any provision of any Contract binding upon Parent, or under which any of the assets of Parent is bound or affected, or any material license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Parent or (d) result in the creation or imposition of any Encumbrance on any asset of Parent (except for Permitted Encumbrances).

4.5.             No Prior Merger Sub Operations. Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby. Parent is the sole stockholder of Merger Sub.

4.6.             Capitalization.

(a)                Parent Stock. As of the date hereof, the authorized capital stock of Parent consists of (i) 50,000,000 shares of Parent Class A Common Stock, 5,800,000 shares of which are issued and outstanding as of the date hereof, (ii) 2,000,000 shares of Parent Class B Common Stock, 1,437,500 shares of which are issued and outstanding as of the date hereof, (iii) 1,000,000 of preferred stock, none of which is issued and outstanding as of the date hereof.

(b)                Parent Warrants. As of the date hereof and without taking into effect the Private Placements, Parent has issued and outstanding 5,750,000 public warrants (the “Parent Public Warrants”) and 2,800,000 private placement warrants (the “Parent Private Placement Warrants”, and together with the Parent Public Warrants, the “Parent Warrants”) entitling the holder thereof to purchase one share of Parent Common Stock at an exercise price of $11.50 per share of Parent Common Stock pursuant to, and subject to adjustments as provided by, the terms of the Parent Warrant Agreement. Subject to the terms of conditions of the Parent Warrant Agreement, the Parent Warrants will be exercisable after giving effect to the Merger for one share of Parent Common Stock at an exercise price of $11.50 per share.

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(c)                The outstanding shares of Parent Common Stock (i) are duly authorized and validly issued, (ii) are free of any Encumbrances, (iii) were issued in compliance with all applicable Laws and (iv) were not issued in violation of any preemptive rights or rights of first refusal created by statute, Parent’s Organization Documents, or otherwise. Except as set forth in Section 4.6(c) of the Parent Disclosure Letter, (A) there are no Contracts relating to the issuance, sale, transfer or voting of any Equity Interests of Parent and (B) there are no options, warrants, calls, rights, commitments or agreements obligating Parent to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any equity securities or obligating Parent to grant, or enter into any option, warrant, call, right, commitment or agreement relating to any Equity Interests of Parent. Except as set forth in Section 4.6(c) of the Parent Disclosure Letter, there are no bonds, debentures, notes or other instrument of Indebtedness to which Parent is a party giving or purporting to give the holder thereof the right to vote or consent (or convertible into or exchangeable for securities of Parent having the right to vote or consent) on any matters on which the security holders of Parent may vote.

(d)                Other than Merger Sub, of which Parent is the sole stockholder, Parent does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, Parent has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

4.7.             Litigation.

(a)                As of the date hereof, there are no Proceedings pending, or to the Knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries or any of their predecessors or against any officer, director, shareholder, employee or agent of Parent or any of its Subsidiaries in their capacity as such or relating to their employment services or relationship with Parent, its Subsidiaries, or any of their Affiliates, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions.

(b)                As of the date hereof, neither Parent nor any of its Subsidiaries is a party to or subject to the provisions of any Governmental Order that restricts the manner in which Parent or any of its Subsidiaries conducts its business, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions.

4.8.             [Reserved].

4.9.             Internal Controls; Listing; Financial Statements.

(a)                Except as is not required in reliance on exemptions from various reporting requirements by virtue of Parent’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its initial public offering, (i) Parent has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP and (ii) Parent has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to Parent is made known to Parent’s principal executive officer and principal financial officer by others within Parent.

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(b)                Each director and executive officer of Parent has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. There are no outstanding loans or other extensions of credit made by Parent to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Parent. Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c)                Since its initial public offering, Parent has complied in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq. The issued and outstanding shares of Parent Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. There is no proceeding pending or, to the Knowledge of Parent, threatened against Parent by Nasdaq or the SEC with respect to any intention by such entity to deregister Parent Common Stock or prohibit or terminate the listing of Parent Common Stock on Nasdaq. Parent has taken no action that is designed to terminate the registration of Parent Common Stock under the Exchange Act.

(d)                The Parent SEC Reports contain true and complete copies of the applicable Parent Financial Statements. Except as disclosed in the Parent SEC Reports, Parent Financial Statements (i) fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof.

4.10.          Investment Company Act; JOBS Act. Parent is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Parent constitutes an “emerging growth company” within the meaning of the JOBS Act.

4.11.          Business Activities; Liabilities.

(a)                Since its date of incorporation, neither Parent nor Merger Sub has carried on any business or conducted any material operations other than: (i) directed towards the accomplishment of a Business Combination and (ii) the execution of this Agreement and the Ancillary Documents to which it is a party, the performance of its obligations hereunder and thereunder and matters ancillary thereto. Except as set forth in Section 4.11 of the Parent Disclosure Letter and other than under this Agreement and the Ancillary Documents or pursuant to the performance of its obligations thereunder, neither Parent nor Merger Sub has any liabilities.

(b)                Except as set forth in Parent’s Organizational Documents or as otherwise contemplated by this Agreement or the Ancillary Documents and the Transactions, there is no Contract, commitment, or Governmental Order binding upon Parent or Merger Sub or to which Parent or Merger Sub is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Parent or Merger Sub or any acquisition of property by Parent or Merger Sub or the conduct of business by Parent or Merger Sub as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to Parent or Merger Sub.

(c)                Except for this Agreement and the Ancillary Documents and the Transactions, Parent has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination.

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(d)                Except for this Agreement and the agreements expressly contemplated hereby or with respect to advisors and consultants in connection with the Transactions (including any agreements permitted by Section 6.1) or Parent’s initial public offering and contemporaneous private placement, neither Parent nor Merger Sub is and at no time has been, party to any Contract with any Person that would require payments by Parent or Merger Sub in excess of $50,000 in the aggregate with respect to any individual Contract or more than $250,000 in the aggregate when taken together with all other Contracts (other than this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 6.1)).

4.12.          Certain Transactions. Except as described in the Parent SEC Reports, set forth on Schedule 4.12 of the Parent Disclosure Letter or as relate to (a) reimbursement for expenses incurred on behalf of Parent or (b) with respect to any Person’s ownership of Parent Common Stock, there are no material Contracts between Parent, on the one hand, and, on the other hand, (i) any present or former manager, employee, officer or director of Parent or its Affiliates or (ii) any record or beneficial owner of more than five percent (5%) of the outstanding shares of Parent Common Stock as of the date hereof or its or his Affiliates.

4.13.          Property. Subject to the restrictions on the Trust Account set forth in the Trust Agreement (each as defined below), the material property and assets that Parent owns are free and clear of all Encumbrances, except for Permitted Encumbrances. With respect to the material property and assets it leases, Parent is in compliance in all material respects with such leases and, to its Knowledge, holds a valid leasehold interest free of any Encumbrances other than those of the lessors of such property or assets. Parent does not own, and has not ever owned, any real property.

4.14.          Undisclosed Liabilities. There is no liability, debt or obligation of or claim or judgment against Parent or any of its Subsidiaries, (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities and obligations (a) reflected or reserved for on the financial statements or disclosed in the notes thereto included in the Parent SEC Reports, (b) that have arisen since the date of the most recent balance sheet included in the Parent SEC Reports in the ordinary course of the operation of business of Parent, (c) which would not have, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, (d) liabilities under this Agreement, or (e) as set forth on Section 4.14 of the Parent Disclosure Letter.

4.15.          Absence of Changes. Since the date of Parent’s incorporation through the date of this Agreement:

(a)                there has not been any event that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent; and

(b)                except as set forth on Section 4.15 of the Parent Disclosure Letter, Parent has conducted its business and operated its properties in the Ordinary Course of Business consistent with past practice in all material respects.

4.16           Employee Matters; Benefits. Parent does not have and has not ever had any employees. Other than reimbursement of any out-of-pocket expenses incurred by Parent’s officers and directors in connection with activities on Parent’s behalf in an aggregate amount not in excess of the amount of cash held by Parent outside of the Trust Account, Parent does not have any unsatisfied liability with respect to any director, officer, individual consultant or employee. Parent does not maintain, sponsor or have any liability (contingent or otherwise) with respect to, any “employee benefit plan” as defined in Section 3(3) of ERISA or any other plan, policy, program or agreement providing compensation or other benefits to any current or former director, officer, individual consultant or employee, which are maintained, sponsored or contributed to by Parent, any Subsidiary or any other trade or business that would be treated as a single employer with Parent under Title IV of ERISA.

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4.17           Tax Matters.

(a)                Parent has timely filed all Tax Returns required to have been filed by it and timely paid all Taxes required to be paid by it (whether or not shown on such Tax Returns). Parent is not currently the beneficiary of any extension of time within which to file any Tax Return (other than automatic extensions obtained in the Ordinary Course of Business). No written claim has ever been made by a Tax authority or other Governmental Authority in a jurisdiction where Parent does not file Tax Returns that Parent is or may be subject to taxation by that jurisdiction.

(b)                No deficiencies for Taxes with respect to Parent have been claimed, proposed or assessed in writing by any Tax authority or other Governmental Authority. There are no pending or, to Parent’s Knowledge, threatened audits, assessments or other actions for or relating to any liability in respect of Taxes of Parent. Parent (and any predecessor thereof) has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency that is still in effect, nor has any request been made in writing for any such extension or waiver that is still pending.

(c)                There are no liens for Taxes upon any property or asset of Parent (other than statutory liens for current taxes not yet due and payable).

(d)                Parent will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) beginning after the Closing Date as a result of any installment sale or other transaction on or prior to the Closing Date, any accounting method change made or required to be made on or prior to the Closing Date or any agreement with any Tax authority entered into on or prior to the Closing Date, the use of an improper method of accounting for any period or portion thereof ending prior to the Closing Date, any private letter ruling obtained by Parent prior to the Closing, any prepaid amount received on or prior to the Closing, an election under Section 108(i) of the Code or election under Section 965(h) of the Code, or any intercompany transaction or excess loss account described in the Treasury Regulations promulgated pursuant to Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign law) in respect of taxable periods (or portions thereof) effected or existing prior to the Closing.

(e)                Parent is not a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or Contract which is treated as a partnership for Tax purposes and with respect to which it treats itself as a partner for Tax purposes.

(f)                 Parent is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract (other than customary provisions in Contracts not primarily relating to Taxes).

(g)                Parent has not been a party to a transaction that is or is substantially similar to a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law.

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(h)                Parent has never been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group of which Parent is the common parent) or a combined, consolidated, unitary or other affiliated group Tax Return for state, local or foreign Tax purposes.

(i)                 Parent has timely withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, equityholders of Parent. Parent has properly classified all individuals providing services to it as employees or non-employees for all relevant Tax purposes.

(j)                 In the last three years, Parent has not been a party to any distribution that the parties to which treated as satisfying the requirements of Section 355 of the Code.

(k)                It is the present intention of Parent to continue at least one significant historic business line of the Company or to use at least a significant portion of the Company’s historic business assets in a business, in each case within the meaning of Treasury Regulation §1.368-1(d).

(l)                 Merger Sub was formed solely for the purpose of effectuating the Transaction and has not undertaken any business activities other than matters incidental to such purpose.

(m)              To the Knowledge of Parent, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Transaction from qualifying for the Intended Tax Treatment.

4.18           Compliance with Laws; Permits. Parent is, and at all times since the date of its formation has been, in compliance, in all material respects, with any applicable Law. Parent has all material Permits, and Parent is in compliance in all material respects with such Permits. Parent has not received any written notice or other written communication regarding any violation of or failure to comply with any term or requirement of any material Permit held as of the date hereof by Parent or any revocation, withdrawal, suspension, cancellation, termination or modification of any such Permit. Section 4.18 of the Parent Disclosure Letter sets forth (a) an accurate and complete list of all material Permits issued to Parent and (b) an accurate and complete list of all material Permits for which Parent has applied or has taken the steps necessary to secure or maintain or that Parent otherwise intends to obtain (in each case, with respect to material Permits that have not yet been obtained by Parent). Each such material Permit has that been validly issued or obtained is, and immediately following the consummation of the transaction contemplated hereby will be, in full force and effect.

4.19.          Foreign Corrupt Practices Act. Neither Parent nor any of its directors, officers, employees or, to the Knowledge of Parent, agents have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the FCPA), foreign political party or official thereof or candidate for foreign political office for the purpose of (a) influencing any official act or decision of such official, party or candidate, (b) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign Governmental Authority, or (c) securing any improper advantage, in the case of (a), (b) and (c) above in order to assist Parent or any of its Affiliates in obtaining or retaining business for or with, or directing business to, any Person. Neither Parent nor any of its directors, officers, employees or, to the Knowledge of Parent, agents have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation. Neither the Parent, nor to the Knowledge of the Parent, any director, officer, agent, employee, Affiliate or Person acting on behalf of the Parent is currently subject to any U.S. sanctions administrated by OFAC.

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4.20.          SEC Filings. Parent has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since its initial public offering pursuant to the Exchange Act or the Securities Act (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “Parent SEC Reports”). Each of the Parent SEC Reports, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Parent SEC Reports. As of the respective date of its filing, the Parent SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Parent SEC Reports.

4.21.          Trust Account. As of the date hereof, Parent has $58,079,455.21 in the account established by Parent for the benefit of its public stockholders at the Trustee (the “Trust Account”), such monies invested in United States Government securities within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, having a maturity of 185 days or less, or in money market funds meeting the conditions of paragraphs (d)(2), (d)(3), (d)(4) and (d)(5) of Rule 2a-7 promulgated under the Investment Company Act of 1940 and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to that certain Trust Agreement, dated as of January 22, 2021, between Parent and the Trustee (the “Trust Agreement”). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms (subject to the Enforceability Exception) and has not been amended or modified. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Parent SEC Reports to be inaccurate or that would entitle any Person (other than stockholders of Parent holding Parent Common Stock sold in Parent’s initial public offering who shall have elected to redeem their shares of Parent Common Stock pursuant to Parent Governing Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing and except as permitted by the Trust Agreement, none of the funds held in the Trust Account may be released. There are no Legal Proceedings pending or, to the Knowledge of Parent, threatened with respect to the Trust Account. Parent has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Effective Time, the obligations of Parent to dissolve or liquidate pursuant to Parent’s Organizational Documents shall terminate, and as of the Effective Time, Parent shall have no obligation whatsoever pursuant to Parent’s Organizational Documents to dissolve and liquidate the assets of Parent by reason of the consummation of the transactions contemplated hereby. To the Knowledge of Parent, as of the date hereof, following the Effective Time, no Parent Stockholder shall be entitled to receive any amount from the Trust Account, except to the extent such Parent Stockholder validly elects to redeem their shares of Parent Common Stock in connection with the Redemption Offer. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, neither Parent or Merger Sub have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Parent and Merger Sub on the Closing Date.

4.22.          Nasdaq Listing. The issued and outstanding shares of Parent Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “FOXW.” The Parent Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “FOXWW”. Parent is in compliance in all material respects with the rules of Nasdaq, and there is no action or proceeding pending, or to the Knowledge of Parent, threatened in writing against Parent by Nasdaq, the Financial Industry Regulatory Authority or the SEC with respect to any intention by such entity to deregister the Parent Common Stock or terminate the listing of Parent Common Stock on Nasdaq. None of Parent or its Affiliates has taken any action in an attempt to terminate the registration of the Parent Common Stock or Parent Warrants under the Exchange Act except as contemplated by this Agreement.

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4.23.          [Reserved].

4.24.          Valid Issuance. The shares of Parent Common Stock issuable as Per Share Consideration, when issued, sold and delivered in accordance with the terms of this Agreement, will be duly authorized and validly issued, fully paid and nonassessable and will be issued free and clear of any Encumbrances (other than transfer restrictions under applicable securities Laws) or any preemptive rights.

4.25.          Takeover Statutes and Charter Provisions. Each of the board of directors of Parent and Merger Sub has taken all action necessary so that the restrictions on a “business combination” (as such term is used in Section 203 of the DGCL) contained in Section 203 of the DGCL or any similar restrictions under any applicable foreign Laws will be inapplicable to this Agreement and the Merger. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other applicable antitakeover Law or similar domestic or foreign Law applies with respect to Parent or Merger Sub in connection with this Agreement or the Merger. As of the date of this Agreement, there is no stockholder rights plan, “poison pill” or similar antitakeover agreement or plan in effect to which Parent or Merger Sub is subject, party or otherwise bound.

4.26.          No Brokers. Except as set forth on Section 4.26 of the Parent Disclosure Letter, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or who is or may be entitled to any fee or commission from Parent or any of its Affiliates in connection with the transactions contemplated by this Agreement.

4.27.          Registration Statement and Proxy Statement. On the effective date of the Registration Statement, the Registration Statement, and when first filed in accordance with Rule 424(b) and/or filed pursuant to Section 14A, the Proxy Statement (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the date of any filing pursuant to Rule 424(b) and/or Section 14A, the date the Proxy Statement, as applicable, is first mailed to the Parent Stockholders, at the time of the Special Meeting, and at the Effective Time, the Proxy Statement, as applicable (together with any amendments or supplements thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Parent makes no representations or warranties as to the information contained in or omitted from the Registration Statement or the Proxy Statement in reliance upon and in conformity with information furnished in writing to Parent by or on behalf of the Company specifically for inclusion in the Registration Statement or the Proxy Statement

4.28.          No Additional Representations or Warranties. Except as provided in this Article IV or in the Parent Closing Certificate, neither Parent nor any of its respective Affiliates, nor any of their respective directors, officers, employees, shareholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company or its Affiliates. Without limiting the foregoing, the Company acknowledges that the Company, together with its advisors, has made its own investigation of Parent and is not relying on any implied warranties or upon any representation or warranty whatsoever as to the prospects (financial or otherwise) or the viability or likelihood of success of the business of Parent as conducted after the Closing, as contained in any materials provided by Parent or any of its Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or representatives or otherwise.

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Article V.

COVENANTS OF THE COMPANY

5.1.             Interim Operations. From and after the date of this Agreement until the earlier of (A) the termination of this Agreement in accordance with the provisions of Section 9.1 or (B) the Effective Time (such period, the “Interim Period”), except as expressly contemplated by this Agreement, the Company shall, and shall cause each other Acquired Company to, conduct its business in the Ordinary Course of Business. Without limiting the generality of the foregoing, during the Interim Period, except as expressly contemplated by this Agreement, as set forth on Section 5.1 of the Company Disclosure Letter, as required by applicable Law (including COVID-19 Measures) or pursuant to the written consent of Parent, not to be unreasonably withheld, conditioned, or delayed, the Company shall not, and shall cause each of the other Acquired Companies not to:

(a)                amend its certificate of incorporation, bylaws or other Organizational Documents (whether by merger, consolidation or otherwise);

(b)                declare, set aside or pay any dividend or other distribution (whether in cash, stock, debt or property or any combination thereof) in respect of any equity securities of any Acquired Company, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any equity securities of any Acquired Company;

(c)                split, combine, subdivide or reclassify any shares of capital stock, membership interests or other equity interests;

(d)                (i) issue, transfer, deliver, sell, pledge or otherwise encumber any Equity Interests of any Acquired Company;

(e)                make any material capital expenditures or incur any obligations or liabilities in respect thereof, other than agreements to advance the clinical development programs, provided that the Company shall consult with Parent and consider its recommendations relating thereto prior to entering into any such agreements;

(f)                 directly or indirectly acquire by merger or consolidate with, or purchase substantially all of the assets of, any corporation, partnership, association, or other business organization or division thereof;

(g)                sell, lease, license or otherwise transfer, or create, incur, assume or suffer to exist any Encumbrance (other than Permitted Encumbrances) on, any of the assets, securities, properties, interests or businesses of the Acquired Companies, other than out-licenses of AER-501, AER-601, AER-901, or other products to third parties outside the United States;

(h)                make any loans, advances or capital contributions to, or investments in, any other Person;

(i)                 make any payments constituting an Affiliate Transaction (other than salary payments in the Ordinary Course of Business consistent with past practice);

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(j)                 create, incur, assume or otherwise become liable with respect to any Funded Indebtedness;

(k)                modify, amend, cancel, terminate or waive any rights under any Material Contract, enter into any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement, or otherwise waive, release or assign any material rights, claims or benefits of any Acquired Company;

(l)                 (i) grant or agree to grant any severance or termination pay policies or increase any form of compensation or benefits payable to any director, officer, advisor, consultant, or employee of any Acquired Company or any of its ERISA Affiliates, including pursuant to any Employee Plan; (ii) adopt, enter into, modify or terminate any Employee Plan; (iii) accelerate the vesting or payment of any compensation or benefits under any Employee Plan; (iv) grant any equity or equity-linked awards or other bonus, commission or other incentive compensation or provide any loan to any director, officer, advisor, consultant or employee of any Acquired Company or any of its ERISA Affiliates or (v) hire, demote, promote, change the title of, or terminate any employee, officer, director or consultant of any Acquired Company or any of its ERISA Affiliates or materially change the management structure of any Acquired Company;

(m)              implement or announce any employee layoffs, furloughs, reductions in force, reductions in compensation, hour or benefits, work schedule changes or similar actions that could implicate the WARN Act;

(n)                hire any employees with an annual base compensation of over $350,000, or terminate the employment of any employees with an annual base compensation of over $100,000, other than for cause;

(o)                fail to maintain, or allow to lapse, dispose of or abandon, including by failure to pay the required fees in any jurisdiction, any Company Intellectual Property, or grant permission to enter into the public domain any trade secrets included in the Company Intellectual Property;

(p)                transfer or grant to any third party any rights with respect to any Intellectual Property;

(q)                modify or amend in any material respect, terminate, permit to lapse, waive, or fail to enforce any material right or remedy under any Material Contract, or enter into any Contract that, if entered prior to the date of this Agreement, would constitute a Material Contract;

(r)                 change any Acquired Company’s methods of accounting or accounting practices, except as required by concurrent changes in GAAP as agreed to by such Acquired Company’s independent public accountants, or in connection with the Company’s preparation for transition to public company accounting;

(s)                 make any change to their cash management practices, policies or procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(t)                 commence, settle, or offer or propose to settle, (i) any Proceeding involving or against any Acquired Company, (ii) any equityholder litigation or dispute against any Acquired Company or any of its officers or directors or (iii) any Proceeding that relates to the transactions contemplated by this Agreement;

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(u)                cancel, settle or forgive any third party Indebtedness owed to the Company greater than $50,000 individually or $100,000 in the aggregate;

(v)                (i) make or change any material Tax election, settle or compromise any claim, notice, audit report or assessment in respect of Taxes, (ii) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, pre-filing agreement, advance pricing agreement, cost sharing agreement or closing agreement relating to any Tax, (iii) file any federal or state income Tax Return or any other material Tax Return, (iv) amend any Tax Return, (v) surrender or forfeit any right to claim a Tax refund or (vi) consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment;

(w)              form or acquire any Subsidiaries;

(x)                file any prospectus supplement or registration statement or consummate any offering of securities that requires registration under the Securities Act or that includes any actual or contingent commitment to register such securities under the Securities Act in the future;

(y)                liquidate, dissolve or effect a recapitalization or reorganization in any form of transaction; or

(z)                authorize or agree, resolve or commit to do any of the foregoing.

5.2.             Access and Information.

(a)                During the Interim Period, the Company shall, and shall cause each other Acquired Company to, (i) give Parent and its Representatives reasonable access to the offices, properties, books and records of the Acquired Companies, (ii) furnish to Parent and its Representatives such financial and operating data, information related to the Acquired Companies as such Persons may reasonably request and (iii) instruct the Company’s Representatives to cooperate with Parent in its investigation of the Acquired Companies. Any investigation pursuant to this Section 5.2(a) shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Acquired Companies.

(b)                Notwithstanding anything herein to the contrary in this Section 5.2, no access or examination contemplated by this Section 5.2 shall be permitted to the extent that it would require any Acquired Company to waive the attorney-client privilege or attorney work product privilege, or violate any applicable Law; provided, that each Acquired Company (i) shall be entitled to withhold only such information that may not be provided without causing such violation or waiver, (ii) shall provide to Parent all related information that may be provided without causing such violation or waiver (including, to the extent permitted, redacted versions of any such information), and (iii) shall enter into such effective and appropriate joint-defense agreements or other protective arrangements as may be reasonably requested by Parent in order that all such information may be provided to Parent without causing such violation or waiver.

5.3.             No Claim Against the Trust Account. The Company acknowledges that Parent has established the Trust Account for the benefit of Parent’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth in the Parent SEC Reports, Parent’s Organizational Documents, and the Trust Agreement. The Company further acknowledges that Parent’s sole assets consist of the cash proceeds of Parent’s initial public offering and private placements of its securities, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public stockholders. The Company further acknowledges that, if the transactions contemplated by this Agreement, or in the event of termination of this Agreement, another Business Combination, are or is not consummated by January 22, 2022 (as may be extended pursuant to Section 6.11 below, the “SPAC Termination Date”) or such later date as approved by the stockholders of Parent to complete a Business Combination, Parent will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, the Company (on behalf of itself and its Affiliates) hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account, any trustee of the Trust Account and Parent to collect from the Trust Account any monies that may be owed to them by Parent or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever, including, without limitation, for any willful breach of this Agreement. This Section 5.3 shall survive the termination of this Agreement for any reason.

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5.4.             Exclusivity. From the date hereof until the Closing, the Company shall not, and shall cause its Subsidiaries, officers, employees, managers, directors, and agents and shall direct its representatives, accountants, consultants, investment bankers, legal counsel and advisors not to, directly or indirectly, (a) solicit, initiate, knowingly encourage or discuss any offer, inquiry, proposal or indication of interest, written or oral, (whether binding or non-binding) from any Person (other than Parent or its Affiliates in connection with the transactions contemplated hereby) relating to an Alternative Company Transaction (an “Alternative Transaction Proposal”), (b) initiate any discussions or negotiations with any Person with respect to, or provide any non-public information or data concerning the Company or any of its Subsidiaries to any Person relating to, an Alternative Transaction Proposal or afford to any Person access to the business, properties, assets or personnel of the Company or any of its Subsidiaries in connection with an Alternative Transaction Proposal, (c) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other Contract relating to an Alternative Transaction Proposal or accept any offer relating to an Alternative Transaction Proposal, (d) approve, endorse or recommend, or propose publicly to approve, endorse or recommend any Alternative Transaction Proposal or (e) otherwise furnish any information with respect to, assist or knowingly participate in or facilitate in any other manner any effort or attempt by any Person (other than Parent or its Affiliates) to do or seek to do any of the foregoing. The Company shall notify Parent promptly if any Person makes to the Company any Alternative Transaction Proposal, which notice shall include a copy of such Alternative Transaction Proposal (or, where such Alternative Transaction Proposal is not submitted by such Person in writing, a reasonably detailed description of the material terms and conditions of such Alternative Transaction Proposal). Upon the effectiveness of this Agreement, the Company shall immediately terminate all discussions and negotiations with any Persons related to an Alternative Company Transaction, and as promptly as practicable thereafter request that each such Person promptly return or destroy all confidential information concerning the Company and its Subsidiaries and the Company shall take all reasonable necessary actions to secure its rights and ensure the performance of any such Person’s obligations under any applicable confidentiality agreement.

5.5.             Registration Statement and Proxy Statement Filing; Information Supplied.

(a)                The Company shall use reasonable best efforts to deliver to Parent by January 1, 2022, audited financial statements, including consolidated balance sheets, statements of operations and comprehensive income (loss), statements of changes in equity (deficiency) and statements of cash flows of the Company and its Subsidiaries as of and for the years ended December 31, 2020 and December 31, 2019 in each case, prepared in accordance with GAAP and Regulation S-X, and in compliance with the Securities Act and the Exchange Act, for inclusion in the Registration Statement and the Proxy Statement (the “Company S-4 Financial Statements”). To the extent required under the Securities Act or the Exchange Act, the Company shall deliver to Parent any additional required audited or interim unaudited financial statements, including, without limitation, unaudited pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC). The Company shall be available to, and the Company and its Subsidiaries shall use reasonable best efforts to make their officers and employees available to, in each case, during normal business hours and upon reasonable advance notice, Parent and its counsel in connection with (i) the drafting of the Registration Statement and the Proxy Statement and (ii) responding in a timely manner to comments on the Registration Statement and the Proxy Statement from the SEC. Parent shall reasonably cooperate with the Company in connection with the preparation for inclusion in the Proxy Statement of the pro forma financial statements described above.

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(b)                From and after the date on which the Proxy Statement is mailed to Parent’s stockholders, the Company will give Parent prompt written notice of any action taken or not taken by the Company or its Subsidiaries or of any development regarding the Company or its Subsidiaries, in any such case which is known by the Company, that would cause the Proxy Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, that, if any such action shall be taken or fail to be taken or such development shall otherwise occur, Parent and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Proxy Statement, such that the Proxy Statement no longer contains an untrue statement of a material fact or omits to state to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading.

5.6.             Amendments to Third Party Contracts. Prior to the Closing Date, the Company shall use commercially reasonable efforts to enter into an amendment with respect to each of the third-party Contracts set forth in Section 5.6 of the Company Disclosure Letter.

Article VI.

COVENANTS of Parent

6.1.             Interim Operations. During the Interim Period, except as expressly contemplated by this Agreement, Parent shall operate its business in the Ordinary Course of Business. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement, as set forth on Section 6.1 of the Parent Disclosure Letter, as required by applicable Law (including COVID-19 Measures) or pursuant to the written consent of the Company, Parent shall not:

(a)                amend the Trust Agreement, its certificate of incorporation, bylaws or other Organizational Documents (whether by merger, consolidation or otherwise);

(b)                declare, set aside or pay any dividend or other distribution (whether in cash, stock, debt or property or any combination thereof) in respect of any equity securities of Parent, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any equity securities of Parent, except for (i) transactions that would require an adjustment pursuant to Section 1.11, and for which the proper adjustment is made, (ii) in connection with a Private Placement conducted in compliance with applicable securities Laws, and (iii) the redemption of any shares of Parent Common Stock required by the Redemption Offer or as otherwise required by Parent’s Organizational Documents in order to consummate the Transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Parent;

(c)                (i) issue, transfer, deliver, sell, pledge or otherwise encumber any shares of any Equity Interests of Parent or Merger Sub, other than (A) in connection with the exercise of any Parent Warrants outstanding on the date hereof or (B) the Transactions, or (C) as otherwise permitted by Section 6.1(b) or (ii) amend, modify or waive any of the terms or rights set forth in any Parent Warrant or the Parent Warrant Agreement or (ii) amend any term of any equity securities of Parent or Merger Sub (whether by merger, consolidation or otherwise);

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(d)                acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses;

(e)                create, incur, assume or otherwise become liable with respect to any Indebtedness;

(f)                 liquidate, dissolve or effect a recapitalization or reorganization in any form of transaction;

(g)                amend or modify the Lock-Up Agreement in a manner that would have the effect of decreasing the Founder Share Lock-up Periods (as defined therein) with respect to any of the Parent Common Stock restricted thereby to a period ending (x) in the event that a Private Placement is consummated in connection with the Closing, less than ninety (90) days following the effectiveness of the Form S-1 Shelf (as defined in the Registration Rights Agreement) (other than with respect to any of the Parent Common Stock transferred to the investor or investors participating in such Private Placement in connection with the completion thereof, as to which no such limitation shall apply), and (y) otherwise, less than one hundred and eighty (180) days after the Closing,

(h)                agree, commit or authorize, in writing or otherwise, to take any of the foregoing actions.

6.2.             Trust Account. Prior to or at the Closing (subject to the satisfaction or waiver of the conditions set forth in Article X), Parent shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement for the following: (a) the redemption of shares of Parent Common Stock required pursuant to the Redemption Offer; and (b) the balance of the assets in the Trust Account, if any, after payment of the amounts required under the foregoing clause (a) (such balance, the “Trust Account Amount”), to be disbursed to Parent or as Parent may direct with the prior written consent of the Company.

6.3.             Access and Information.

(a)                During the Interim Period, Parent shall (i) give Company and its Representatives reasonable access to the offices, properties, books and records of Parent, (ii) furnish to Company and its Representatives such financial and operating data, information related to Parent as such Persons may reasonably request and (iii) instruct its Representatives to cooperate with Company in its investigation of Parent. Any investigation pursuant to this Section 6.3(a) shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Parent.

(b)                Notwithstanding anything herein to the contrary in this Section 6.3, no access or examination contemplated by this Section 6.3 shall be permitted to the extent that it would require Parent to waive the attorney-client privilege or attorney work product privilege, or violate any applicable Law; provided, that Parent (i) shall be entitled to withhold only such information that may not be provided without causing such violation or waiver, (ii) shall provide to Company all related information that may be provided without causing such violation or waiver (including, to the extent permitted, redacted versions of any such information), and (iii) shall enter into such effective and appropriate joint-defense agreements or other protective arrangements as may be reasonably requested by Company in order that all such information may be provided to Company without causing such violation or waiver.

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6.4.             Exclusivity. From and after the date of this Agreement until the Closing Date, Parent shall not take, nor shall it permit any of its Affiliates to take, and shall not authorize and will instruct its Representatives not to, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement, letter of intent, memorandum of understanding or agreement in principle with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company, its stockholders or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination (a “Business Combination Proposal”) other than with the Company, its stockholders and their respective Affiliates and Representatives. Parent shall, and shall cause its Affiliates to, and shall authorize and instruct its Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal. Parent shall be liable for any breach of this Section 6.4 by any of its Representatives.

6.5.             Indemnification; Directors’ and Officers’ Insurance.

(a)                For a period of six (6) years from and after the Effective Time, Parent and the Surviving Corporation agree that they will indemnify and hold harmless, to the fullest extent Parent, Merger Sub or the Company would be permitted to do so under applicable Law or their respective Organizational Documents in effect as of the date of this Agreement (excluding, for avoidance of doubt, any indemnification for gross negligence, fraud, or willful misconduct), each present and former (determined as of the Effective Time) director and officer of Parent, Merger Sub and the Company and each of their respective Subsidiaries, in each case, when acting in such capacity (collectively, the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with, arising out of or otherwise related to any Proceeding, in connection with, arising out of or otherwise related to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including in connection with (i) the Transactions, and (ii) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party, and Parent or the Surviving Corporation shall also advance expenses as incurred to the fullest extent that the Company, Parent or Merger Sub, as applicable, would have been permitted to do so under applicable Law and its respective Organizational Documents in effect as of the date of this Agreement; provided that any Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by final adjudication that such Person is not entitled to indemnification.

(b)                Parent shall cause the Surviving Corporation as of the Effective Time to obtain and fully pay, as a portion of the Company’s Transaction Expenses, the premium for “tail” insurance policies for the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies, and (ii) the Company’s existing fiduciary liability insurance policies, in each case, for a claims reporting or discovery period of the lesser of six (6) years from and after the Effective Time or the maximum permitted under such policy (the “Tail Period”) from one or more insurance carriers with the same or better credit rating as the Company’s insurance carrier as of the date of this Agreement with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the Transactions).

(c)                Parent shall, as of the Effective Time, obtain and fully pay, as a portion of Parent’s Transaction Expenses, the premium for “tail” insurance policies for the extension of Parent’s existing D&O Insurance, in each case, for the Tail Period, with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as Parent’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the Transactions).

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(d)                If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 6.5.

(e)                Prior to the Closing, Parent shall use commercially reasonable efforts to obtain D&O Insurance reasonably satisfactory to the Company and that shall be effective as of Closing and will cover those Persons who will be the directors and officers of Parent and its Subsidiaries (including the directors and officers of the Company and its Subsidiaries) at and after the Closing on terms not less favorable than the better of (a) the terms of the current directors’ and officers’ liability insurance in place for the Company’s and its Subsidiaries’ directors and officers and (b) the terms of a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on Nasdaq which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as Parent and its Subsidiaries (including the Company and its Subsidiaries).

(f)                 The rights of the Indemnified Parties under this Section 6.5 are in addition to any rights such Indemnified Parties may have under the Organizational Documents of Parent, Merger Sub, the Company or any of their respective Subsidiaries, or under any applicable Contracts or Laws, and nothing in this Agreement is intended to, shall be construed or shall release, waiver or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Parent, Merger Sub, the Company or any of their respective Subsidiaries for any of their respective directors, officers or other employees (it being understood that the indemnification provided for in this Section 6.5 is not prior to or in substitution of any such claims under such policies).

(g)                This Section 6.5 is intended to be for the benefit of, and from and after the Effective Time shall be enforceable by, each of the Indemnified Parties, who shall be third party beneficiaries of this Section 6.5.

6.6.             Parent Nasdaq Listing. From the date hereof through the Closing, Parent shall (a) ensure that Parent remains listed as a public company on, and for shares of Parent Common Stock to be listed on, Nasdaq, and (b) use its reasonable best efforts to cause the Parent Common Stock to be issued pursuant to this Agreement to the Company’s stockholders to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Effective Time.

6.7.             Parent Public Filings. From the date hereof through the Closing, Parent will use reasonable best efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable securities Laws.

6.8.             Private Placements. To the extent that Parent elects to pursue a Private Placement during the period beginning on the date hereof through the Closing, Parent and Merger Sub shall conduct such Private Placement solely in compliance with applicable securities Laws and shall keep the Company reasonably informed as to the status of and subscriptions received for such Private Placement.

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6.9.             Post-Closing Board of Directors and Officers of Parent. Parent shall take all such action within its power as may be necessary or appropriate such that immediately following the Effective Time the officers and Post-Closing Board of Directors of Parent shall be as set forth in Section 1.4 above.

6.10.          Stockholder Litigation. In the event that any Proceeding related to this Agreement, any Transaction Document or the transactions contemplated hereby or thereby is brought, or to the knowledge of any party hereto, threatened in writing, against any party hereto or its respective Board of Directors by any stockholders of any party prior to the Closing (“Stockholder Litigation”), such party shall promptly notify and consult the other parties of any such Proceeding.

6.11.          Extension of SPAC. Parent shall take such actions necessary to provide that, if the Closing has not occurred prior to the SPAC Termination Date then in effect, the SPAC Termination Date shall be extended to a date no earlier that the Outside Date (as defined below).

Article VII.

Joint Covenants

7.1.             Preparation of Registration Statement.

(a)                As promptly as practicable following the execution and delivery of this Agreement and the delivery of the Company S-4 Financial Statements, Parent shall prepare, with the assistance of the Company, and cause to be filed with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of Parent Common Stock to be issued under this Agreement, which Registration Statement will also contain the Proxy Statement. Each of Parent and the Company shall use its reasonable best efforts to cooperate in the preparation of the Registration Statement, the Proxy Statement and any other documents and to cause the Registration Statement and the Proxy Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger. Each of Parent and the Company shall furnish all information concerning it as may reasonably be requested by the other Party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement. Promptly after the Registration Statement has been declared effective under the Securities Act, Parent will cause the Proxy Statement to be mailed to stockholders of Parent.

(b)                Each of Parent and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto. If Parent or the Company becomes aware that any information contained in the Registration Statement shall have become false or misleading in any material respect or that the Registration Statement is required to be amended in order to comply with applicable Law, then (i) such Party shall promptly inform the other Parties and (ii) Parent, on the one hand, and the Company, on the other hand, and shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Registration Statement. Parent and the Company shall use reasonable best efforts to cause the Registration Statement as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of shares of Parent Common Stock, as applicable, in each case, pursuant to applicable Law and subject to the terms and conditions of this Agreement and Parent Organizational Documents. Each of the Company and Parent shall provide the other Parties with copies of any written comments, and shall inform such other Parties of any oral comments, that Parent receives from the SEC or its staff with respect to the Registration Statement promptly after the receipt of such comments and shall give the other Parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff.

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(c)                Parent agrees to include provisions in the Proxy Statement and to take reasonable action related thereto, with respect to (i) approval of the Business Combination, including the Merger, and the adoption and approval of this Agreement in accordance with applicable Law and exchange rules and regulations (the “Transaction Proposal”), (ii) approval of the Parent Restated Charter and the restated bylaws of Parent (the “Amendment Proposal”) and each change to the Parent Restated Charter that is required to be separately approved, (iii) to the extent required by the Nasdaq listing rules, approval of the issuance of the Aggregate Consideration together with any Parent Common Stock being issued pursuant to a Private Placement (the “Nasdaq Proposal”), (iv) the approval and adoption of the Parent Equity Incentive Plan (the “Parent Equity Incentive Plan Proposal”), (v) adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing proposals and (vi) approval of any other proposals reasonably agreed by Parent and the Company to be necessary or appropriate in connection with the transaction contemplated hereby (the “Additional Proposal” and together with the Transaction Proposal, the Amendment Proposal, the Nasdaq Proposal and Parent Equity Incentive Plan Proposal, the “Proposals”). Without the prior written consent of the Company, the Proposals shall be the only matters (other than procedural matters) which Parent shall propose to be acted on by Parent’s stockholders at the Special Meeting.

7.2.             Parent Special Meeting.

(a)                Parent shall use commercially reasonable efforts to, as promptly as practicable, (i) establish the record date (which record date shall be mutually agreed with the Company), or duly call, give notice of, convene and hold the Special Meeting in accordance with the DGCL, (ii) after the Registration Statement has been declared effective under the Securities Act, cause the Proxy Statement to be disseminated to Parent’s stockholders in compliance with applicable Law and (iii) after the Registration Statement has been declared effective under the Securities Act, solicit proxies from the holders of Parent Common Stock to vote in accordance with the recommendation of Parent Board with respect to each of the Proposals.

(b)                Parent shall, through Parent Board, recommend to its stockholders that they approve the Proposals (the “Parent Board Recommendation”) and shall include Parent Board Recommendation in the Proxy Statement.

(c)                To the fullest extent permitted by applicable Law, (x) Parent’s obligations to establish a record date, or duly call, give notice of, convene and hold the Special Meeting shall not be affected by any change to, withdrawal, withholding, qualification or modification of, or public proposal to change, withdraw, withhold, qualify or modify, the Parent Board Recommendation and (y) Parent agrees that if Parent Requisite Stockholder Consent shall not have been obtained at any such Special Meeting, then Parent shall promptly continue to take all such commercially reasonable actions, including the actions required by this Section 7.2, and hold such additional Special Meetings in order to obtain Parent Requisite Stockholder Consent. Parent may only adjourn the Special Meeting (i) to solicit additional proxies for the purpose of obtaining Parent Requisite Stockholder Consent, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Parent has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Parent Stockholders prior to the Special Meeting; provided, that, without the consent of the Company, the Special Meeting (x) may not be adjourned to a date that is more than fifteen (15) days after the date for which the Special Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (y) shall not be held later than three (3) Business Days prior to the Outside Date.

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7.3.             Company Requisite Stockholder Consent.

(a)                The Company shall solicit the Company Requisite Stockholder Consent via written consent as soon as promptly as practicable after the Registration Statement becomes effective and use commercially reasonable efforts to obtain the Company Requisite Stockholder Consent. In connection therewith, the Company shall use commercially reasonable efforts to, as promptly as practicable, (i) establish the record date (which record date shall be mutually agreed with Parent) for determining the Company Stockholders entitled to provide such written consent, (ii) cause the Consent Solicitation Statement to be disseminated to the Company Stockholders in compliance with applicable Law and (iii) solicit written consents from the Company Stockholders to give the Company Requisite Stockholder Consent.

(b)                The Company shall, through the Company Board, recommend to the Company Stockholders that they adopt this Agreement (the “Company Board Recommendation”) and shall include the Company Board Recommendation in the Consent Solicitation Statement, subject to the provisions of this Section 7.3. The Company will provide Parent with copies of all stockholder consents it receives within one (1) Business Day of receipt. If the Company Requisite Stockholder Consent is obtained, then promptly following the receipt of the required written consents, the Company will prepare and deliver to its stockholders who have not consented the notice required by Section 228(e) of the DGCL. Unless this Agreement has been terminated in accordance with its terms, the Company’s obligation to solicit written consents from the Company Stockholders to give the Company Requisite Stockholder Consent in accordance with this Section 7.3 shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Alternative Transaction Proposal.

(c)                The Company will give Parent and its counsel the opportunity to review drafts of the Consent Solicitation Statement and comment thereon. The Company agrees to correct promptly any information provided in the Consent Solicitation Statement that it obtains Knowledge of having become false or misleading in any material respect, and the Company further agrees to take all commercially reasonable steps to cause the Consent Solicitation Notice, as so corrected, to be disseminated to its stockholders.

7.4.             Cooperation; Efforts to Consummate.

(a)                On the terms and subject to the conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries and Affiliates to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Law to consummate and make effective the Transactions as soon as reasonably practicable, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as reasonably practicable all consents, registrations, approvals, clearances, Permits and authorizations necessary, proper or advisable to be obtained from any third party or any Governmental Authority in order to consummate the Transactions. Notwithstanding the foregoing or anything to the contrary in this Agreement, but subject to Parent’s obligations pursuant to Section 7.4(c), in no event shall either the Company or Parent or any of their respective Affiliates be required to pay any consideration to any third parties or give anything of value to obtain any such Person’s authorization, approval, consent or waiver to effectuate the Transactions, other than filing, recordation or similar fees. Notwithstanding anything to the contrary contained herein, no action taken by the Company or Parent under this Section 7.4 will constitute a breach of Section 5.1 or Section 6.1, respectively.

(b)                Parent and the Company shall each have the right to review in advance, and to the extent reasonably practicable, each will consult with the other in connection with, all of the information relating to Parent or the Company, as applicable, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the Transactions (including the Registration Statement). Neither the Company nor Parent shall permit any of its officers or other Representatives to participate in any meeting or discussion with any Governmental Authority in respect of any filings, investigation or other inquiry relating to the Transactions unless, to the extent practicable, it consults with the other Party in advance.

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7.5.             Status; Notifications. Subject to applicable Law and as otherwise required by any Governmental Authority, the Company and Parent each shall keep the other apprised of the status of matters relating to the consummation of the Transactions, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as applicable, or any of its Subsidiaries or Affiliates, from any third party or any Governmental Authority with respect to the Transactions.

7.6.             Publicity. The initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by the parties. Thereafter, each of Parent, Merger Sub, and the Company agrees that no public release or announcement or statement concerning this Agreement or the transactions contemplated hereby shall be issued by any party without the prior written consent of the other parties hereto (which consent shall not be unreasonably withheld, conditioned or delayed), except (i) as required by applicable law or the rules or regulations of any applicable Governmental Authority or stock exchange to which the relevant party is subject, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on, such release or announcement in advance of such issuance or (ii) for such releases, announcements or statements that are consistent with other such releases, announcement or statements made after the date of this Agreement in compliance with this Section 7.6.

7.7.             Section 16 Matters. Prior to the Closing, each of Parent, Merger Sub and the Company shall take all steps as may be required, to the extent permitted under applicable Law, to cause any dispositions of the shares of Company Common Stock or acquisitions of Parent Common Stock (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the Transactions by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the Transactions to be exempt under SEC Rule 16b-3(d) promulgated under the Exchange Act.

7.8.             Tax Matters.

(a)                Notwithstanding anything to the contrary contained herein, Parent and the Company shall be responsible for and shall each pay one-half of the Transfer Taxes required to be paid by the Company, Parent or any of their Subsidiaries incurred in connection with the Transactions. Unless otherwise required by applicable Law, the Company shall file all necessary Tax Returns with respect to all such Transfer Taxes, and if required by applicable Law, Parent will join in the execution of any such Tax Returns. The Company and Parent agree to reasonably cooperate to reduce or eliminate the amount of any such Transfer Taxes.

(b)                None of the Parties shall (and each Party shall cause its Subsidiaries and Affiliates not to) take or cause to be taken, or knowingly fail to take or knowingly cause to be failed to be taken, any action that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. Both prior to and following the Effective Time, each of the Parties shall, and shall cause their respective Subsidiaries and Affiliates to, use their reasonable best efforts to cause the Merger to qualify for the Intended Tax Treatment.

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(c)                The Parties shall, and shall cause their respective Affiliates to, unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code, file all income Tax Returns to be filed on a basis consistent with the Intended Tax Treatment. Each of the Parties agrees to use reasonable best efforts to promptly notify all other Parties of any challenge to the Intended Tax Treatment by any Governmental Authority.

7.9.             Parent Equity Incentive Plan. Parent shall, prior to the Effective Time, approve and adopt the Parent Equity Incentive Plan to be effective in connection with the Closing. The Parent Equity Incentive Plan shall provide for an initial aggregate share reserve thereunder equal to 20% of the number of shares of Parent Common Stock on a fully diluted basis at the Closing, and shall provide for the assumption and substitution thereunder pursuant to Section 1.6 of the Exchanged Options and Exchanged RSU Awards (which assumption shall not increase nor be in addition to the number of shares set forth above for the Parent Equity Incentive Plan). Parent shall file a Form S-8 Registration Statement with the SEC with respect to the shares of Parent Common Stock issuable under the Parent Equity Incentive Plan as soon as practicable following the filing by the Parent with the SEC of the Form 8-K required to be filed within four Business Days after the Closing.

7.10.          Registration Rights Agreement. At the Closing, (a) Parent shall deliver to the Company a copy of the Registration Rights Agreement duly executed by Parent, and shall use reasonable best efforts to cause each applicable Parent Stockholder to deliver to the Company a copy of the Registration Rights Agreement duly executed by such Parent Stockholder, and (b) the Company shall deliver to Parent a copy of the Registration Rights Agreement duly executed by the Company.

7.11.          280G Matters. If a 280G Vote (as defined in clause (b) below) is applicable, as soon as practicable following the date of this Agreement, but in no event less than five (5) Business Days prior to the Effective Time, the Company shall (a) obtain and deliver to Parent, prior to the initiation of the Company Requisite Stockholder Consent procedure under clause (b) below from each Person who is, with respect to the Company, a “disqualified individual” (within the meaning of Section 280G of the Code) as of immediately prior to the initiation of such Company Requisite Stockholder Consent (each, a “Disqualified Individual”), and who might otherwise have, receive or have the right or entitlement to receive a “parachute payment” (within the meaning of Section 280G of the Code), a waiver (a “Parachute Payment Waiver”), in a form reviewed and approved by Parent, of such Disqualified Individual’s rights to all such payments and/or benefits applicable to such Disqualified Individual (the “Waived Parachute Payments”) so that all remaining payments and/or benefits applicable to such Disqualified Individual shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code) and (b) submit to the Company Stockholders for approval (in a manner satisfactory to Parent) by such number of Company Stockholders in a manner that meets the requirements of Section 280G(b)(5)(B) of the Code, any payments and/or benefits that Parent and the Company reasonably determine may separately or in the aggregate, constitute “parachute payments” (within the meaning of Section 280G of the Code), such that such payments and benefits shall not be deemed to be “parachute payments” under Section 280G of the Code (the foregoing actions, a “280G Vote”). As soon as practicable following the date of this Agreement, if a 280G Vote is required (and in any event prior to Closing), the Company shall deliver to Parent evidence reasonably satisfactory to Parent, (i) that a 280G Vote was solicited in conformance with Section 280G of the Code, and the requisite stockholder approval was obtained with respect to any payments and/or benefits that were subject to the Company stockholder vote (the “Section 280G Approval”) or (ii) that the Section 280G Approval was not obtained and as a consequence, pursuant to the Parachute Payment Waiver, such “parachute payments” shall not be made or provided. The form of the Parachute Payment Waiver, the disclosure statement, any other materials to be submitted to the Company Stockholders in connection with the Section 280G Approval and the calculations related to the foregoing (the “Section 280G Soliciting Materials”) shall be subject to advance review and approval by Parent, which approval shall not be unreasonably withheld, delayed or conditioned.

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7.12.          Further Assurances. Upon the terms and subject to the conditions contained herein, the parties agree (a) to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, (b) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder or thereunder, and (c) to cooperate with each other in connection with the foregoing. Without limiting the foregoing, the parties agree to use their respective reasonable best efforts (i) to obtain all necessary waivers, consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement; (ii) to give all notices to, and make all registrations and filings with, third parties, including Governmental Authorities necessary or desirable for the consummation of the transactions contemplated by this Agreement; and (iii) to fulfill all conditions of the other party set forth in Article VIII. Each party shall provide the other parties, as applicable, with a reasonable opportunity to approve (which approval shall not be unreasonably withheld, delayed or conditioned) any waivers, consents, approvals, notices, Orders, registrations and filings to be made, given or used by any such party and shall, as promptly as reasonably practicable, deliver to the other parties, as applicable, a copy of any such registration or filing made, any such notice given or any such waiver, consent, approval or Order obtained by any such party prior to the Closing Date as the other parties may reasonably request.

Article VIII.
CONDITIONS TO closing

8.1.             Mutual Conditions to Obligations of Each Party. The respective obligations of each Party to consummate the Merger are subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

(a)                Stockholder Approval. (i) the Parent Requisite Stockholder Consent shall have been obtained, and (ii) the Company Requisite Stockholder Consent shall have been obtained.

(b)                Regulatory Approvals. All consents, registrations, approvals, clearances, Permits and authorizations from Governmental Entities that are set forth in Section 8.1(b) of the Company Disclosure Letter shall have been obtained.

(c)                No Laws or Orders. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Transactions.

(d)                Registration Statement and Proxy Statement. The Registration Statement and Proxy Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement or the Proxy Statement shall have been issued and remain in effect, and no Proceedings for that purpose shall have commenced or be threatened by the SEC.

8.2.             Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

(a)                Representations and Warranties. Each of (i) Parent Fundamental Representations shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date as if made on the Closing Date (except for Parent Fundamental Representations that speak as of a particular date, which shall be true and correct in all respects as of such date), and (ii) the other representations and warranties made by Parent and Merger Sub in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on the Closing Date (except for representations and warranties that speak as of a particular date, which shall be true and correct in all material respects as of such date).

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(b)                Covenants. Each of the covenants and obligations that Parent and Merger Sub is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

(c)                Material Adverse Effect on Parent. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect on Parent.

(d)                Parent Closing Certificate. At or prior to the Closing, Parent shall deliver (or cause to be delivered) to the Company a certificate executed on behalf of Parent by its chief executive officer containing the representation and warranty of Parent that the conditions set forth in Sections 8.2(a), 8.2(b) and 8.2(c) have been duly satisfied (the “Parent Closing Certificate”).

(e)                Minimum Cash Condition. Following payment by Parent to its stockholders who have validly elected to have their shares of Parent Common Stock redeemed for cash pursuant to Parent’s Organizational Documents as part of the Redemption Offer and after giving effect to the payment of the Transaction Expenses incurred by or on behalf of Parent in accordance with Section 2.2, Parent shall have an aggregate amount of cash of at least $15,000,000.

(f)                 Parent shall have made all necessary arrangements with the Trustee to have the funds contained in the Trust Account disbursed or available to Parent, in accordance with the Trust Agreement and this Agreement, contemporaneously with the Closing, and all such funds released from the Trust Account to Parent shall be available to Parent (and, following the Merger, the Surviving Corporation).

(g)                Net Tangible Assets. Parent shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).

(h)                Nasdaq Listing. Parent Common Stock to be issued pursuant to this Agreement shall be listed or have been approved for listing on Nasdaq, subject only to official notice of issuance thereof.

(i)                 [Reserved].

(j)                 D&O Resignations. The directors and executive officers of Parent listed in Section 8.2(j) of the Parent Disclosure Letter shall have been removed from their respective positions or tendered their irrevocable resignations, in each case effective as of the Effective Time.

8.3.             Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

(a)                Representations and Warranties. Each of (i) the Company Fundamental Representations shall be true and correct in all material respects (other than the representations contained in Section 3.5, which shall be true and correct in all but de minimis respects) as of the date of this Agreement and as of the Closing Date as if made on the Closing Date (except for Company Fundamental Representations that speak as of a particular date, which shall be true and correct in all material respects (other than the representations contained in Section 3.5, which shall be true and correct in all but de minimis respects) as of such date), and (ii) the other representations and warranties made by the Company in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made on the Closing Date (except for representations and warranties that speak as of a particular date, which shall be true and correct in all respects as of such date), except in each case of this clause (ii) where the failure of such representations and warranties to be true and correct, taken as a whole, would not be reasonably likely to cause a Material Adverse Effect.

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(b)                Covenants. Each of the covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

(c)                Material Adverse Effect on the Company. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect on the Acquired Companies.

(d)                Consulting Arrangements. The Surviving Corporation shall cause to be paid all consulting fees of Parent incurred in connection with the consummation of the transactions contemplated by this Agreement first using the funds in the Trust Account Amount, if any; provided that such consulting fees shall not exceed, in the aggregate, $500,000.

(e)                Dissenting Shares. There shall not be more than twenty-five percent (25.0%) of Company Dissenting Shares.

(f)                 Other Deliveries. The Company shall have delivered (or cause to be delivered) to Parent and Merger Sub each of the following:

(i)                  a certificate executed on behalf of the Company by its chief executive officer containing the representation and warranty of the Company that the conditions set forth in Sections 8.3(a), 8.3(b) and 8.3(c) have been duly satisfied (the “Company Closing Certificate”);

(ii)                executed copies of each agreement with the holders of the Contingent Obligations reflecting the settlement of each such Contingent Obligation through the issuance of Parent Common Stock, as set forth in the Consideration Schedule;

(iii)              the Consideration Schedule completed to include all of the information specified in Section 2.3 in a form reasonably satisfactory to Parent and a certificate executed by the Company’s chief executive officer or chief financial officer, dated as of the Closing Date, certifying on behalf of the Company (and not in his or her individual capacity) that the Consideration Schedule is complete and correct;

(iv)               a certificate, meeting the requirements of Section 1445 of the Code and the Treasury Regulations thereunder, to the effect that the Shares do not constitute a U.S. real property interest; and

(v)                evidence satisfactory to Parent that all Company Plans have been terminated.

Article IX.

TERMiNATION

9.1.             Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time only as follows:

(a)                by mutual written agreement of the Company and Parent;

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(b)                by either the Company or Parent, if the Merger has not been consummated on or before April 30, 2022 (the “Outside Date”); provided that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time; and provided, further, that the Outside Date shall be automatically extended to May 31, 2022 in the event that the Registration Statement has been filed, but not declared effective, on or before February 14, 2022;

(c)                by either the Company or Parent if the Parent Requisite Stockholder Consent shall not have been obtained by reason of the failure to obtain the required vote at the Special Meeting duly convened therefor or at any adjournment or postponement thereof;

(d)                by either Parent or the Company, if a Governmental Authority shall have issued any Order or taken any other action, in each case, which has become final and non-appealable and which restrains, enjoins or otherwise prohibits the Merger;

(e)                by Parent if there shall have occurred a Material Adverse Effect on the Acquired Companies after the date of this Agreement;

(f)                 by the Company if there shall have occurred a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole, after the date of this Agreement;

(g)                by Parent, if (i) any representation or warranty of the Company contained in this Agreement shall be inaccurate such that the condition set forth in Section 8.3(a) would not be satisfied, or (ii) the covenants or obligations of the Company contained in this Agreement shall have been breached in any material respect such that the condition set forth in Section 8.3(b) would not be satisfied; provided, however, that if an inaccuracy or breach is curable by the Company during the thirty (30) calendar day period after Parent notifies the Company in writing of the existence of such inaccuracy or breach (the “Company Cure Period”), then Parent may not terminate this Agreement under this Section 9.1(g) as a result of such inaccuracy or breach prior to the expiration of the Company Cure Period unless the Company is no longer continuing to exercise reasonable best efforts to cure such inaccuracy or breach;

(h)                by the Company, if (i) any representation or warranty of Parent contained in this Agreement shall be inaccurate such that the condition set forth in Section 8.2(a) would not be satisfied, or (ii) the covenants or obligations of Parent or Merger Sub contained in this Agreement shall have been breached in any material respect such that the condition set forth in Section 8.2(b) would not be satisfied; provided, however, that if an inaccuracy or breach is curable by Parent or Merger Sub during the thirty (30) calendar day period after the Company notifies Parent in writing of the existence of such inaccuracy or breach (the “Parent Cure Period”), then the Company may not terminate this Agreement under this Section 9.1(h) as a result of such inaccuracy or breach prior to the expiration of Parent Cure Period unless Parent is no longer continuing to exercise reasonable best efforts to cure such inaccuracy or breach.

9.2.             Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no effect without liability of any party (or any Representative of such party) to any other party; provided that the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Sections 9.3, 10.8, 10.12, 10.14, and 10.18, which shall survive any termination of this Agreement.

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9.3.             Fees and Expenses. Except as otherwise set forth in this Agreement or any Transaction Document, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Transactions are consummated.

Article X.
MISCELLANEOUS

10.1.          Defined Terms. As used herein, the terms below shall have the following meanings. Any such term, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

“Acquired Companies” means, collectively, the Company and its Subsidiaries.

“Affiliate” means, when used with reference to any specified Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such specified Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Consideration” means 25,000,000 shares of Parent Common Stock.

“Alternative Company Transaction” means, other than the transactions contemplated by this Agreement and the Ancillary Documents (including the transactions with Parent contemplated hereby and any Financing transaction), any (i) reorganization, liquidation, refinancing, dissolution or recapitalization of the Company, (ii) merger, capital stock exchange, consolidation, exchangeable share transaction or other business combination involving the Company or its Subsidiaries, (iii) purchase or sale of all or substantially all of the Company Common Stock or other Equity Securities of the Company or its Subsidiaries (including any rights to acquire, or securities convertible into or exchange for, any such Equity Securities) or the assets used primarily in the business of the Company or its Subsidiaries, or (iv) any similar transaction or business combination involving the Company, its Subsidiaries or their respective assets.

“Antitrust Law” means the Sherman Antitrust Act of 1890, the Clayton Act of 1914, the HSR Act and all other United States or non-United States antitrust, competition, merger control or other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Capital Stock” means Company Common Stock and Company Preferred Stock.

“Company Common Stock” means the Company’s Common Stock, $0.0001 par value per share.

“Company Disclosure Letter” means a letter delivered by the Company to Parent and Merger Sub as of the date hereof which sets forth the exceptions to the representations and warranties contained in Article III hereof and certain other information called for by this Agreement.

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“Company Fundamental Representations” means the representations and warranties of the Company contained in Section 3.1 (Organization, Existence and Power), Section 3.2 (Authorization), Section 3.5 (Capitalization), and Section 3.24 (No Brokers).

“Company Intellectual Property” means all Intellectual Property that is owned or licensed by any Acquired Company.

“Company Option” means an option entitling the holder thereof to acquire shares of Company Common Stock from the Company.

“Company Plans” mean each of (i) the Aerami 2015 Equity Incentive Plan (f/k/a the Dance Biopharm Holdings, Inc. 2015 Equity Incentive Plan), (ii) the Aerami 2009 Equity Incentive Plan (f/k/a the Dance Pharmaceuticals, Inc. 2009 Equity Incentive Plan) and (iii) the Company’s equity incentive plan created for Anne Whitaker, the former Chief Executive Officer of the Company.

“Company Preferred Stock” means the Company Series A Preferred Stock, the Company Series A-1 Preferred Stock and the Company Royalty Series Convertible Preferred Stock.

“Company Registered Intellectual Property” means all applications, registrations and filings for Intellectual Property that have been registered, filed, certified or otherwise perfected or recorded or are the subject of a pending application for such, with or by any Governmental Authority or the Internet domain name registrar, by, on behalf of or in the name of any of the Acquired Companies (including all Internet domain names), in each case to the extent used or useful in the business of the Company.

“Company Requisite Stockholder Consent” means, with respect to this Agreement, approval by (a) holders of not less than fifty percent (50%) of all outstanding shares of Company Capital Stock, voting together as a single class and on an as-converted to Company Common Stock basis, and (b) holders of not less than fifty percent (50%) of the outstanding shares of Company Series A Preferred Stock and Company Series A-1 Preferred Stock, voting together as a single class on an as-converted basis.

“Company Royalty Series Convertible Preferred Stock” means the Royalty Series Convertible Preferred Stock of the Company, par value $0.0001 per share.

“Company RSU Award” means a restricted stock unit award covering shares of Company Common Stock.

“Company Series A Preferred Stock” means the Series A Preferred Stock of the Company, par value $0.0001 per share.

“Company Series A-1 Preferred Stock” means the Series A-1 Preferred Stock of the Company, par value $0.0001 per share.

“Company Stockholders” means any holder of Company Capital Stock.

“Company Warrant” means an outstanding warrant entitling the holder thereof to acquire Company Capital Stock from the Company.

“Consent Solicitation Statement” means the consent solicitation statement with respect to the solicitation by the Company of the Company Requisite Stockholder Consent.

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“Continuing Service Provider” means each employee and independent contractor of any Acquired Company who continues his or her employment or other service with Parent or its Affiliates (including any Acquired Company) at the Closing.

“Contract” means any contract, agreement, deed, indenture, note, bond, loan, license, instrument, lease, commitment, plan or other arrangement or understanding, whether oral or written, including all amendments, supplements, exhibits and schedules thereto.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention, the World Health Organization and the Occupational Safety and Health Administration, in each case, in connection with or in response to COVID-19.

“Encumbrance” means any lien, pledge, charge, community property interest, equitable interest, easement, security interest, deed of trust, mortgage, pledge, hypothecation, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

“Environmental Laws” means any applicable Law, regulation, or other applicable requirement relating to (a) releases or threatened release of Hazardous Substance; (b) pollution or protection of employee health or safety, public health or the environment; or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

“Equity Interests” means, with respect to any Person, any capital stock, or other ownership, membership, partnership, joint venture or equity interest in, such Person or any indebtedness, securities, options, warrants, call, subscription or other rights or entitlements of, or granted by, such Person or any of its Affiliates that are convertible into, or are exercisable or exchangeable for, or giving any Person any right or entitlement to acquire any such capital stock or other ownership, partnership, joint venture or equity interest, in all cases, whether vested or unvested.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means any Person or entity (whether or not incorporated) that would be treated as a “single employer” or under common control with any of the Acquired Companies within the meaning of Section 414 of the Code.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Funded Indebtedness” means Indebtedness of the types described in clauses (a) and (b) of the definition thereof.

“GAAP” means generally accepted accounting principles in the United States.

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“Governmental Authority” means any United States, foreign, supra-national, federal, state, provincial, local or self-regulatory governmental, regulatory or administrative authority, agency, division, body, organization or commission or any judicial or arbitral body.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Indebtedness” means, without duplication, (a) all obligations for borrowed money (including all obligations for principal, interest, penalties, fees and premiums, expenses and breakage costs) or extensions of credit (including under credit cards, bank overdrafts, and advances), (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments (including all obligations for principal, interest, penalties, fees and premiums, expenses and breakage costs), (c) all obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the Ordinary Course of Business, (d) all obligations of others secured by an Encumbrance on any asset of such Person, © all obligations, contingent or otherwise, directly or indirectly guaranteeing any obligations of any other Person, (f) all obligations to reimburse the issuer in respect of letters of credit or under performance or surety bonds, or other similar obligations, and (g) all obligations in respect of bankers’ acceptances and under reverse repurchase agreements.

“Intellectual Property” means all worldwide intellectual property and intellectual property rights, and all right title and interest therein, including, without limitation, (a) all patents, patent applications, utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations), invention disclosures, inventions and discoveries, whether or not patented or patentable and whether or not reduced to practice, improvements thereto, and other rights of invention; (b) brand marks, brand names, registered and unregistered trademarks, service marks, trade names, trade dress, logos, product names and slogans, including any common law rights, registrations and applications for the foregoing, and all goodwill associated with any of the foregoing; (c) copyrightable works, website content, all registered and unregistered copyrights in both published works and unpublished works, other rights of authorship and exploitation, and any applications, registrations and renewals in connection therewith; (d) all rights in mask works; (e) all know-how, trade secrets, confidential or proprietary information, customer lists, financial information, business information, technical information, data, process technology, plans, drawings and blue prints (the items in clause (e), collectively, “Trade Secrets”); (f) all Software; (g) all URLs, social media accounts, short codes, hash tags in internet web sites and internet domain names; (h) rights of attribution and integrity and other moral rights; and (i) rights to exclude others from appropriating any of such Intellectual Property, including the right to sue for and remedies against past, present and future infringements of any or all of the foregoing and rights of priority and protection of interests therein, and any other proprietary, intellectual property; and (i) other rights relating to any or all of the foregoing anywhere in the world.

“IRS” means the U.S. Internal Revenue Service.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Knowledge” means (a) with respect to the Company, the actual knowledge of Steve Thornton and Timm Crowder, after reasonable investigation, and (b) with respect to Parent, the actual knowledge of Robb Knie, after reasonable investigation.

“Law” means any federal, state, local or foreign law, statute, ordinance, code, decree, treaty, rule, rule of common law, policy, guidance, directive or regulation or Order of any Governmental Authority and all other provisions having the force or effect of law.

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“Liabilities” means all debts, liabilities, commitments and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, liquidated or unliquidated, asserted or unasserted, known or unknown, whenever or however arising, including those arising under applicable Law or any Proceeding or order of a Governmental Authority and those arising under any Contract, regardless of whether such debt, liability, commitment or obligation would be required to be reflected on a balance sheet prepared in accordance with GAAP or disclosed in the notes thereto.

“Material Adverse Effect” means with respect to any Person, any event, circumstance, change or effect (an “Effect”) that, individually or in the aggregate with any other Effect, (a) has materially and adversely impaired, or would reasonably be expected to materially and adversely impair, the ability of such Person to consummate the transactions contemplated by this Agreement in accordance with terms of this Agreement and applicable Law or in a timely manner or (b) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, condition (financial or otherwise), assets (including intangible assets), Liabilities or results of operations of such Person, taken as a whole; provided, that in the case of clause (b) only, in no event shall any Effect resulting or arising from any of the following, alone or in combination, be taken into account in determining whether there has been, a Material Adverse Effect: (i) any change in general economic conditions, (ii) any changes after the date hereof in applicable Law or the interpretation thereof or any COVID-19 Measures or any changes after the date hereof in such COVID-19 Measures or interpretations thereof, (iii) any change after the date hereof in accounting requirements or principles required by GAAP, (iv) any change in the industry generally in which such Person operates, (v) any outbreak, escalation or acts of terrorism, armed hostility or war, sabotage or military actions, or any weather-related event, earthquake, hurricane, tornado, fire or other natural disaster or any material worsening of such conditions, or (vi) any epidemics, pandemics or other outbreak of disease or illness or public health event (including COVID-19, or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement); provided, further, that the exceptions set forth in clauses (i), (ii), (iii), (iv), (v) and (vi) shall only apply to the extent that such Effect does not have a materially disproportionate impact on such Person, taken as a whole, compared to other companies of similar size that operate in the industries in which Person operates.

“Order” means judgments, writs, decrees, directives, rulings, compliance agreements, injunctions, awards, assessments, writs, stipulations, determination of awards, settlement agreements or orders of any Governmental Authority or arbitrator.

“Ordinary Course of Business” means an action taken, or omitted to be taken, by any Person in the ordinary course of such Person’s business consistent with past practice (including any actions taken, or omitted to be taken, in good faith in light of COVID-19 and actions to respond to COVID-19 Measures).

“Organizational Documents” means (a) the articles or certificate of incorporation, all certificates of determination and designation, and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate or articles of limited partnership of a limited partnership; (d) the operating agreement, limited liability company agreement and the certificate or articles of organization or formation of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation or organization of any other Person; and (f) any amendment to any of the foregoing.

“Parent Class A Common Stock” means Parent’s Class A Common Stock, $0.0001 par value per share.

“Parent Class B Common Stock” means Parent’s Class B Common Stock, $0.0001 par value per share.

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“Parent Common Stock” means the Parent Class A Common Stock and the Parent Class B Capital Stock.

“Parent Disclosure Letter” means a letter delivered by Parent to the Company as of the date hereof which sets forth the exceptions to the representations and warranties contained in Article IV hereof and certain other information called for by this Agreement.

“Parent Fundamental Representations” means the representations and warranties of Parent and Merger Sub contained in Section 4.1 (Organization, Existence and Power), Section 4.2 (Authorization), Section 4.6 (Capitalization), and Section 4.26 (No Brokers).

“Parent Restated Certificate” means the Amended and Restated Certificate of Incorporation of Parent in the form of Exhibit E attached hereto.

“Parent Requisite Stockholder Consent” means the approval of the holders of a majority in voting power of the outstanding Parent Common Stock, voting together as a single class and, if the Parent Board determines it is necessary or advisable, the holders of a majority of the outstanding Parent Class A Common Stock, voting as a separate class.

“Parent Stockholders” means any holder of Parent Common Stock.

“Permits” means all licenses, permits, franchises, approvals, authorizations, consents or Orders of, or filings with, any Governmental Authority, whether foreign, federal, state or local, or any other Person.

“Permitted Encumbrances” means (a) any restriction on transfer arising under applicable securities laws; (b) Encumbrances for Taxes not yet due and payable; (c) mechanics’, carriers’, workers’, repairers’ and similar Encumbrances arising or incurred in the Ordinary Course of Business that are not yet due and payable and which are not, individually or in the aggregate, material to the business, operations and financial condition of the assets so encumbered of any Acquired Company; and (d) zoning laws and other land use restrictions that do not, individually or in the aggregate, materially impair the present or anticipated use or occupancy of the property subject thereto.

“Per Share Common Consideration” means the number of shares of Parent Common Stock allocable from the Aggregate Consideration to each share of Company Common Stock that is issued and outstanding as of immediately prior to the Effective Time, as set forth on the Consideration Schedule.

“Per Share Consideration” means (a) with respect to shares of Company Common Stock, the Per Share Common Consideration, (b) with respect to shares of Company Royalty Series Convertible Stock, the Per Share Royalty Series Consideration, (c) with respect to shares of Company Series A Preferred Stock, the Per Share Series A Consideration, and (d) with respect to shares of Company Series A-1 Preferred Stock, the Per Share Series A-1 Consideration.

“Per Share Royalty Series Consideration” means the number of shares of Parent Common Stock allocable from the Aggregate Consideration to each share of Company Royalty Series Convertible Preferred Stock that is issued and outstanding as of immediately prior to the Effective Time, as set forth on the Consideration Schedule.

“Per Share Series A Consideration” means the number of shares of Parent Common Stock allocable from the Aggregate Consideration to each share of Company Series A Preferred Stock that is issued and outstanding as of immediately prior to the Effective Time, as set forth on the Consideration Schedule.

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“Per Share Series A-1 Consideration” means the number of shares of Parent Common Stock allocable from the Aggregate Consideration to each share of Company Series A-1 Preferred Stock that is issued and outstanding as of immediately prior to the Effective Time, as set forth on the Consideration Schedule.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or governmental body.

“Personal Information” means any information relating to an identified or identifiable natural person; an “identifiable person” is one who can be identified, directly or indirectly, in particular by reference to an identification number or to one or more factors specific to his physical, physiological, mental, economic, cultural or social identity, including unique device or browser identifiers, names, ages, addresses, telephone numbers, email addresses, social security numbers, passport numbers, alien registration numbers, medical history, employment history, and/or account information; and shall also mean “personal information”, “personal health information” and “personal financial information” each as defined by applicable Laws relating to the collection, use, sharing, handling, storage, retention, destruction, and/or disclosure of information about an identifiable individual.

“Privacy and Security Laws” means all applicable Laws concerning the collection, handling, receipt, use, processing, disclosure, storage, maintenance, transmission, encryption, access to, breach or breach notification of, or privacy or security or protection of Personal Information and all guidance and implementing regulations issued by any Governmental Authority (including staff reports) thereunder.

“Private Placement” means a private placement or private placements pursuant to which certain investors may purchase shares of Parent Common Stock at $10.00 per share for an aggregate subscription amount of up to $30,000,000, to be consummated, if at all, immediately prior to or substantially concurrently with the Closing;

“Proceeding” means any action, suit, litigation, complaint, dispute, arbitration, mediation, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, inquiry, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority.

“Proxy Statement” means the proxy statement relating to Parent’s Special Meeting.

“Representative” means any officer, director, manager, principal, attorney, financial advisor, agent, employee or other representative.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

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“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, (d) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (e) documentation, including user manuals and training materials, relating to any of the foregoing.

“Special Meeting” means a meeting of the holders of Parent Common Stock to be held for the purpose of approving the Proposals.

“Subsidiary” means when used in reference to any Person, any corporation or other entity of which such Person owns, directly or indirectly, (a) fifty percent (50%) or more of the outstanding shares of stock, other Equity Interests or voting securities, or (b) outstanding securities having ordinary voting power to elect the majority of the board of directors or other managing body of such corporation or entity.

“Tax” means any and all taxes, including any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, registration, recording, documentary, conveyancing, gains, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit, escheat, custom duty or other tax, governmental fee or other like assessment or charge in the nature of a tax, together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority, whether disputed or not, or in respect of any failure to comply with any requirement regarding Tax Returns, including any such amounts payable pursuant to any tax-sharing agreement or other agreement relating to the payment of any such Tax, levy, impost, duty, assessment, charge or withholding, whether imposed directly, under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a result of being a transferee, successor, or member of an affiliated, consolidated, unitary or combined group, by contract, or otherwise..

“Tax Return” means any return, report, declaration, claim for refund, information return or other document (including schedules thereto, other attachments thereto, amendments thereof, or any related or supporting information) filed or required to be filed with a Tax authority relating to any Tax.

“Transaction Expenses” without duplication, the aggregate amount of all fees, costs and expenses incurred by or on behalf of Parent, Merger Sub, or any Acquired Company arising from, incurred in connection with or related to the negotiation, preparation, execution and performance of this Agreement and the transactions contemplated hereby, including (a) third party fees, expenses and costs (including legal, accounting, broker’s, investment banker’s, consultant’s, advisor’s and finder’s fees, costs and expenses) arising from, incurred in connection with or related to this Agreement or the transactions contemplated hereby (whether or not such amounts have been billed as of or prior to the Closing Date), (b) all bonuses, incentive compensation, termination payments, severance, or other change-in-control, separation or other transaction-related payments solely payable in connection with the Merger or any of the other transactions contemplated hereby (whether paid or provided on or following the Closing Date), (c) the employer portion of any payroll, employment or similar Taxes incurred or to be incurred by Parent, the Surviving Corporation or any Acquired Company in connection with the items described in clause (b), and (d) all other miscellaneous out-of-pocket expenses or costs incurred by or on behalf of Parent, the Surviving Corporation, or any Acquired Company incurred in connection with, arising from or related to this Agreement.

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration, property or other similar Taxes.

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“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

The following terms shall have the meanings defined for such terms in the Sections set forth below:

Defined Term	Section

280G Vote	Section 7.11
Additional Proposal	Section 7.1(c)(vi)
Affiliate Transaction	Section 3.9
Agreement	Introductory Paragraph
Alternative Transaction Proposal	Section 5.4
Amendment Proposal	Section 7.1(c)(ii)
Ancillary Documents	Section 3.2
Book-Entry Shares	Section 1.9(b)
Business Combination	Recitals
Business Combination Proposal	Section 6.4
Cancelled Shares	Section 1.6(h)
Certificate of Merger	Section 1.2
Closing	Section 2.1
Closing Date	Section 2.1
Company	Introductory Paragraph
Company Balance Sheet Date	Section 3.12
Company Board	Recitals
Company Board Recommendation	Section 7.3(b)
Company Cure Period	Section 9.1(g)
Company Financial Statements	Section 3.12
Company Stock Certificate	Section 1.6(f)
Consideration Schedule	Section 2.3
Costs	Section 6.5(a)
D&O Insurance	Section 6.5(b)
DGCL	Recitals
Disputes	Section 3.7(c)
Disqualified Individual	Section 7.11
Company Dissenting Shares	Section 1.7
Effective Time	Section 1.2
Employee Plan(s)	Section 3.15(g)
Enforceability Exceptions	Section 3.2
Exchange Agent	Section 1.9(a)
Exchange Fund	Section 1.9(a)
Exchanged Option	Section 1.6(c)
Exchanged RSU Award	Section 1.6(d)
FDA	Section 3.20
FDA Ethics Policy	Section 3.20
FDA Laws	Section 3.20
Hazardous Substance	Section 3.22
Indemnification Agreement	Section 6.10
Indemnified Party/Parties	Section 6.5(a)
Intended Tax Treatment	Recitals

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Interim Period	Section 5.1
Inventions Assignment Agreement	Section 3.18
Key Stockholder	Recitals
Letter of Transmittal	Section 1.9(b)
Lock-Up Agreement	Recitals
Material Contract	Section 3.8(a)
Merger	Recitals
Merger Sub	Introductory Paragraph
Merger Sub Certificate	Section 1.3(a)
Nasdaq Proposal	Section 7.1(c)(iii)
Off-the-Shelf Software Licenses	Section 3.7(b)
Outside Date	Section 9.1(b)
Redemption Offer	Recitals
Parachute Payment Waiver	Section 7.11
Parent	Introductory Paragraph
Parent Board	Recitals
Parent Board Recommendation	Section 7.2(b)
Parent Cure Period	Section 9.1(h)
Parent Equity Incentive Plan	Recitals
Parent Equity Incentive Plan Proposal	Section 7.1(c)(iv)
Parent Financial Statements	Section 4.9(d)
Parent Private Placement Warrants	Section 4.6(b)
Parent Public Warrants	Section 4.6(b)
Parent Restated Charter	Recitals
Parent SEC Reports	Section 4.20
Parent Support Agreements	Recitals
Parent Transaction Fee Cap	Section 2.2
Parent Warrants	Section 4.6(b)
PCBs	Section 3.19
Post-Closing Board of Directors	Section 6.9(a)
Proposals	Section 7.1(c)(vi)
Registration Rights Agreement	Recitals
Registration Statement	Section 7.1(a)
Section 280G Approval	Section 7.11
Section 280G Soliciting Materials	Section 7.11
Smith Anderson	Section 10.22
Sponsor	Recitals
Sponsor Support Agreement	Recitals
Stockholder Support Agreement	Recitals
Stockholders’ Representative	Introductory Paragraph
Surviving Corporation	Section 1.1
Tail Period	Section 6.5(b)
Transaction Proposal	Section 7.1(c)(i)
Transactions	Recitals
Transmittal Documents	Section 1.9(b)
Trust Account	Section 4.21
Trust Account Amount	Section 6.2(b)
Trust Agreement	Section 4.21
Trustee	Section 4.21
Waived Parachute Payments	Section 7.11

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10.2.          Notices. All notices and other communications to be given or made hereunder shall, unless otherwise specified herein, be in writing and shall be deemed to have been duly given or made on the date of receipt by the recipient thereof if received prior to 5:00 p.m. Eastern Time in the place of receipt and such day is a Business Day (or otherwise on the next succeeding Business Day ) if (a) served by personal delivery or by a nationally recognized overnight courier service upon the party for whom it is intended, (b) delivered by registered or certified mail, return receipt requested, or (c) sent by email, in each case, addressed as follows:

If to the Company (prior to the Closing) or to the Stockholders’ Representative, addressed to:

Aerami Therapeutics Holdings, Inc.

2520 Meridian Parkway, Suite 400

Durham, North Carolina, 27713

Attn: Steve Thornton

Email: sthornton@aerami.com

With a copy (which shall not constitute notice) to:

Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.
150 Fayetteville Street

Suite 2300

Raleigh, NC 27601

Attn: Amy Batten and Peter Bosman
Email: abatten@smithlaw.com; pbosman@smithlaw.com

If to Parent, Merger Sub or the Surviving Corporation, addressed to:

FoxWayne Enterprises Acquisition Corp.

1 Rockefeller Plaza, Suite 1039

New York, New York 10020

Attn: Robb Knie

Email: robb@foxwayne.com

With a copy (which shall not constitute notice) to:

Sheppard, Mullin, Richter & Hampton LLP
30 Rockefeller Plaza

New York, New York 10112
Attn: Richard Friedman
Email: rafriedman@sheppardmullin.com

or to such other place and with such other copies as a party may designate as to itself by written notice to the others.

10.3.          Rules of Construction.

(a)                The parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in any agreement or other document will be construed against the party drafting such agreement or document.

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(b)                Any statement in this Agreement to the effect that any information, document or other material has been delivered, furnished or “made available” to the other party or any of such party’s Representatives means that such information, document or other material was posted to the electronic data room hosted by or on behalf of the Company with access provided to Parent in connection with the transactions contemplated by this Agreement no later than 12:01 a.m. Eastern Time on the date which is two (2) Business Days prior to the date of this Agreement and has been made available on a continuous basis by or on behalf of such party for review therein by the other party and its Representatives since such time.

10.4.          References. The titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. All references to “days” or “months” shall be deemed references to calendar days or months. All references to “$” or “dollars” shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to an “Article”, “Section,” “Exhibit,” or “Schedule” shall be deemed to refer to an article of this Agreement, Section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable. All exhibits or schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any exhibit or schedule but not otherwise defined therein, shall have the meaning defined in this Agreement. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. The word “party” shall, unless the context otherwise requires, be construed to mean a party to this Agreement. Any reference to a party to this Agreement or any other agreement or document contemplated hereby shall include such successors and permitted assigns. Any reference to any federal, state, county, local or foreign statute or Law shall be deemed also to include any modification, amendment, re-enactment thereof, any provision substituted therefore and refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. For all purposes of and under this Agreement, (a) the words “include”, “includes” and “including” shall be deemed to be immediately followed by the words “without limitation”; (b) words (including defined terms) in the singular shall be deemed to include the plural and vice versa; (c) words of one gender shall be deemed to include the other genders as the context requires; (d) “or” is not exclusive; (e) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (f) unless otherwise stated, any reference herein to any Person shall be construed to include such Person’s successors and assigns, and (g) the terms “hereof,” “herein,” “hereto,” “herewith”, “hereunder” and any other words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including the exhibits and schedules hereto) and not to any particular term or provision of this Agreement, unless otherwise specified.

10.5.          Entire Agreement. This Agreement, including the Exhibits hereto, the Company Disclosure Letter, the Parent Disclosure Letter and the other agreements, documents and written understandings referred to herein or otherwise entered into or delivered by the parties hereto pursuant to this Agreement (including each Letter of Transmittal), constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all other prior covenants, agreements (including any letters of intent between the parties), undertakings, obligations, promises, arrangements, communications, representations and warranties, whether oral or written, by any party hereto with respect to the subject matter hereof.

10.6.          Assignment. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

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10.7.          Amendment; Modification. This Agreement may not be amended or modified except in an instrument in writing signed by the parties hereto. No waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby.

10.8.          Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties hereto, any right or remedies under or by reason of this Agreement ; provided, however, that, notwithstanding the foregoing, (a) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates , agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 10.12 and (b) the present and former officers and directors of Parent and/or the Company (and their respective successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 6.5.

10.9.          Waiver. Except where a specific period for action or inaction is provided herein, neither the failure nor any delay on the part of any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. The failure of a party to exercise any right conferred herein within the time required shall cause such right to terminate with respect to the transaction or circumstances giving rise to such right, but not to any such right arising as a result of any other transactions or circumstances.

10.10.      Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced as a result of any rule of Law or public policy, all other terms and other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the greatest extent possible.

10.11.      Burden and Benefit. This Agreement shall be binding upon and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Agreement and all of its conditions and provisions are for the sole and exclusive benefit of the parties hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto any rights or remedies of any nature whatsoever under or by reason of this Agreement or any provision hereof, except as set forth in Section 10.8 above.

10.12.      Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to principles of conflicts of laws that would require the application of the laws of any other jurisdiction.

10.13.      Consent to Jurisdiction. The parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in any federal or state court located in the State of Delaware, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum. Process in any such Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.2 shall be deemed effective service of process on such party.

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10.14.      Waiver of Trial by Jury. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.14.

10.15.      No Survival of Representations, Warranties and Covenants. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument, document or certificate delivered pursuant to this Agreement shall survive the Closing and all such representations, warranties, covenants, and agreements shall expire upon the occurrence of the Closing, except for those covenants and agreements contained herein and therein which by their terms expressly apply or are to be performed, in whole or in part, after the Closing and then only to such extent.

10.16.      Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof or were otherwise breached and that, irrespective of any other rights or remedies that may be available to the parties as provided herein or otherwise, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal or state court located in the State of Delaware. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties hereto have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10.16 shall not be required to provide any bond or other security in connection with any such order or injunction.

10.17.      Cumulative Remedies. Except as otherwise expressly set forth in this Agreement, all rights and remedies of any party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at Law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

10.18.      Expenses. Except as otherwise expressly set forth in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

10.19.      Representation by Counsel. Each party hereto represents and agrees with each other that it has been represented by or had the opportunity to be represented by, independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such party’s respective counsel, that each is fully aware of the contents thereof and its meaning, intent and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

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10.20.      Execution and Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed an original and all of which together shall constitute one and the same instrument. The parties agree that this Agreement shall be legally binding upon the electronic transmission, including by facsimile or email, by each party of a signed signature page to this Agreement to the other party.

10.21.      Stockholders’ Representative.

(a)                Appointment. By executing this Agreement, the Company (and, by virtue of the adoption of this Agreement and the approval of the Merger by the Company Requisite Stockholder Consent, each Company Stockholder) shall be deemed to have irrevocably constituted and appointed, effective from and after the Effective Time, Steve Thornton as the true, exclusive and lawful agent and attorney-in-fact for and on behalf of each Company Stockholder to act in the name, place and stead of the Company Stockholders in connection with the transactions contemplated by this Agreement, in accordance with the terms and provisions of this Agreement, and to act on behalf of the Company Stockholders in any Proceeding involving this Agreement, to do or refrain from doing all such further acts and things, and to execute all such documents as the Stockholders’ Representative shall deem necessary or appropriate in connection with the transactions contemplated by this Agreement, including in respect of the following matters:

(i)                  to execute and deliver all amendments, waivers, ancillary agreements, stock powers, certificates and documents that the Stockholders’ Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement;

(ii)                giving and receiving any notice or instruction permitted or required to be given to or received by any Company Stockholder under this Agreement;

(iii)              dealing with Parent under this Agreement with respect to all matters arising under this Agreement; and

(iv)               engaging counsel, accountants or other Stockholders’ Representatives in connection with the foregoing matters.

(b)                Authorization. Each Company Stockholder authorizes the Stockholders’ Representative, on such Company Stockholder’s behalf, to:

(i)                  receive all notices or documents given or to be given to any of the Company Stockholders by Parent or the Surviving Corporation pursuant hereto or in connection herewith and to receive and accept service of legal process in connection with any suit or proceeding arising under this Agreement;

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(ii)                engage counsel, and such accountants and other advisors for any of the Company Stockholders and incur such other expenses on behalf of any of the Company Stockholders in connection with this Agreement and the transactions contemplated hereby or thereby as the Stockholders’ Representative may in its sole discretion deem appropriate; and

(iii)              take such action on behalf of any of the Company Stockholders as the Stockholders’ Representative may in its sole discretion deem appropriate in respect of: (A) taking such other action as the Stockholders’ Representative is authorized to take under this Agreement; (B) receiving all documents or certificates and making all determinations, on behalf of any of the Company Stockholders, required under this Agreement; and (C) all such action as may be necessary after the Closing Date to carry out any of the transactions contemplated by this Agreement, including any waiver of any obligation of Parent or the Surviving Corporation.

(c)                Decisions. All actions, decisions and instructions of the Stockholders’ Representative shall be conclusive and binding upon all of the Company Stockholders and no Company Stockholder shall have any claim or cause of action against the Stockholders’ Representative, and the Stockholders’ Representative shall have no liability to any Company Stockholder, for any action taken, decision made or instruction given by the Stockholders’ Representative in connection with this Agreement, except in the case of its own gross negligence or willful misconduct.

(d)                Reliance. Parent, Merger Sub and the Surviving Corporation shall not be obliged to inquire into the authority of the Stockholders’ Representative, and Parent, Merger Sub and the Surviving Corporation shall be fully protected in dealing with the Stockholders’ Representative in good faith.

(e)                Successor Stockholders’ Representative. If the Stockholders’ Representative shall die, become disabled, resign or otherwise be unable to fulfill its responsibilities hereunder, the Company Stockholders who in the aggregate held at least a majority of the Company Capital Stock immediately prior to the Effective Time shall appoint a new Stockholders’ Representative as soon as reasonably practicable by written consent by sending notice and a copy of the duly executed written consent appointing such new Stockholders’ Representative to Parent and the Surviving Corporation. Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by Parent and the Surviving Corporation. Company Stockholders who in the aggregate held at least a majority of the Company Capital Stock immediately prior to the Effective Time shall have the right at any time to remove the then-acting Stockholders’ Representative and to appoint a successor Stockholders’ Representative; provided, however, that neither such removal of the then acting Stockholders’ Representative nor such appointment of a successor Stockholders’ Representative shall be effective until the delivery to Parent and Surviving Corporation of executed counterparts of a writing signed by each such Company Stockholder with respect to such removal and appointment, together with an acknowledgment signed by the successor Stockholders’ Representative appointed in such writing that it, he or she accepts the responsibility of successor Stockholders’ Representative and agrees to perform and be bound by all of the provisions of this Agreement applicable to the Stockholders’ Representative. Each successor Stockholders’ Representative shall have all of the power, authority, rights, privileges and obligations conferred by this Agreement upon the original Stockholders’ Representative, and the term “Stockholders’ Representative” as used herein shall be deemed to include any interim or successor Stockholders’ Representative.

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10.22.      Company Representation. Parent, for itself and on behalf of its Subsidiaries (including Merger Sub), and each Acquired Company, for itself and on behalf of its Subsidiaries and their respective directors, equityholders, members, partners, officers, employees and Affiliates, hereby agree that, in the event that a dispute arises after the Closing between Parent, the Surviving Corporation, its Subsidiaries or any of their Affiliates, on the one hand, and the Company Stockholders, Stockholder Representative, or any of their Affiliates, on the other hand, Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. (“Smith Anderson”) may represent the Company Stockholders, Stockholder Representative, or such Affiliate in such dispute, even though the interests of the Company Stockholders, Stockholder Representative, or such Affiliate may be directly adverse to Parent, the Surviving Corporation, its Subsidiaries and/or their Affiliates and even though Smith Anderson may have represented the Company and/or its Subsidiaries in a matter substantially related to such dispute.

10.23        Parent Transaction Engagements. Notwithstanding anything to the contrary in this Agreement, from and after the Closing, (i) all communications between Parent or its subsidiaries or any of their respective directors, equityholders, members, partners, officers, employees and Affiliates, on one hand, and Sheppard, Mullin, Richter & Hampton LLP (“Parent’s Counsel”), on the other hand, in the connection with the transactions contemplated by this Agreement (collectively, the “Parent Transaction Engagements”) shall be deemed to be attorney-client confidences that belong solely to the members of the board of directors of Parent as of immediately prior to the Effective Time (the “Transaction Board Members”) and not Parent or its subsidiaries, (ii) neither the Company nor its subsidiaries nor any of their respective directors, equityholders, members, partners, officers, employees and Affiliates shall have access to any such communications, or to any of the files or other documents delivered or prepared in connection therewith, (iii) the Transaction Board Members shall be the sole holders of the attorney-client privilege with respect to each Parent Transaction Engagement, and neither the Parent nor its subsidiaries or any of their respective representatives nor the Company or its subsidiaries or any of their respective representatives shall be a holder thereof, (iv) to the extent that files of Parent’s Counsel in respect of any Parent Transaction Engagement constitute property of the client thereof, only Transaction Board Members shall hold such property rights thereto, and (v) unless directed to do so by the Transaction Board Members or by a court of competent jurisdiction or other Governmental Authority (and then in each case only to the extent of such direction), Parent’s Counsel shall not have any duty whatsoever to reveal or disclose any such attorney-client communications or files related to Parent or its subsidiaries or any of their respective representatives or the Company or its subsidiaries or any of their respective representatives by reason of any attorney-client relationship between Parent’s Counsel and Parent or any of its subsidiaries or otherwise.

(Signature Page Follows)

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first set forth above.

FOXWAYNE ENTERPRISES ACQUISITION CORP.

By:
Name:
Title:

GOTHAM MERGER SUB, INC.

By:
Name:
Title:

AERAMI THERAPEUTICS HOLDINGS, INC.

By:
Name:
Title:

STEVE THORNTON, as Stockholders Representative

[Signature Page to Agreement and Plan of Merger]

Exhibit A-2

FORM OF STOCKHOLDER SUPPORT AGREEMENT

This STOCKHOLDER SUPPORT AGREEMENT (this “Agreement”), dated as of November [●], 2021, is by and among FOXWAYNE ENTERPRISES ACQUISITION CORP., a Delaware corporation (“Parent”), AERAMI THERAPEUTICS HOLDINGS, INC., a Delaware corporation (the “Company”), and the undersigned (“Stockholder”).

RECITALS

A. Parent, the Company, GOTHAM MERGER SUB, INC., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and, STEVE THORNTON (solely in his capacity as Stockholders’ Representative) are contemporaneously entering into an Agreement and Plan of Merger (together with the Ancillary Documents, each as amended from time to time, the “Merger Agreement”), dated as of November [], 2021, pursuant to which, among other things, the Merger Sub is to merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent (the “Merger”).

B. As of the date hereof, Stockholder is the Beneficial Owner (as defined below) of that number of shares of (i) common stock, par value $0.0001 per share, of the Company (“Company Common Stock”), (ii) Series A Preferred Stock of the Company, par value $0.0001 per share (“Company Series A Preferred Stock”), (iii) Series A-1 Preferred Stock of the Company, par value $0.0001 per share (“Company Series A-1 Preferred Stock”), and (iv) Royalty Series Convertible Preferred Stock of the Company, par value $0.0001 per share (“Company Royalty Series Convertible Preferred Stock” and, together with the Company Common Stock, Company Series A Preferred Stock, and Company Series A-1 Preferred Stock, the “Company Capital Stock”), each as set forth beside Stockholder’s name on Schedule A hereto and has or will have the sole power to vote (or to direct the voting of) such shares (all such shares of Company Capital Stock Beneficially Owned by Stockholder as of the date hereof or during the term of this Agreement, the “Owned Shares”).

C. Parent and the Company, in consideration for the benefits to be received by each Stockholder under the terms of the Merger Agreement, have required that Stockholder enter into this Agreement as a condition and inducement to the willingness of Parent and the Company to enter into the Merger Agreement and consummate the Transactions.

Accordingly, and in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

AGREEMENT

ARTICLE 1

VOTING AGREEMENT

1.1 Agreement to Vote.

(a) From the date of this Agreement until the Expiration Time (as defined below), Stockholder will (and, if applicable, will cause each of its Affiliates that has the right to vote or direct the voting of any Subject Shares (as defined below) to) (i) appear at any meeting of stockholders or otherwise cause any Subject Shares to be counted as present thereat for purposes of calculating a quorum, (ii) (A) vote in favor of, or (B) in the event that the Company seeks Stockholder’s approval via written consent, as promptly as reasonably practicable (and in any event within two (2) Business Days) following the delivery by the Company of the applicable Consent Solicitation Statement), duly execute and deliver to the Company and Parent the written approval solicited by the Company pursuant to such Consent Solicitation Statement under which Stockholder shall irrevocably and unconditionally consent to, the Company Stockholder Matters (as defined herein), and (iii) withhold its approval of or vote against any action, proposal, transaction or agreement that could reasonably be expected to (1) result in a breach of any covenant, representation or warranty or any other obligation or agreement under this Agreement or the Merger Agreement or (2) otherwise interfere with the Transactions.

(b) Stockholder will not enter into any agreement with any Person (other than the Company) prior to the Expiration Time (with respect to periods prior to the Expiration Time) directly or indirectly to vote, grant any proxy or give instructions with respect to the voting of the Subject Shares, the effect of which would be inconsistent with or violate any provision contained in herein. Any vote or consent (or withholding of a vote or consent or otherwise abstaining from voting or consenting) by Stockholder that is not in accordance with this Section 1.1 will be considered null and void.

(c) The Company may, in its sole discretion, waive the provisions of this Section 1.1 as to any matter brought to the stockholders of the Company for a vote (or consent pursuant to an action by written consent of the stockholders, if applicable).

1.2 Revocation of Prior Proxies; Grant of Irrevocable Proxy.

(a) Stockholder hereby represents and warrants that any proxies heretofore given in respect of the Owned Shares or the Subject Shares (other than the proxies granted pursuant to the Voting Agreement, which, for the avoidance of doubt shall not apply to the extent that Stockholder votes in favor of, or grants its written consent to, the Company Stockholder Matters pursuant to this Agreement) are not irrevocable, and Stockholder hereby revokes any and all prior proxies with respect to the Subject Shares (other than the proxies granted pursuant to the Voting Agreement, which, for the avoidance of doubt shall not apply to the extent that Stockholder votes in favor of, or grants its written consent to, the Company Stockholder Matters pursuant to this Agreement). Prior to the Expiration Time, Stockholder will not directly or indirectly grant any proxies or powers of attorney (other than to Parent), deposit any of the Owned Shares or the Subject Shares into a voting trust or enter into a voting agreement (other than this Agreement) with respect to any of the Owned Shares or the Subject Shares.

(b) Stockholder hereby appoints the Company and any designee of the Company, each of them individually, such Stockholder’s proxy and attorney in fact until the Expiration Time, with full power of substitution and re-substitution, to vote, direct the vote or act by written consent with respect to the Owned Shares (i) in accordance with Section 1.1 hereof and (ii) to sign his, her or its name (as a stockholder) to any consent, certificate or other document relating to the Company that the Law of any state or the rules of any bank, broker or depositary may permit or require in connection with any matter referred to in Section 1.1. This proxy is given to secure the performance of the duties of such Stockholder under this Agreement and its existence will not be deemed to relieve such Stockholder of his, her or its obligations under Section 1.1. Stockholder affirms that this proxy is coupled with an interest and is irrevocable until the Expiration Time, where upon such proxy and power of attorney will automatically terminate and be deemed null and void. Stockholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. The proxy granted herein is intended to comply with the requirements of Delaware General Corporation Law applicable to irrevocable proxies. The proxy granted herein shall not be revoked when the interest with which it is coupled is extinguished. The power of attorney granted by Stockholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of Stockholder.

1.3 Merger Consideration. Stockholder hereby acknowledges that Stockholder agrees with and approves in all respects (i) the total amount, and the mechanics for the allocation, of the Aggregate Consideration and the Per Share Consideration pursuant to the Merger Agreement (including, for the avoidance of doubt, the schedules and exhibits to the Merger Agreement), (ii) the components of the Aggregate Consideration and the Per Share Consideration (including any amounts of the payments to holders of Company Capital Stock, Company Warrants, Company Options, and Company RSU Awards), in each case, determined in accordance with the Merger Agreement, and (iii) the allocation of various forms of consideration as set forth in the Merger Agreement.

1.4 Appraisal Rights Waiver. Stockholder hereby (i) forever waives all appraisal or dissenter’s rights under applicable Law with respect to the Merger (including Section 262 of the Delaware General Corporation Law) and (ii) withdraws all written objections to the Merger and/or demands for appraisal, if any, with respect to the Owned Shares or the Subject Shares by Stockholder.

1.5 Stockholders’ Representative. Stockholder hereby irrevocably nominates, constitutes and appoints the Stockholders’ Representative as its, his or her true and lawful agent, proxy and attorney in fact, with full power and authority (and power of substitution and re-substitution), to act in the name, place and stead of Stockholder for purposes of voting, taking any action by written consent, executing and delivering any documents, receiving any notice and taking any actions that the Stockholders’ Representative may, in its sole discretion, determine to be necessary, desirable or appropriate within the bounds of the Stockholders’ Representative’s authority under the express terms of the Merger Agreement.

1.6 Release. Effective upon the Closing and receipt by Stockholder of the right to receive the portion of the merger consideration to which Stockholder is entitled at Closing pursuant to the Merger Agreement, if any, Stockholder hereby generally releases, remises and forever discharges Parent, Merger Sub, the Company, the Stockholders’ Representative, the Surviving Corporation and their respective Agents (as herein defined) from and against any and all claims, demands, liens, actions, agreements, suits, causes of action, obligations, controversies, debts, costs, attorneys’ fees, expenses, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether or not now known or suspected, that have existed or may have existed, or that do exist or that hereafter shall or may exist, based on any facts, events or omissions occurring from any time on or prior to the execution and delivery of this Agreement that arise out of any rights Stockholder may have in his, her or its capacity as a holder of Company Capital Stock against the Company or any of its Affiliates; provided, however, that nothing in this Agreement shall be construed to release, remise, discharge or acquit: (a) any claims or rights Stockholder had, has or may have under the Merger Agreement or any other agreements or instruments executed and delivered in connection with the Merger Agreement to which Stockholder is a party or beneficiary or otherwise with respect to the Merger; (b) if Stockholder is or was a director or officer of the Company, any claim or right of Stockholder to be indemnified as a result of serving as a director or officer of the Company, including but not limited to any rights available to Stockholder for indemnification or insurance recoveries under the Company’s Organizational Documents, any agreement between Stockholder and the Company or any directors’ and officers’ insurance policy for Stockholder’s benefit or under applicable Law; (c) any claims arising out of actual and intentional fraud; and (d) if Stockholder is or was an employee of the Company, any rights with respect to earned but unpaid salary or other compensation or benefits that accrued prior to the Closing in the ordinary course of business. As used herein, an “Agent” of a party is each of its predecessors, its former or present officers, employees, directors, stockholders, parents, subsidiaries, Affiliates, partners, related corporate entities, agents, attorneys, members, heirs, executors, administrators, conservators, successors and assigns.

Stockholder waives all rights under any Law, rule, provision or statute of any jurisdiction that states in full (or otherwise in substance) as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

1.7 Directors and Officers. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or shall require Stockholder to attempt to) limit or restrict any Stockholder in his or her capacity as a director or officer of the Company or any designee of the Stockholder who is a director or officer of the Company from acting in such capacity or voting in such person’s sole discretion on any matter (it being understood that this Agreement shall apply to Stockholder solely in Stockholder’s capacity as a stockholder of the Company).

ARTICLE 2

DEFINITIONS

Capitalized terms used but not defined in this Agreement are used in this Agreement with the meanings given to such terms in the Merger Agreement. In addition, for purposes of this Agreement:

“Affiliate” means, with respect to any specified Person, a Person who, at the time of determination, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person. For purposes of this Agreement, with respect to Stockholder, “Affiliate” does not include the Company and the Persons that directly or indirectly through one or more intermediaries are controlled by the Company.

“Beneficially Owned” or “Beneficial Ownership” with respect to any securities means having beneficial ownership of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act, disregarding the phrase “within 60 days” in paragraph (d)(1)(i) thereof), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities, securities Beneficially Owned by a Person include securities Beneficially Owned by (i) all Affiliates of such Person and (ii) all other Persons with whom such Person would constitute a “group” within the meaning of Section 13(d) of the Exchange Act and the rules promulgated thereunder. For the avoidance of doubt, “Beneficially Own” and “Beneficial Ownership” shall also include record ownership of securities.

“Beneficial Owner” with respect to any securities means a Person that has Beneficial Ownership of such securities.

“Company Stockholder Matters” means approval of the execution and delivery of the Merger Agreement, the Merger, and the consummation of the Transactions on the terms set forth in the Merger Agreement along with any approval that is required under the organizational documents of the Company or otherwise sought with respect to the Merger Agreement or the transactions contemplated thereby.

“Subject Shares” means, with respect to Stockholder, the Owned Shares set forth on Schedule A hereto (together with any other Company Capital Stock or other equity interests (including anything convertible into such equity interests) of the Company that each Stockholder acquires record or beneficial ownership of after the date hereof).

“Voting Agreement” means that certain Voting Agreement, dated as of November 30, 2017, among the Company and certain Stockholders of the Company.

ARTICLE 3

REPRESENTATIONS, WARRANTIES AND ADDITIONAL COVENANTS OF STOCKHOLDER

Stockholder represents, warrants and covenants to the Company that:

3.1 Ownership. Stockholder is the sole Beneficial Owner and the record and legal owner of the Company Capital Stock identified or required to be identified on Schedule A, subject (with respect to shares of Company Capital Stock underlying options and warrants) to the Company’s due authorization and valid issuance thereof, and such shares constitute all of the capital stock of the Company that are Beneficially Owned by Stockholder. Subject (with respect to shares of Company Capital Stock underlying options and warrants) to the Company’s due authorization and valid issuance thereof, Stockholder has (or, with respect to shares of Company Capital Stock underlying options or warrants, will have, following the exercise of such options or warrants) good and valid title to all of the Owned Shares, free and clear of all liens, claims, options, proxies, voting agreements, marital, community property and other spousal interests, and security interests and has the sole right to such Company Capital Stock and there are no restrictions on rights of disposition or other liens or encumbrances pertaining to such Company Capital Stock (other than pursuant to this Agreement and compliance with applicable securities laws) that could adversely affect the Merger, the Merger Agreement, or the exercise or fulfillment of the rights and obligations of Stockholder under this Agreement. None of the Owned Shares are or will be subject to any voting trust or other contract with respect to the voting thereof (other than the Voting Agreement, which is expected to be terminated in connection with the Closing, and this Agreement), and no proxy, power of attorney or other authorization has been granted with respect to any of such Company Capital Stock

3.2 Authority and Non-Contravention.

(a) Stockholder is either a natural person or a corporation, limited partnership, limited liability company or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, organized or constituted. Stockholder has all necessary power and authority and legal capacity to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Stockholder and the consummation by Stockholder of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or other action, and no other corporate or other proceedings on the part of Stockholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

(b) This Agreement has been duly and validly executed and delivered by Stockholder and constitutes the legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms except (i) to the extent limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(c) Stockholder is not nor will it be required to make any filing with or give any notice to, or to obtain any consent from, any Person in connection with the execution, delivery or performance of this Agreement or obtain any permit or approval from any government authority for any of the transactions contemplated hereby.

(d) Neither the execution and delivery of this Agreement by Stockholder nor the consummation of the transactions contemplated hereby will directly or indirectly (whether with notice or lapse of time or both) (i) conflict with, result in any violation of or constitute a default by Stockholder under any mortgage, bond, indenture, agreement, instrument or obligation to which Stockholder is a party or by which it or any of the Owned Shares are bound, or violate any permit of any government authority, or any applicable law or order to which Stockholder, or any of the Company Capital Stock, may be subject, or (ii) result in the imposition or creation of any lien or encumbrance upon or with respect to any of the Owned Shares.

(e) Stockholder has the requisite voting power and the requisite power, authority and capacity, as applicable, to issue instructions with respect to the matters set forth in Article 1 and the requisite power, authority and capacity, as applicable, to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Owned Shares, with no limitations, qualifications or restrictions on such rights.

3.3 Total Shares. Except as set forth on Schedule A, Stockholder is not the Beneficial Owner of, and does not have (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing) any right to acquire, and has no other interest in or voting rights with respect to, any Company Capital Stock or any securities convertible into or exchangeable or exercisable for Company Capital Stock.

3.4 Merger Agreement. Stockholder has received a copy of the Merger Agreement (including, for the avoidance of doubt, the schedules and exhibits thereto, other than the Consideration Schedule, of which Stockholder acknowledges a final copy will be provided prior to the consummation of the Transactions) and has carefully read and understands the scope and effect of the provisions thereof and of this Agreement and has discussed the foregoing with Stockholder’s professional advisors to the extent Stockholder has deemed necessary.

3.5 Reliance. Stockholder understands and acknowledges that Parent and the Company are each entering into the Merger Agreement in reliance upon Stockholder’s execution, delivery and performance of this Agreement.

3.6 No Litigation. As of the date of this Agreement, there is no Proceeding pending or, to the knowledge of Stockholder, threatened against Stockholder or the Owned Shares that could reasonably be expected to impair the ability of Stockholder to perform its obligations hereunder or consummate the transactions contemplated hereby.

3.7 Brokers and Finders. No broker, finder, financial advisor, investment banker or other person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Stockholder.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND PARENT

Each of the Company and Parent, severally and not jointly, represents and warrants to Stockholder that (i) this Agreement constitutes the legal, valid and binding obligation of such Person enforceable against such Person in accordance with its terms (assuming this Agreement constitutes the legal, valid and binding obligation of Stockholder), except (x) to the extent limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights and (y) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought, (ii) each of the Company and Parent has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, (iii) the execution and delivery by Company and Parent of this Agreement and the consummation by the Company and Parent of the transactions contemplated hereby have been duly and validly authorized by the Company and Parent and no other corporate proceedings on the part of the Company or Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, and (iv) this Agreement has been duly and validly executed and delivered by each of the Company and Parent.

ARTICLE 5

TERM AND TERMINATION

This Agreement will become effective as of the date hereof. This Agreement will terminate upon the earliest to occur of (i) the Effective Time, (ii) the date of termination of the Merger Agreement, or (iii) the mutual agreement of the Company and Stockholder to terminate this Agreement (any such time under clauses (i) through (iii) being referred to herein as the “Expiration Time.” The parties acknowledge that, upon termination of this Agreement as permitted under and in accordance with the terms of this Article 5, no party to this Agreement shall have the right to recover any claim with respect to any losses suffered by such party in connection with such termination, except that the termination of this Agreement will not relieve Stockholder from any liability for any inaccuracy in or breach of any representation, warranty or covenant contained in this Agreement. Notwithstanding anything to the contrary herein, Article 6 will survive any termination of this Agreement.

ARTICLE 6

GENERAL PROVISIONS

6.1 Action in Stockholder Capacity Only. Stockholder is entering into this Agreement solely in Stockholder’s capacity as a record holder and Beneficial Owner, as applicable, of the Company Capital Stock and not in Stockholder’s capacity as a director or officer of the Company. Nothing herein will limit or affect Stockholder’s ability to act as an officer or director of the Company.

6.2 No Ownership Interest. Nothing contained in this Agreement will be deemed to vest in Parent, the Company or any of their respective Affiliates any direct or indirect ownership or incidents of ownership of or with respect to the Owned Shares or the Subject Shares.

6.3 Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly given (a) when delivered or sent if delivered in Person or sent by email transmission (provided confirmation of email transmission is obtained) or (ii) on the next Business Day if transmitted by national overnight courier, in each case as follows:

If to the Company, addressed to:

Aerami Therapeutics Holdings, Inc.

2520 Meridian Parkway, Suite 400

Durham, North Carolina, 27713

Attn: Steve Thornton

Email: sthornton@aerami.com

With a copy (which shall not constitute notice) to:

Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.
150 Fayetteville Street

Suite 2300

Raleigh, NC 27601

Attn: Amy Batten and Peter Bosman
Email: abatten@smithlaw.com; pbosman@smithlaw.com

If to Parent, addressed to:

FoxWayne Enterprises Acquisition Corp.

1 Rockefeller Plaza, Suite 1039

New York, New York 10020

Attn: Robb Knie

Email: robb@foxwayne.com

With a copy (which shall not constitute notice) to:

Sheppard, Mullin, Richter & Hampton LLP
30 Rockefeller Plaza

New York, New York 10112
Attn: Richard Friedman
Email: rafriedman@sheppardmullin.com

If to Stockholder, to Stockholder’s address set forth on Schedule A.

6.4 Publicity. Unless required by applicable law or permitted by the Merger Agreement, Stockholder will not, and will not authorize or direct any of its Affiliates or representatives to, make any press release or public announcement with respect to this Agreement or the Merger Agreement or the transactions contemplated hereby or thereby, without the prior written consent of Parent in each instance.

6.5 Further Actions. Upon the request of any party to this Agreement, each other party will (a) furnish to the requesting party any additional information, (b) execute and deliver, at their own expense, any other documents and (c) take any other actions as the requesting party may reasonably require to more effectively carry out the intent of this Agreement. Stockholder hereby agrees that either the Company or Parent may publish and disclose in any filing made by Parent or the Company with the SEC, the Nasdaq Stock Market or other applicable regulatory authority Stockholder’s identity and ownership of any Company Capital Stock and the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement and may further file this Agreement as an exhibit to any filing made by Parent or the Company with the SEC. Stockholder agrees to (x) provide any information reasonably requested by the Company for any such regulatory application or filing and (y) notify the Company promptly of any additional shares of capital stock of the Company of which Stockholder becomes the Beneficial Owner after the date of this Agreement.

6.6 Transfer of Subject Shares. Except as expressly contemplated by the Merger Agreement or with the prior written consent of the Company (such consent to be given or withheld in its sole discretion), from and after the date hereof, each Stockholder agrees not to (a) Transfer any of the Subject Shares, (b) enter into (i) any option, warrant, purchase right, or other Contract that would (either alone or in connection with one or more events or developments (including the satisfaction or waiver of any conditions precedent)) require such Stockholder to Transfer the Subject Shares or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of the Subject Company Shares, or (c) take any actions (i) having the effect of preventing or disabling such Stockholder from performing its obligations under this Agreement or (ii) in furtherance of any of the matters described in the foregoing clauses (a) or (b). For purposes of this Agreement, “Transfer” means any, direct or indirect, sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest in or disposition or encumbrance of an interest (whether with or without consideration, whether voluntarily or involuntarily or by operation of law or otherwise).

6.7 Miscellaneous. Sections 10.3 (Rules of Construction), 10.4 (References), 10.5 (Entire Agreement), 10.8 (Rights of Third Parties), 10.9 (Waiver), 10.10 (Severability), 10.12 (Governing Law), 10.13 (Consent to Jurisdiction), 10.14 (Waiver of Trial by Jury), 10.16 (Specific Performance), 10.17 (Cumulative Remedies), 10.18 (Expenses), 10.20 (Execution and Counterparts) of the Merger Agreement are incorporated herein by reference and shall apply to this Agreement, mutatis mutandis.

[remainder of page intentionally blank]

[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Stockholder Support Agreement to be duly executed as of the day and year first above written.

PARENT:	FOXWAYNE ENTERPRISES ACQUISITION CORP.

By:
Name:
Title:

COMPANY:	AERAMI THERAPEUTICS HOLDINGS, INC.

By:
Name:
Title:

STOCKHOLDER:	[ENTITY NAME]

By:
Name:
Title:

[NATURAL PERSON NAME]

Additional Signature (if held jointly):

(If held jointly)

(Printed Full Name)

SCHEDULE A

NAME AND	COMPANY CAPITAL STOCK
ADDRESS OF STOCKHOLDER	BENEFICIALLY OWNED
[Name]	[●] shares of Company Common Stock
[Address 1]	[●] shares of Company Series A Preferred Stock
[Address 2]	[●] shares of Company Series A-1 Preferred Stock
[E-mail]	[●] shares of Company Royalty Series Convertible Preferred Stock
[●] shares of Company Common Stock underlying outstanding options
[●] shares of Company Common Stock underlying outstanding warrants

Exhibit B

FORM OF SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Agreement”), dated as of November [●], 2021, is by and among FOXWAYNE ENTERPRISES ACQUISITION SPONSOR LLC, a Delaware limited liability company (“Sponsor”), FOXWAYNE ENTERPRISES ACQUISITION CORP., a Delaware corporation (“Parent”), and AERAMI THERAPEUTICS HOLDINGS, INC., a Delaware corporation (the “Company”).

RECITALS

A. Parent, the Company, GOTHAM MERGER SUB, INC., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and, STEVE THORNTON (solely in his capacity as Stockholders’ Representative) are contemporaneously entering into an Agreement and Plan of Merger (together with the Ancillary Documents, each as amended from time to time, the “Merger Agreement”), dated as of November [●], 2021, pursuant to which, among other things, the Merger Sub is to merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent (the “Merger”).

B. As of the date hereof, Sponsor is the Beneficial Owner (as defined below) of that number of shares of Class B Common Stock, par value $0.0001 per share, of the Parent (“Parent Common Stock”) set forth on Schedule A hereto and has or will have the sole power to vote (or to direct the voting of) such shares (all such shares as of the date hereof or during the term of this Agreement, the “Owned Shares”).

C. Parent and the Company, in consideration for the benefits to be delivered under the terms of the Merger Agreement, have required that Sponsor enter into this Agreement as a condition and inducement to the willingness of Parent and the Company to enter into the Merger Agreement and consummate the Transactions.

Accordingly, and in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

AGREEMENT

ARTICLE 1

VOTING AGREEMENT

1.1 Agreement to Vote.

(a) From the date of this Agreement until the Expiration Time (as defined below), Sponsor will (and, if applicable, will cause each of its Affiliates that has the right to vote or direct the voting of any Subject Shares (as defined below) to) (i) appear at any meeting of stockholders or otherwise cause any Subject Shares to be counted as present thereat for purposes of calculating a quorum, (ii) (A) vote in favor of, or (B) in the event that the Parent seeks stockholder’s approval via written consent, as promptly as reasonably practicable (and in any event within two (2) Business Days) following the delivery by the Parent of the applicable requested written consent), duly execute and deliver to the Company and Parent the written approval solicited by the Parent pursuant to such written consent under which Sponsor shall irrevocably and unconditionally consent to, the Parent Stockholder Matters (as defined herein), and (iii) withhold its approval of or vote against any action, proposal, transaction or agreement that could reasonably be expected to (1) result in a breach of any covenant, representation or warranty or any other obligation or agreement under this Agreement or the Merger Agreement or (2) otherwise interfere with the Transactions.

(b) Sponsor will not enter into any agreement with any Person (other than the Parent) prior to the Expiration Time (with respect to periods prior to the Expiration Time) directly or indirectly to vote, grant any proxy or give instructions with respect to the voting of the Subject Shares, the effect of which would be inconsistent with or violate any provision contained in herein. Any vote or consent (or withholding of a vote or consent or otherwise abstaining from voting or consenting) by Sponsor that is not in accordance with this Section 1.1 will be considered null and void.

(c) Sponsor agrees that it shall not, directly or indirectly, prior to the Closing, redeem any of the Owned Shares.

(d) The Parent may, in its sole discretion, waive the provisions of this Section 1.1 as to any matter brought to the stockholders of the Parent for a vote (or consent pursuant to an action by written consent of the stockholders, if applicable).

1.2 Revocation of Prior Proxies; Grant of Irrevocable Proxy.

(a) Sponsor hereby represents and warrants that any proxies heretofore given in respect of the Owned Shares or the Subject Shares (other than the proxies granted pursuant to any voting agreement, which, for the avoidance of doubt shall not apply to the extent that Sponsor votes in favor of, or grants its written consent to, the Parent Stockholder Matters pursuant to this Agreement) are not irrevocable, and Sponsor hereby revokes any and all prior proxies with respect to the Subject Shares (other than the proxies granted pursuant to any voting agreement, which, for the avoidance of doubt shall not apply to the extent that Sponsor votes in favor of, or grants its written consent to, the Parent Stockholder Matters pursuant to this Agreement). Prior to the Expiration Time, Sponsor will not directly or indirectly grant any proxies or powers of attorney (other than to Parent), deposit any of the Owned Shares or the Subject Shares into a voting trust or enter into a voting agreement (other than this Agreement) with respect to any of the Owned Shares or the Subject Shares.

(b) Sponsor hereby appoints Parent and any designee of Parent, each of them individually, Sponsor’s proxy and attorney in fact until the Expiration Time, with full power of substitution and re-substitution, to vote, direct the vote or act by written consent with respect to the Owned Shares (i) in accordance with Section 1.1 hereof, (ii) to sign its name (as a stockholder) to any consent, certificate or other document relating to the Parent that the Law of any state or the rules of any bank, broker or depositary may permit or require in connection with any matter referred to in Section 1.1, and (iii) for purposes of voting, taking any action by written consent, executing and delivering any documents, receiving any notice and taking any actions that the Parent or an may, in its sole discretion, determine to be necessary, desirable or appropriate that are consistent with the express terms of the Merger Agreement. This proxy is given to secure the performance of the duties of Sponsor under this Agreement and its existence will not be deemed to relieve Sponsor of its obligations under Section 1.1. Sponsor affirms that this proxy is coupled with an interest and is irrevocable until the Expiration Time, where upon such proxy and power of attorney will automatically terminate and be deemed null and void. Sponsor will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. The proxy granted herein is intended to comply with the requirements of Laws applicable to irrevocable proxies. The proxy granted herein shall not be revoked when the interest with which it is coupled is extinguished. The power of attorney granted by Sponsor herein is a durable power of attorney and shall survive the dissolution, bankruptcy, cessation or suspension of Sponsor.

1.3 Appraisal Rights Waiver. Sponsor hereby (i) forever waives all appraisal or dissenter’s rights under applicable Law with respect to the Merger and (ii) withdraws all written objections to the Merger and/or demands for appraisal, if any, with respect to the Owned Shares or the Subject Shares by Sponsor.

1.4 Release. Effective upon the Closing and delivery to Company Stockholders of the right to receive the portion of the merger consideration to which stockholders are entitled at Closing pursuant to the Merger Agreement, if any, Sponsor hereby generally releases, remises and forever discharges Parent, Merger Sub, the Company, the Stockholders’ Representative, the Surviving Corporation and their respective Agents (as herein defined) from and against any and all claims, demands, liens, actions, agreements, suits, causes of action, obligations, controversies, debts, costs, attorneys’ fees, expenses, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether or not now known or suspected, that have existed or may have existed, or that do exist or that hereafter shall or may exist, based on any facts, events or omissions occurring from any time on or prior to the execution and delivery of this Agreement that arise out of any rights Sponsor may have in its capacity as a holder of Parent Capital Stock against the Parent or any of its Affiliates; provided, however, that nothing in this Agreement shall be construed to release, remise, discharge or acquit: (a) any claims or rights Sponsor had, has or may have under the Merger Agreement or any other agreements or instruments executed and delivered in connection with the Merger Agreement to which Sponsor is a party or beneficiary or otherwise with respect to the Merger; (b) any rights available to Sponsor for indemnification under any insurance policy for Sponsor’s benefit or as required under applicable Law; or (c) any claims arising out of actual and intentional fraud. As used herein, an “Agent” of a party is each of its predecessors, its former or present officers, employees, directors, stockholders, parents, subsidiaries, Affiliates, partners, related corporate entities, agents, attorneys, members, heirs, executors, administrators, conservators, successors and assigns.

Sponsor waives all rights under any Law, rule, provision or statute of any jurisdiction that states in full (or otherwise in substance) as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

ARTICLE 2

DEFINITIONS

Capitalized terms used but not defined in this Agreement are used in this Agreement with the meanings given to such terms in the Merger Agreement. In addition, for purposes of this Agreement:

“Affiliate” means, with respect to any specified Person, a Person who, at the time of determination, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person. For purposes of this Agreement, with respect to Sponsor, “Affiliate” does not include the Parent and the Persons that directly or indirectly through one or more intermediaries are controlled by the Parent.

“Beneficially Owned” or “Beneficial Ownership” with respect to any securities means having beneficial ownership of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act, disregarding the phrase “within 60 days” in paragraph (d)(1)(i) thereof), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities, securities Beneficially Owned by a Person include securities Beneficially Owned by (i) all Affiliates of such Person and (ii) all other Persons with whom such Person would constitute a “group” within the meaning of Section 13(d) of the Exchange Act and the rules promulgated thereunder. For the avoidance of doubt, “Beneficially Own” and “Beneficial Ownership” shall also include record ownership of securities.

“Beneficial Owner” with respect to any securities means a Person that has Beneficial Ownership of such securities.

“Parent Stockholder Matters” means approval of the execution and delivery of the Merger Agreement, the Merger, and the consummation of the Transactions on the terms set forth in the Merger Agreement along with any approval that is required under the organizational documents of the Parent or otherwise sought with respect to the Merger Agreement or the transactions contemplated thereby.

“Subject Shares” means, with respect to Sponsor, the Owned Shares set forth on Schedule A hereto (together with any other Parent Capital Stock or other equity interests (including anything convertible into such equity interests) of the Parent that Sponsor acquires record or beneficial ownership of after the date hereof).

ARTICLE 3

REPRESENTATIONS, WARRANTIES AND ADDITIONAL COVENANTS OF SPONSOR

Sponsor represents, warrants and covenants to the Parent that:

3.1 Ownership. Sponsor is the sole Beneficial Owner and the record and legal owner of the Parent Capital Stock identified or required to be identified on Schedule A, subject (with respect to shares of Parent Capital Stock underlying options and warrants) to the Parent’s due authorization and valid issuance thereof, and such shares constitute all of the capital stock of the Parent that are Beneficially Owned by Sponsor. Subject (with respect to shares of Parent Capital Stock underlying options and warrants) to the Parent’s due authorization and valid issuance thereof, Sponsor has (or, with respect to shares of Parent Capital Stock underlying options or warrants, will have, following the exercise of such options or warrants) good and valid title to all of the Owned Shares, free and clear of all liens, claims, options, proxies, voting agreements, marital, community property and other spousal interests, and security interests and has the sole right to such Parent Capital Stock and there are no restrictions on rights of disposition or other liens or encumbrances pertaining to such Parent Capital Stock (other than pursuant to this Agreement and compliance with applicable securities laws) that could adversely affect the Merger, the Merger Agreement, or the exercise or fulfillment of the rights and obligations of Sponsor under this Agreement. None of the Owned Shares are or will be subject to any voting trust or other contract with respect to the voting thereof, and no proxy, power of attorney or other authorization has been granted with respect to any of such Parent Capital Stock

3.2 Authority and Non-Contravention.

(a) Sponsor is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, organized or constituted. Sponsor has all necessary power and authority and legal capacity to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Sponsor and the consummation by Sponsor of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or other action, and no other corporate or other proceedings on the part of Sponsor are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

(b) This Agreement has been duly and validly executed and delivered by Sponsor and constitutes the legal, valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with its terms except (i) to the extent limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(c) Sponsor is not nor will it be required to make any filing with or give any notice to, or to obtain any consent from, any Person in connection with the execution, delivery or performance of this Agreement or obtain any permit or approval from any government authority for any of the transactions contemplated hereby.

(d) Neither the execution and delivery of this Agreement by Sponsor nor the consummation of the transactions contemplated hereby will directly or indirectly (whether with notice or lapse of time or both) (i) conflict with, result in any violation of or constitute a default by Sponsor under any mortgage, bond, indenture, agreement, instrument or obligation to which Sponsor is a party or by which it or any of the Owned Shares are bound, or violate any permit of any government authority, or any applicable law or order to which Sponsor, or any of the Parent Capital Stock, may be subject, or (ii) result in the imposition or creation of any lien or encumbrance upon or with respect to any of the Owned Shares.

(e) Sponsor has the requisite voting power and the requisite power, authority and capacity, as applicable, to issue instructions with respect to the matters set forth in Article 1 and the requisite power, authority and capacity, as applicable, to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Owned Shares, with no limitations, qualifications or restrictions on such rights.

3.3 Total Shares. Except as set forth on Schedule A, Sponsor is not the Beneficial Owner of, and does not have (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing) any right to acquire, and has no other interest in or voting rights with respect to, any Parent Capital Stock or any securities convertible into or exchangeable or exercisable for Parent Capital Stock.

3.4 Merger Agreement. Sponsor has received a copy of the Merger Agreement (including, for the avoidance of doubt, the schedules and exhibits thereto, other than the Consideration Schedule, of which Sponsor acknowledges a final copy will be provided prior to the consummation of the Transactions) and has carefully read and understands the scope and effect of the provisions thereof and of this Agreement and has discussed the foregoing with Sponsor’s professional advisors to the extent Sponsor has deemed necessary.

3.5 Reliance. Sponsor understands and acknowledges that Parent and the Company are each entering into the Merger Agreement in reliance upon Sponsor’s execution, delivery and performance of this Agreement.

3.6 No Litigation. As of the date of this Agreement, there is no Proceeding pending or, to the knowledge of Sponsor, threatened against Sponsor or the Owned Shares that could reasonably be expected to impair the ability of Sponsor to perform its obligations hereunder or consummate the transactions contemplated hereby.

3.7 Brokers and Finders. No broker, finder, financial advisor, investment banker or other person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Sponsor.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND PARENT

Each of the Company and Parent, severally and not jointly, represents and warrants to Sponsor that (i) this Agreement constitutes the legal, valid and binding obligation of such Person enforceable against such Person in accordance with its terms (assuming this Agreement constitutes the legal, valid and binding obligation of Sponsor), except (x) to the extent limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights and (y) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought, (ii) each of the Company and Parent has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, (iii) the execution and delivery by Company and Parent of this Agreement and the consummation by the Company and Parent of the transactions contemplated hereby have been duly and validly authorized by the Company and Parent and no other corporate proceedings on the part of the Company or Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, and (iv) this Agreement has been duly and validly executed and delivered by each of the Company and Parent.

ARTICLE 5

TERM AND TERMINATION

This Agreement will become effective as of the date hereof. This Agreement will terminate upon the earliest to occur of (i) the Effective Time, (ii) the date of termination of the Merger Agreement, or (iii) the mutual agreement of the Parent and Sponsor to terminate this Agreement (any such time under clauses (i) through (iii) being referred to herein as the “Expiration Time.” The parties acknowledge that, upon termination of this Agreement as permitted under and in accordance with the terms of this Article 5, no party to this Agreement shall have the right to recover any claim with respect to any losses suffered by such party in connection with such termination, except that the termination of this Agreement will not relieve Sponsor from any liability for any inaccuracy in or breach of any representation, warranty or covenant contained in this Agreement. Notwithstanding anything to the contrary herein, Article 6 will survive any termination of this Agreement.

ARTICLE 6

GENERAL PROVISIONS

6.1 Action in Stockholder Capacity Only. Sponsor is entering into this Agreement solely in Sponsor’s capacity as a Beneficial Owner, as applicable, of the Parent Capital Stock and not in any other capacity.

6.2 No Ownership Interest. Nothing contained in this Agreement will be deemed to vest in Parent, the Company or any of their respective Affiliates any direct or indirect ownership or incidents of ownership of or with respect to the Owned Shares or the Subject Shares.

6.3 Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly given (a) when delivered or sent if delivered in Person or sent by email transmission (provided confirmation of email transmission is obtained) or (ii) on the next Business Day if transmitted by national overnight courier, in each case as follows:

If to the Company, addressed to:

Aerami Therapeutics Holdings, Inc.

2520 Meridian Parkway, Suite 400

Durham, North Carolina, 27713

Attn: Steve Thornton

Email: sthornton@aerami.com

With a copy (which shall not constitute notice) to:

Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.
150 Fayetteville Street

Suite 2300

Raleigh, NC 27601

Attn: Amy Batten and Peter Bosman
Email: abatten@smithlaw.com; pbosman@smithlaw.com

If to Parent, addressed to:

FoxWayne Enterprises Acquisition Corp.

1 Rockefeller Plaza, Suite 1039

New York, New York 10020

Attn: Robb Knie

Email: robb@foxwayne.com

With a copy (which shall not constitute notice) to:

Sheppard, Mullin, Richter & Hampton LLP
30 Rockefeller Plaza

New York, New York 10112
Attn: Richard Friedman
Email: rafriedman@sheppardmullin.com

If to Sponsor, to Sponsor’s address set forth on Schedule A.

6.4 Publicity. Unless required by applicable law or permitted by the Merger Agreement, Sponsor will not, and will not authorize or direct any of its Affiliates or representatives to, make any press release or public announcement with respect to this Agreement or the Merger Agreement or the transactions contemplated hereby or thereby, without the prior written consent of Parent in each instance.

6.5 Further Actions. Upon the request of any party to this Agreement, each other party will (a) furnish to the requesting party any additional information, (b) execute and deliver, at their own expense, any other documents and (c) take any other actions as the requesting party may reasonably require to more effectively carry out the intent of this Agreement. Sponsor hereby agrees that either the Company or Parent may publish and disclose in any filing made by Parent or the Company with the SEC, the Nasdaq Stock Market or other applicable regulatory authority Sponsor’s identity and ownership of any Company Capital Stock or Parent Capital Stock and the nature of Sponsor’s commitments, arrangements and understandings under this Agreement and may further file this Agreement as an exhibit to any filing made by Parent or the Company with the SEC. Sponsor agrees to (x) provide any information reasonably requested by the Company or Parent for any such regulatory application or filing and (y) notify the Company and Parent promptly of any additional shares of capital stock of the Company or Parent of which Sponsor becomes the Beneficial Owner after the date of this Agreement.

6.6 Transfer of Subject Shares. Except as expressly contemplated by the Merger Agreement or with the prior written consent of the Parent (such consent to be given or withheld in its sole discretion), from and after the date hereof, Sponsor agrees not to (a) Transfer any of the Subject Shares, (b) enter into (i) any option, warrant, purchase right, or other Contract that would (either alone or in connection with one or more events or developments (including the satisfaction or waiver of any conditions precedent)) require such Sponsor to Transfer the Subject Shares or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of the Subject Shares, or (c) take any actions (i) having the effect of preventing or disabling Sponsor from performing its obligations under this Agreement or (ii) in furtherance of any of the matters described in the foregoing clauses (a) or (b). For purposes of this Agreement, “Transfer” means any, direct or indirect, sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest in or disposition or encumbrance of an interest (whether with or without consideration, whether voluntarily or involuntarily or by operation of law or otherwise).

6.7 Miscellaneous. Sections 10.3 (Rules of Construction), 10.4 (References), 10.5 (Entire Agreement), 10.8 (Rights of Third Parties), 10.9 (Waiver), 10.10 (Severability), 10.12 (Governing Law), 10.13 (Consent to Jurisdiction), 10.14 (Waiver of Trial by Jury), 10.16 (Specific Performance), 10.17 (Cumulative Remedies), 10.18 (Expenses), 10.20 (Execution and Counterparts) of the Merger Agreement are incorporated herein by reference and shall apply to this Agreement, mutatis mutandis.

[remainder of page intentionally blank]

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Sponsor Support Agreement to be duly executed as of the day and year first above written.

PARENT:	FOXWAYNE ENTERPRISES ACQUISITION CORP.

By:
Name:
Title:

COMPANY:	AERAMI THERAPEUTICS HOLDINGS, INC.

By:
Name:
Title:

SPONSOR:	FOXWAYNE ENTERPRISES ACQUISITION SPONSOR LLC

By:
Name:
Title:

SCHEDULE A

PARENT CAPITAL STOCK
ADDRESS OF SPONSOR	BENEFICIALLY OWNED
[Attention to (Name & Title)]	[●] shares of Class B Common Stock of Parent
[Address 1]	[●] shares of Class B Common Stock of Parent underlying outstanding warrants
[Address 2]
[E-mail]

Exhibit C

FORM OF PARENT SUPPORT AGREEMENT

This PARENT SUPPORT AGREEMENT (this “Agreement”), dated as of November [●], 2021, is by and among FOXWAYNE ENTERPRISES ACQUISITION CORP., a Delaware corporation (“Parent”), AERAMI THERAPEUTICS HOLDINGS, INC., a Delaware corporation (the “Company”) and the undersigned (“Stockholder”).

RECITALS

A. Parent, the Company, GOTHAM MERGER SUB, INC., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and, STEVE THORNTON (solely in his capacity as Stockholders’ Representative) are contemporaneously entering into an Agreement and Plan of Merger (together with the Ancillary Documents, each as amended from time to time, the “Merger Agreement”), dated as of November [●], 2021, pursuant to which, among other things, the Merger Sub is to merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent (the “Merger”).

B. As of the date hereof, Stockholder is the Beneficial Owner (as defined below) of that number of shares of Class A Common Stock, par value $0.0001 per share, of the Parent (“Parent Common Stock”) set forth beside Stockholder’s name on Schedule A hereto and has or will have the sole power to vote (or to direct the voting of) such shares (all such shares of Parent Capital Stock Beneficially Owned by Stockholder as of the date hereof or during the term of this Agreement, the “Owned Shares”).

C. Parent and the Company, in consideration for the benefits to be delivered under the terms of the Merger Agreement, have required that Stockholder enter into this Agreement as a condition and inducement to the willingness of Parent and the Company to enter into the Merger Agreement and consummate the Transactions.

Accordingly, and in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

AGREEMENT

ARTICLE 1

VOTING AGREEMENT

1.1 Agreement to Vote.

(a) From the date of this Agreement until the Expiration Time (as defined below), Stockholder will (and, if applicable, will cause each of its Affiliates that has the right to vote or direct the voting of any Subject Shares (as defined below) to) (i) appear at any meeting of stockholders or otherwise cause any Subject Shares to be counted as present thereat for purposes of calculating a quorum, (ii) (A) vote in favor of, or (B) in the event that the Parent seeks Stockholder’s approval via written consent, as promptly as reasonably practicable (and in any event within two (2) Business Days) following the delivery by the Parent of the applicable requested written consent), duly execute and deliver to the Company and Parent the written approval solicited by the Parent pursuant to such written consent under which Stockholder shall irrevocably and unconditionally consent to, the Parent Stockholder Matters (as defined herein), and (iii) withhold its approval of or vote against any action, proposal, transaction or agreement that could reasonably be expected to (1) result in a breach of any covenant, representation or warranty or any other obligation or agreement under this Agreement or the Merger Agreement or (2) otherwise interfere with the Transactions.

(b) Stockholder will not enter into any agreement with any Person (other than the Parent) prior to the Expiration Time (with respect to periods prior to the Expiration Time) directly or indirectly to vote, grant any proxy or give instructions with respect to the voting of the Subject Shares, the effect of which would be inconsistent with or violate any provision contained in herein. Any vote or consent (or withholding of a vote or consent or otherwise abstaining from voting or consenting) by Stockholder that is not in accordance with this Section 1.1 will be considered null and void.

(c) Stockholder agrees that he, she or it shall not, directly or indirectly, prior to the Closing, redeem any of the Owned Shares.

(d) The Parent may, in its sole discretion, waive the provisions of this Section 1.1 as to any matter brought to the stockholders of the Parent for a vote (or consent pursuant to an action by written consent of the stockholders, if applicable).

1.2 Revocation of Prior Proxies; Grant of Irrevocable Proxy.

(a) Stockholder hereby represents and warrants that any proxies heretofore given in respect of the Owned Shares or the Subject Shares (other than the proxies granted pursuant to any voting agreement, which, for the avoidance of doubt shall not apply to the extent that Stockholder votes in favor of, or grants its written consent to, the Parent Stockholder Matters pursuant to this Agreement) are not irrevocable, and Stockholder hereby revokes any and all prior proxies with respect to the Subject Shares (other than the proxies granted pursuant to any voting agreement, which, for the avoidance of doubt shall not apply to the extent that Stockholder votes in favor of, or grants its written consent to, the Parent Stockholder Matters pursuant to this Agreement). Prior to the Expiration Time, Stockholder will not directly or indirectly grant any proxies or powers of attorney (other than to Parent), deposit any of the Owned Shares or the Subject Shares into a voting trust or enter into a voting agreement (other than this Agreement) with respect to any of the Owned Shares or the Subject Shares.

(b) Stockholder hereby appoints Parent and any designee of Parent, each of them individually, such Stockholder’s proxy and attorney in fact until the Expiration Time, with full power of substitution and re-substitution, to vote, direct the vote or act by written consent with respect to the Owned Shares (i) in accordance with Section 1.1 hereof, (ii) to sign his, her or its name (as a stockholder) to any consent, certificate or other document relating to the Parent that the Law of any state or the rules of any bank, broker or depositary may permit or require in connection with any matter referred to in Section 1.1, and (iii) for purposes of voting, taking any action by written consent, executing and delivering any documents, receiving any notice and taking any actions that the Parent or an may, in its sole discretion, determine to be necessary, desirable or appropriate that are consistent with the express terms of the Merger Agreement. This proxy is given to secure the performance of the duties of such Stockholder under this Agreement and its existence will not be deemed to relieve such Stockholder of his, her or its obligations under Section 1.1. Stockholder affirms that this proxy is coupled with an interest and is irrevocable until the Expiration Time, where upon such proxy and power of attorney will automatically terminate and be deemed null and void. Stockholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. The proxy granted herein is intended to comply with the requirements of Laws applicable to irrevocable proxies. The proxy granted herein shall not be revoked when the interest with which it is coupled is extinguished. The power of attorney granted by Stockholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of Stockholder.

1.3 Appraisal Rights Waiver. Stockholder hereby (i) forever waives all appraisal or dissenter’s rights under applicable Law with respect to the Merger and (ii) withdraws all written objections to the Merger and/or demands for appraisal, if any, with respect to the Owned Shares or the Subject Shares by Stockholder.

1.4 Release. Effective upon the Closing and delivery to Company Stockholders of the right to receive the portion of the merger consideration to which such stockholders are entitled at Closing pursuant to the Merger Agreement, if any, Stockholder hereby generally releases, remises and forever discharges Parent, Merger Sub, the Company, the Stockholders’ Representative, the Surviving Corporation and their respective Agents (as herein defined) from and against any and all claims, demands, liens, actions, agreements, suits, causes of action, obligations, controversies, debts, costs, attorneys’ fees, expenses, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether or not now known or suspected, that have existed or may have existed, or that do exist or that hereafter shall or may exist, based on any facts, events or omissions occurring from any time on or prior to the execution and delivery of this Agreement that arise out of any rights Stockholder may have in his, her or its capacity as a holder of Parent Capital Stock against the Parent or any of its Affiliates; provided, however, that nothing in this Agreement shall be construed to release, remise, discharge or acquit: (a) any claims or rights Stockholder had, has or may have under the Merger Agreement or any other agreements or instruments executed and delivered in connection with the Merger Agreement to which Stockholder is a party or beneficiary or otherwise with respect to the Merger; (b) if Stockholder is or was a director or officer of the Parent, any claim or right of Stockholder to be indemnified as a result of serving as a director or officer of the Parent, including but not limited to any rights available to Stockholder for indemnification or insurance recoveries under the Parent’s Organizational Documents, any agreement between Stockholder and the Parent or any directors’ and officers’ insurance policy for Stockholder’s benefit or under applicable Law; (c) any claims arising out of actual and intentional fraud; and (d) if Stockholder is or was an employee of the Parent, any rights with respect to earned but unpaid salary or other compensation or benefits that accrued prior to the Closing in the ordinary course of business. As used herein, an “Agent” of a party is each of its predecessors, its former or present officers, employees, directors, stockholders, parents, subsidiaries, Affiliates, partners, related corporate entities, agents, attorneys, members, heirs, executors, administrators, conservators, successors and assigns.

Stockholder waives all rights under any Law, rule, provision or statute of any jurisdiction that states in full (or otherwise in substance) as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

1.5 Directors and Officers. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or shall require either Stockholder to attempt to) limit or restrict any Stockholder in his or her capacity as a director or officer of the Parent or any designee of the Parent who is a director or officer of the Parent from acting in such capacity or voting in such person’s sole discretion on any matter (it being understood that this Agreement shall apply to each Stockholder solely in such Stockholder’s capacity as a stockholder of the Parent).

ARTICLE 2

DEFINITIONS

Capitalized terms used but not defined in this Agreement are used in this Agreement with the meanings given to such terms in the Merger Agreement. In addition, for purposes of this Agreement:

“Affiliate” means, with respect to any specified Person, a Person who, at the time of determination, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person. For purposes of this Agreement, with respect to Stockholder, “Affiliate” does not include the Parent and the Persons that directly or indirectly through one or more intermediaries are controlled by the Parent.

“Beneficially Owned” or “Beneficial Ownership” with respect to any securities means having beneficial ownership of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act, disregarding the phrase “within 60 days” in paragraph (d)(1)(i) thereof), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities, securities Beneficially Owned by a Person include securities Beneficially Owned by (i) all Affiliates of such Person and (ii) all other Persons with whom such Person would constitute a “group” within the meaning of Section 13(d) of the Exchange Act and the rules promulgated thereunder. For the avoidance of doubt, “Beneficially Own” and “Beneficial Ownership” shall also include record ownership of securities.

“Beneficial Owner” with respect to any securities means a Person that has Beneficial Ownership of such securities.

“Parent Stockholder Matters” means approval of the execution and delivery of the Merger Agreement, the Merger, and the consummation of the Transactions on the terms set forth in the Merger Agreement along with any approval that is required under the organizational documents of the Parent or otherwise sought with respect to the Merger Agreement or the transactions contemplated thereby.

“Subject Shares” means, with respect to Stockholder, the Owned Shares set forth on Schedule A hereto (together with any other Parent Capital Stock or other equity interests (including anything convertible into such equity interests) of the Parent that Stockholder acquires record or beneficial ownership of after the date hereof).

ARTICLE 3

REPRESENTATIONS, WARRANTIES AND ADDITIONAL COVENANTS OF STOCKHOLDER

Stockholder represents, warrants and covenants to the Parent that:

3.1 Ownership. Stockholder is the sole Beneficial Owner and the record and legal owner of the Parent Capital Stock identified or required to be identified on Schedule A, subject (with respect to shares of Parent Capital Stock underlying options and warrants) to the Parent’s due authorization and valid issuance thereof, and such shares constitute all of the capital stock of the Parent that are Beneficially Owned by Stockholder. Subject (with respect to shares of Parent Capital Stock underlying options and warrants) to the Parent’s due authorization and valid issuance thereof, Stockholder has (or, with respect to shares of Parent Capital Stock underlying options or warrants, will have, following the exercise of such options or warrants) good and valid title to all of the Owned Shares, free and clear of all liens, claims, options, proxies, voting agreements, marital, community property and other spousal interests, and security interests and has the sole right to such Parent Capital Stock and there are no restrictions on rights of disposition or other liens or encumbrances pertaining to such Parent Capital Stock (other than pursuant to this Agreement and compliance with applicable securities laws) that could adversely affect the Merger, the Merger Agreement, or the exercise or fulfillment of the rights and obligations of Stockholder under this Agreement. None of the Owned Shares are or will be subject to any voting trust or other contract with respect to the voting thereof, and no proxy, power of attorney or other authorization has been granted with respect to any of such Parent Capital Stock

3.2 Authority and Non-Contravention.

(a) Stockholder is either a natural person or a corporation, limited partnership, limited liability company or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, organized or constituted. Stockholder has all necessary power and authority and legal capacity to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Stockholder and the consummation by Stockholder of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or other action, and no other corporate or other proceedings on the part of Stockholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

(b) This Agreement has been duly and validly executed and delivered by Stockholder and constitutes the legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms except (i) to the extent limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(c) Stockholder is not nor will it be required to make any filing with or give any notice to, or to obtain any consent from, any Person in connection with the execution, delivery or performance of this Agreement or obtain any permit or approval from any government authority for any of the transactions contemplated hereby.

(d) Neither the execution and delivery of this Agreement by Stockholder nor the consummation of the transactions contemplated hereby will directly or indirectly (whether with notice or lapse of time or both) (i) conflict with, result in any violation of or constitute a default by Stockholder under any mortgage, bond, indenture, agreement, instrument or obligation to which Stockholder is a party or by which it or any of the Owned Shares are bound, or violate any permit of any government authority, or any applicable law or order to which Stockholder, or any of the Parent Capital Stock, may be subject, or (ii) result in the imposition or creation of any lien or encumbrance upon or with respect to any of the Owned Shares.

(e) Stockholder has the requisite voting power and the requisite power, authority and capacity, as applicable, to issue instructions with respect to the matters set forth in Article 1 and the requisite power, authority and capacity, as applicable, to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Owned Shares, with no limitations, qualifications or restrictions on such rights.

3.3 Total Shares. Except as set forth on Schedule A, Stockholder is not the Beneficial Owner of, and does not have (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing) any right to acquire, and has no other interest in or voting rights with respect to, any Parent Capital Stock or any securities convertible into or exchangeable or exercisable for Parent Capital Stock.

3.4 Merger Agreement. Stockholder has received a copy of the Merger Agreement (including, for the avoidance of doubt, the schedules and exhibits thereto, other than the Consideration Schedule, of which Stockholder acknowledges a final copy will be provided prior to the consummation of the Transactions) and has carefully read and understands the scope and effect of the provisions thereof and of this Agreement and has discussed the foregoing with Stockholder’s professional advisors to the extent Stockholder has deemed necessary.

3.5 Reliance. Stockholder understands and acknowledges that Parent and the Company are each entering into the Merger Agreement in reliance upon Stockholder’s execution, delivery and performance of this Agreement.

3.6 No Litigation. As of the date of this Agreement, there is no Proceeding pending or, to the knowledge of Stockholder, threatened against Stockholder or the Owned Shares that could reasonably be expected to impair the ability of Stockholder to perform its obligations hereunder or consummate the transactions contemplated hereby.

3.7 Brokers and Finders. No broker, finder, financial advisor, investment banker or other person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Stockholder.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND PARENT

Each of the Company and Parent, severally and not jointly, represents and warrants to Stockholder that (i) this Agreement constitutes the legal, valid and binding obligation of such Person enforceable against such Person in accordance with its terms (assuming this Agreement constitutes the legal, valid and binding obligation of Stockholder), except (x) to the extent limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights and (y) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought, (ii) each of the Company and Parent has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, (iii) the execution and delivery by Company and Parent of this Agreement and the consummation by the Company and Parent of the transactions contemplated hereby have been duly and validly authorized by the Company and Parent and no other corporate proceedings on the part of the Company or Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, and (iv) this Agreement has been duly and validly executed and delivered by each of the Company and Parent.

ARTICLE 5

TERM AND TERMINATION

This Agreement will become effective as of the date hereof. This Agreement will terminate upon the earliest to occur of (i) the Effective Time, (ii) the date of termination of the Merger Agreement, or (iii) the mutual agreement of the Parent and Stockholder to terminate this Agreement (any such time under clauses (i) through (iii) being referred to herein as the “Expiration Time.” The parties acknowledge that, upon termination of this Agreement as permitted under and in accordance with the terms of this Article 5, no party to this Agreement shall have the right to recover any claim with respect to any losses suffered by such party in connection with such termination, except that the termination of this Agreement will not relieve Stockholder from any liability for any inaccuracy in or breach of any representation, warranty or covenant contained in this Agreement. Notwithstanding anything to the contrary herein, Article 6 will survive any termination of this Agreement.

ARTICLE 6

GENERAL PROVISIONS

6.1 Action in Stockholder Capacity Only. Stockholder is entering into this Agreement solely in Stockholder’s capacity as a Beneficial Owner, as applicable, of the Parent Capital Stock and not in Stockholder’s capacity as a director or officer of the Parent. Nothing herein will limit or affect Stockholder’s ability to act as an officer or director of the Parent.

6.2 No Ownership Interest. Nothing contained in this Agreement will be deemed to vest in Parent, the Company or any of their respective Affiliates any direct or indirect ownership or incidents of ownership of or with respect to the Owned Shares or the Subject Shares.

6.3 Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly given (a) when delivered or sent if delivered in Person or sent by email transmission (provided confirmation of email transmission is obtained) or (ii) on the next Business Day if transmitted by national overnight courier, in each case as follows:

If to the Company, addressed to:

Aerami Therapeutics Holdings, Inc.

2520 Meridian Parkway, Suite 400

Durham, North Carolina, 27713

Attn: Steve Thornton

Email: sthornton@aerami.com

With a copy (which shall not constitute notice) to:

Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.
150 Fayetteville Street

Suite 2300

Raleigh, NC 27601

Attn: Amy Batten and Peter Bosman
Email: abatten@smithlaw.com; pbosman@smithlaw.com

If to Parent, addressed to:

FoxWayne Enterprises Acquisition Corp.

1 Rockefeller Plaza, Suite 1039

New York, New York 10020

Attn: Robb Knie

Email: robb@foxwayne.com

With a copy (which shall not constitute notice) to:

Sheppard, Mullin, Richter & Hampton LLP
30 Rockefeller Plaza

New York, New York 10112
Attn: Richard Friedman
Email: rafriedman@sheppardmullin.com

If to Stockholder, to Stockholder’s address set forth on Schedule A.

6.4 Publicity. Unless required by applicable law or permitted by the Merger Agreement, Stockholder will not, and will not authorize or direct any of its Affiliates or representatives to, make any press release or public announcement with respect to this Agreement or the Merger Agreement or the transactions contemplated hereby or thereby, without the prior written consent of Parent in each instance.

6.5 Further Actions. Upon the request of any party to this Agreement, each other party will (a) furnish to the requesting party any additional information, (b) execute and deliver, at their own expense, any other documents and (c) take any other actions as the requesting party may reasonably require to more effectively carry out the intent of this Agreement. Stockholder hereby agrees that either the Company or Parent may publish and disclose in any filing made by Parent or the Company with the SEC, the Nasdaq Stock Market or other applicable regulatory authority Stockholder’s identity and ownership of any Company Capital Stock or Parent Capital Stock and the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement and may further file this Agreement as an exhibit to any filing made by Parent or the Company with the SEC. Stockholder agrees to (x) provide any information reasonably requested by the Company or Parent for any such regulatory application or filing and (y) notify the Company and Parent promptly of any additional shares of capital stock of the Company or Parent of which Stockholder becomes the Beneficial Owner after the date of this Agreement.

6.6 Transfer of Subject Shares. Except as expressly contemplated by the Merger Agreement or with the prior written consent of the Parent (such consent to be given or withheld in its sole discretion), from and after the date hereof, Stockholder agrees not to (a) Transfer any of the Subject Shares, (b) enter into (i) any option, warrant, purchase right, or other Contract that would (either alone or in connection with one or more events or developments (including the satisfaction or waiver of any conditions precedent)) require such Stockholder to Transfer the Subject Shares or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of the Subject Shares, or (c) take any actions (i) having the effect of preventing or disabling such Stockholder from performing its obligations under this Agreement or (ii) in furtherance of any of the matters described in the foregoing clauses (a) or (b). For purposes of this Agreement, “Transfer” means any, direct or indirect, sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest in or disposition or encumbrance of an interest (whether with or without consideration, whether voluntarily or involuntarily or by operation of law or otherwise).

6.7 Miscellaneous. Sections 10.3 (Rules of Construction), 10.4 (References), 10.5 (Entire Agreement), 10.8 (Rights of Third Parties), 10.9 (Waiver), 10.10 (Severability), 10.12 (Governing Law), 10.13 (Consent to Jurisdiction), 10.14 (Waiver of Trial by Jury), 10.16 (Specific Performance), 10.17 (Cumulative Remedies), 10.18 (Expenses), 10.20 (Execution and Counterparts) of the Merger Agreement are incorporated herein by reference and shall apply to this Agreement, mutatis mutandis.

[remainder of page intentionally blank]

[Signature Page to Parent Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Parent Support Agreement to be duly executed as of the day and year first above written.

PARENT:	FOXWAYNE ENTERPRISES ACQUISITION CORP.

By:
Name:
Title:

COMPANY:	AERAMI THERAPEUTICS HOLDINGS, INC.

By:
Name:
Title:

STOCKHOLDER:	[ENTITY NAME]

By:
Name:
Title:

[NATURAL PERSON NAME]

Additional Signature (if held jointly):

(If held jointly)

(Printed Full Name)

SCHEDULE A

NAME AND	PARENT CAPITAL STOCK
ADDRESS OF STOCKHOLDER	BENEFICIALLY OWNED
[Name]	[●] shares of Class A Common Stock of Parent
[Address 1]
[Address 2]	[●] shares of Class A Common Stock of Parent underlying outstanding warrants
[E-mail]

EXHIBIT E

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF
FOXWAYNE ENTERPRISES ACQUISITION CORP.

FoxWayne Enterprises Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “FoxWayne Enterprises Acquisition Corp.”. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 17, 2020.

2. This Amended and Restated Certificate of Incorporation of the Corporation, which both restates and amends the provisions of the certificate of incorporation of the Corporation as heretofore in effect, was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

3. The text of the certificate of incorporation of the Corporation as heretofore in effect is hereby amended and restated to read in its entirety as follows:

ARTICLE I

NAME

The name of the corporation is Aerami Therapeutics Holdings, Inc. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is [•]. The name of its registered agent at such address is [•].

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as it now exists or may hereafter be amended and supplemented (the “DGCL”).

ARTICLE IV

CAPITAL STOCK

The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of capital stock which the Corporation shall have authority to issue is [210,000,000]. The total number of shares of Common Stock that the Corporation is authorized to issue is ([200,000,000]), having a par value of $0.0001 per share, and the total number of Preferred Stock that the Corporation is authorized to issue is ([10,000,000], having a par value $0.0001 per share.

Upon the filing and effectiveness of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), each share of Class A Common Stock, par value $0.0001 per share, issued and outstanding or held in treasury immediately prior to the Effective Time (including each share of Class A Common Stock, par value $0.0001 per share, of the Corporation issued upon the conversion of shares of Class B Common Stock, par value $0.0001 per share, of the Corporation) (“Old Common Stock”), shall be automatically reclassified as and converted into one share of Common Stock. Any stock certificate or book entry representing shares of Old Common Stock shall thereafter be deemed to represent a number of whole shares of Common Stock into which such shares of Old Common Stock shall have been reclassified pursuant to this paragraph, without the need for surrender or exchange.

The designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:

A.	COMMON STOCK

1.	General. The voting, dividend, liquidation, and other rights and powers of the Common Stock are subject to and qualified by the rights, powers and preferences of any series of Preferred Stock as may be designated by the Board of Directors of the Corporation (the “Board of Directors”) and outstanding from time to time.

2.	Voting. Except as otherwise provided herein or expressly required by law, each holder of Common Stock, as such, shall be entitled to vote on each matter submitted to a vote of stockholders and shall be entitled to one (1) vote for each share of Common Stock held of record by such holder as of the record date for determining stockholders entitled to vote on such matter. Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any Certificate of Designation (as defined below)) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any Certificate of Designation) or pursuant to the DGCL.

Subject to the rights of any holders of any outstanding series of Preferred Stock, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

3.	Dividends. Subject to applicable law and the rights and preferences of any holders of any outstanding series of Preferred Stock, the holders of Common Stock, as such, shall be entitled to the payment of dividends on the Common Stock when, as and if declared by the Board of Directors in accordance with applicable law.

4.	Liquidation. Subject to the rights and preferences of any holders of any shares of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder.

B.	PREFERRED STOCK

1.	Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the creation and issuance of such series adopted by the Board of Directors as hereinafter provided.

2.	Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designation relating thereto in accordance with the DGCL (a “Certificate of Designation”), to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law and this Amended and Restated Certificate of Incorporation (including any Certificate of Designation). Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Amended and Restated Certificate of Incorporation (including any Certificate of Designation).

3.	The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

ARTICLE V

STOCKHOLDERS

1. No Action without Meeting. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders of the Corporation, and shall not be taken by written consent in lieu of a meeting. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL. Notwithstanding anything herein to the contrary, the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Article V, Section 1.

2. Special Meetings. Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, at any time only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors or the Chief Executive Officer of the Corporation, and shall not be called by any other person or persons. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation. Notwithstanding anything herein to the contrary, the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Article V, Section 2.

ARTICLE VI

DIRECTORS

1. General. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise provided herein or required by law.

2. Election of Directors. Election of Directors need not be by written ballot unless the Bylaws of the Corporation (the “Bylaws”) shall so provide.

3. Number of Directors; Term of Office. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the directors of the Corporation shall be classified with respect to the time for which they severally hold office into three classes, designated as Class I, Class II and Class III. The initial Class I directors shall serve for a term expiring at the first annual meeting of the stockholders following the date of this Amended and Restated Certificate of Incorporation; the initial Class II directors shall serve for a term expiring at the second annual meeting of the stockholders following the date of this Amended and Restated Certificate of Incorporation; and the initial Class III directors shall serve for a term expiring at the third annual meeting of the stockholders following the date of this Amended and Restated Certificate of Incorporation. At each annual meeting of the stockholders of the Corporation beginning with the first annual meeting of the stockholders following the date of this Amended and Restated Certificate of Incorporation, subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Each director shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal. No decrease in the number of directors shall shorten the term of any incumbent director. The Board of Directors is authorized to assign members of the Board of Directors already in office to Class I, Class II and Class III.

Except as otherwise expressly provided by the DGCL or this Amended and Restated Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors.

Notwithstanding anything herein to the contrary, the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Article VI, Section 3.

4. Vacancies. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect Directors and to fill vacancies in the Board of Directors relating thereto, any and all vacancies in the Board of Directors, however occurring, including, without limitation, by reason of an increase in the size of the Board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board of Directors, and not by the stockholders. Any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been duly elected and qualified or until his or her earlier resignation, death or removal. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect Directors, when the number of Directors is increased or decreased, the Board of Directors shall, subject to Article VI, Section 3 hereof, determine the class or classes to which the increased or decreased number of Directors shall be apportioned; provided, however, that no decrease in the number of Directors shall shorten the term of any incumbent Director. In the event of a vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by law, shall exercise the powers of the full Board of Directors until the vacancy is filled.

5. Removal. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the Board of Directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.

ARTICLE VII

LIMITATION OF LIABILITY

1. Limitation of Director Liability. A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a Director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article VII, or the adoption of any provision of the Amended and Restated Certificate of Incorporation inconsistent with this Article VII, shall not adversely affect any right or protection of a director of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption.

2. Any amendment, repeal or modification of this Article VII by either of (i) the stockholders of the Corporation or (ii) an amendment to the DGCL, shall not adversely affect any right or protection existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring before such amendment, repeal or modification of a person serving as a Director at the time of such amendment, repeal or modification.

3. Notwithstanding anything herein to the contrary, the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Article VII.

ARTICLE VIII

INDEMNIFICATION

The Corporation shall have the power to provide rights to indemnification and advancement of expenses to its current and former officers, directors, employees and agents and to any person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

ARTICLE IX

AMENDMENT OF BYLAWS

1. Amendment by Directors. Except as otherwise provided by law, the Bylaws of the Corporation may be amended or repealed by the Board of Directors.

2. Amendment by Stockholders. Except as otherwise provided therein, the Bylaws of the Corporation may be amended or repealed at any annual meeting of stockholders, or special meeting of stockholders called for such purpose, by the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class.

ARTICLE X

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend or repeal this Certificate in the manner now or hereafter prescribed by statute and this Certificate, and all rights conferred upon stockholders herein are granted subject to this reservation. Except as otherwise required by this Certificate or by law, whenever any vote of the holders of capital stock of the Corporation is required to amend or repeal any provision of this Certificate, such amendment or repeal shall require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, and the affirmative vote of the majority of the outstanding shares of each class entitled to vote thereon as a class, at a duly constituted meeting of stockholders called expressly for such purpose.

If any provision or provisions of this Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

ARTICLE XI

FORUM SELECTION

Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the bylaws of the Corporation or this Restated Certificate (as either may be amended from time to time) or as to which the DGCL confers jurisdiction on the Chancery Court or (iv) any action, suit or proceeding asserting a claim against the Corporation governed by the internal affairs doctrine; and (b) the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article XI. Notwithstanding the foregoing, the provisions of this Article XI shall not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts of the United States have exclusive jurisdiction.

If any provision or provisions of this Article XI shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XI (including, without limitation, each portion of any paragraph of this Article XI containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

ARTICLE XII

BUSINESS COMBINATIONS

1.	Opt Out of DGCL 203. The Corporation shall not be governed by Section 203 of the DGCL.

[End of Text]

THIS AMENDED AND RESTATED CERTIFICATE OF INCORPORATION is executed as of this ____ day of __________, 2022.

AERAMI THERAPEUTICS HOLDINGS, INC.

By:
Name:
Title:

[Signature Page to Closing Certificate of Incorporation]

Exhibit F

Amended and Restated Bylaws of

Aerami Therapeutics Holdings, Inc.

Article I - Corporate Offices

1.1 Registered Office. The address of the registered office of Aerami Therapeutics Holdings, Inc. (the “Corporation”) in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s certificate of incorporation, as the same may be amended and/or restated from time to time (the “Certificate of Incorporation”).

1.2 Other Offices. The Corporation may have additional offices at any place or places, within or outside the State of Delaware, as the Corporation’s board of directors (the “Board”) may from time to time establish or as the business of the Corporation may require.

Article II - Meetings of Stockholders

2.1 Place of Meetings. Meetings of stockholders shall be held at any place, within or outside the State of Delaware, designated by the Board. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office.

2.2 Annual Meeting. The Board shall designate the date and time of the annual meeting. At the annual meeting, directors shall be elected and other proper business properly brought before the meeting in accordance with Section 2.4 may be transacted. The Board may postpone, reschedule or cancel any previously scheduled annual meeting of stockholders.

2.3 Special Meeting. Special meetings of the stockholders may be called only by such persons and only in such manner as set forth in the Certificate of Incorporation.

No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting. The Board may postpone, reschedule or cancel any previously scheduled special meeting of stockholders.

2.4 Notice of Business to be Brought before a Meeting.

(a) At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) specified in a notice of meeting given by or at the direction of the Board, (ii) if not specified in a notice of meeting, otherwise brought before the meeting by the Board or the Chairperson of the Board or (iii) otherwise properly brought before the meeting by a stockholder present in person who (A) (1) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.4 and at the time of the meeting, (2) is entitled to vote at the meeting and (3) has complied with this Section 2.4 in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”). The foregoing clause (iii) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. The only matters that may be brought before a special meeting are the matters specified in the notice of meeting given by or at the direction of the person calling the meeting pursuant to Section 2.3, and stockholders shall not be permitted to propose business to be brought before a special meeting of the stockholders. For purposes of this Section 2.4, “present in person” shall mean that the stockholder proposing that the business be brought before the annual meeting of the Corporation, or a qualified representative of such proposing stockholder, appear at such annual meeting in person, or by remote communication, if applicable. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. Stockholders seeking to nominate persons for election to the Board must comply with Section 2.5, and this Section 2.4 shall not be applicable to nominations except as expressly provided in Section 2.5.

(b) Without qualification, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if no annual meeting was held in the preceding year, to be timely, a stockholder’s notice must be so delivered, or mailed and received, not earlier than the close of business on the one hundred and twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made by the Corporation; provided, further, that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, to be timely, a stockholder’s notice must be so delivered, or mailed and received, not later than the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made by the Corporation (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of Timely Notice as described above.

(c) To be in proper form for purposes of this Section 2.4, a stockholder’s Timely Notice to the Secretary of the Corporation shall set forth:

(i) As to each Proposing Person (as defined below), (A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (B) the class or series and number of shares of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (A) and (B) are referred to as “Stockholder Information”);

(ii) As to each Proposing Person, (A) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of shares of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (B) any rights to dividends on the shares of any class or series of shares of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (C) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (D) any other material relationship between such Proposing Person, on the one hand, and the Corporation or any affiliate of the Corporation, on the other hand, (E) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (F) a representation that such Proposing Person intends or is part of a group that intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or otherwise solicit proxies from stockholders in support of such proposal and (G) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (A) through (G) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner; and

(iii) As to each item of business that the stockholder proposes to bring before the annual meeting, (A) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws, the language of the proposed amendment), (C) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other person or entity (including their names) in connection with the proposal of such business by such stockholder; and (D) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this Section 2.4(c)(iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner.

For purposes of this Section 2.4, the term “Proposing Person” shall mean (i) the stockholder providing the notice of business proposed to be brought before an annual meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, and (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.

(d) A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(e) Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.4. The presiding officer of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.4, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

(f) This Section 2.4 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the Corporation’s proxy statement. In addition to the requirements of this Section 2.4 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(g) For purposes of these bylaws, “public disclosure” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

2.5 Notice of Nominations for Election to the Board.

(a) Nominations of any person for election to the Board at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (i) by or at the direction of the Board, including by any committee or persons authorized to do so by the Board or these bylaws, or (ii) by a stockholder present in person (A) who was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with this Section 2.5 as to such notice and nomination. For purposes of this Section 2.5, “present in person” shall mean that the stockholder proposing that the business be brought before the meeting of the Corporation, or a qualified representative of such stockholder, appear at such meeting in person, or by remote communication, if applicable. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. The foregoing clause (ii) shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting or special meeting.

(b) (i) For a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting, the stockholder must (1) provide Timely Notice (as defined in Section 2.4) thereof in writing and in proper form to the Secretary of the Corporation, (2) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth by this Section 2.5 and (3) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5.

(ii) If the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling a special meeting, then for a stockholder to make any nomination of a person or persons for election to the Board at a special meeting, the stockholder must (i) provide Timely Notice thereof in writing and in proper form to the Secretary of the Corporation at the principal executive offices of the Corporation, (ii) provide the information with respect to such stockholder and its candidate for nomination as required by this Section 2.5 and (iii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5. To be timely, a stockholder’s notice for nominations to be made at a special meeting must be delivered to, or mailed and received at, the principal executive offices of the Corporation not earlier than the one hundred twentieth (120th) day prior to such special meeting and not later than the ninetieth (90th) day prior to such special meeting or, if later, the tenth (10th) day following the day on which public disclosure (as defined in Section 2.4) of the date of such special meeting was first made.

(iii) In no event shall any adjournment or postponement of an annual meeting or special meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.

(iv) In no event may a Nominating Person provide Timely Notice with respect to a greater number of director candidates than are subject to election by stockholders at the applicable meeting. If the Corporation shall, subsequent to such notice, increase the number of directors subject to election at the meeting, such notice as to any additional nominees shall be due on the later of (i) the conclusion of the time period for Timely Notice, (ii) the date set forth in Section 2.5(b)(ii) or (iii) the tenth day following the date of public disclosure (as defined in Section 2.4) of such increase.

(c) To be in proper form for purposes of this Section 2.5, a stockholder’s notice to the Secretary of the Corporation shall set forth:

(i) As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.4(c)(i), except that for purposes of this Section 2.5, the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(c)(i));

(ii) As to each Nominating Person, any Disclosable Interests (as defined in Section 2.4(c)(ii), except that for purposes of this Section 2.5, the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(c)(ii) and the disclosure with respect to the business to be brought before the meeting in Section 2.4(c)(ii) shall be made with respect to the election of directors at the meeting); and

(iii) As to each candidate whom a Nominating Person proposes to nominate for election as a director, (A) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.5 if such candidate for nomination were a Nominating Person, (B) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (C) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or his or her respective associates or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant and (D) a completed and signed questionnaire, representation and agreement as provided in Section 2.5(f).

For purposes of this Section 2.5, the term “Nominating Person” shall mean (i) the stockholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (iii) any other participant in such solicitation.

(d) A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any nomination or to submit any new nomination.

(e) In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

(f) To be eligible to be a candidate for election as a director of the Corporation at an annual or special meeting, a candidate must be nominated in the manner prescribed in Section 2.5 and the candidate for nomination, whether nominated by the Board or by a stockholder of record, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board), to the Secretary of the Corporation at the principal executive offices of the Corporation, (i) a completed written questionnaire (in a form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such proposed nominee and (ii) a written representation and agreement (in form provided by the Corporation) that such candidate for nomination (A) is not and, if elected as a director during his or her term of office, will not become a party to (1) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) or (2) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Corporation, with such proposed nominee’s fiduciary duties under applicable law, (B) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director that has not been disclosed to the Corporation and (C) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the Secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect).

(g) The Board may also require any proposed candidate for nomination as a Director to furnish such other information as may reasonably be requested by the Board in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board to determine the eligibility of such candidate for nomination to be an independent director of the Corporation in accordance with the Corporation’s corporate governance guidelines.

(h) A candidate for nomination as a director shall further update and supplement the materials delivered pursuant to this Section 2.5, if necessary, so that the information provided or required to be provided pursuant to this Section 2.5 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation (or any other office specified by the Corporation in any public announcement) not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any materials delivered pursuant to this Section 2.5 by a candidate for director, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business or resolutions proposed to amend or update any nomination or to submit any new nomination.

(i) No candidate shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with this Section 2.5. The presiding officer at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with Section 2.5, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the votes cast for the nominee in question) shall be void and of no force or effect.

(j) Notwithstanding anything in these bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated and elected in accordance with Section 2.5.

2.6 Notice of Stockholders’ Meetings. Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with Section 8.1 not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and time of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

2.7 Quorum; Adjournment. Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, a quorum is not present or represented at any meeting of the stockholders, then either (i) the person presiding over the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall have power to recess the meeting or adjourn the meeting from time to time in the manner provided in Section 2.8 until a quorum is present or represented. At any recessed or adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

2.8 Adjourned Meeting; Notice. When a meeting is adjourned to another time or place, unless these bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At any adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such meeting as of the record date so fixed for notice of such adjourned meeting.

2.9 Conduct of Business. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. At every meeting of the stockholders, the Chairperson of the Board, or in his or her absence or inability to act, the Chief Executive Officer, or in his or her absence or inability to act, the officer or director whom the Board shall appoint, shall act as chairperson of, and preside at the meeting. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the person presiding over any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures (which need not be in writing) and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the person presiding over the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present (including, without limitation, rules and procedures for removal of disruptive persons from the meeting); (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the person presiding over the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting (including, without limitation, determinations with respect to the administration and/or interpretation of any of the rules, regulations or procedures of the meeting, whether adopted by the Board or prescribed by the person presiding over the meeting), shall, if the facts warrant, determine and declare to the meeting that a matter of business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

2.10 Voting. Except as may be otherwise provided in the Certificate of Incorporation, these bylaws or the DGCL, each stockholder shall be entitled to one (1) vote for each share of capital stock held by such stockholder.

Except as otherwise provided by the Certificate of Incorporation, at all duly called or convened meetings of stockholders at which a quorum is present, for the election of directors, a plurality of the votes cast shall be sufficient to elect a director. Except as otherwise provided by the Certificate of Incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, each other matter presented to the stockholders at a duly called or convened meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes) on such matter.

2.11 Record Date for Stockholder Meetings and Other Purposes. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than sixty (60) days nor less than ten (10) days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting; and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of capital stock, or for the purposes of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

2.12 Proxies. Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A proxy may be in the form of an electronic transmission which sets forth or is submitted with information from which it can be determined that the transmission was authorized by the stockholder.

2.13 List of Stockholders Entitled to Vote. The Corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal executive office. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.13 or to vote in person or by proxy at any meeting of stockholders.

2.14 Inspectors of Election. Before any meeting of stockholders, the Corporation shall appoint an inspector or inspectors of election to act at the meeting or its adjournment and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If any person appointed as inspector or any alternate fails to appear or fails or refuses to act, then the person presiding over the meeting shall appoint a person to fill that vacancy.

Such inspectors shall:

(i) determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting and the validity of any proxies and ballots;

(ii) count all votes or ballots;

(iii) count and tabulate all votes;

(iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s); and

(v) certify its or their determination of the number of shares represented at the meeting and its or their count of all votes and ballots.

Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspection with strict impartiality and according to the best of such inspector’s ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspectors of election may appoint such persons to assist them in performing their duties as they determine.

2.15 Delivery to the Corporation. Whenever this Article II requires one or more persons (including a record or beneficial owner of stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered. For the avoidance of doubt, the Corporation expressly opts out of Section 116 of the DGCL with respect to the delivery of information and documents to the Corporation required by this Article II.

2.16 No Stockholder Action by Written Consent Without a Meeting. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of stockholders of the Corporation, and may not be taken by written consent in lieu of a meeting. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any series of preferred stock of the Corporation, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of preferred stock of the Corporation, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of preferred stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL.

Article III - Directors

3.1 Powers. Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

3.2 Number of Directors. Subject to the Certificate of Incorporation, the total number of directors constituting the Board shall be determined from time to time by resolution of the Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3 Election, Qualification and Term of Office of Directors. Except as provided in Section 3.4, and subject to the Certificate of Incorporation, each director, including a director elected to fill a vacancy or newly created directorship, shall hold office until the expiration of the term of the class, if any, for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, disqualification or removal. Directors need not be stockholders. The Certificate of Incorporation or these bylaws may prescribe qualifications for directors.

3.4 Resignation and Vacancies. Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt. When one or more directors so resigns and the resignation is effective at a future date or upon the happening of an event to occur on a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in Section 3.3.

Unless otherwise provided in the Certificate of Incorporation or these bylaws, vacancies resulting from the death, resignation, disqualification or removal of any director, and newly created directorships resulting from any increase in the authorized number of directors shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

3.5 Place of Meetings; Meetings by Telephone. The Board may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this bylaw shall constitute presence in person at the meeting.

3.6 Regular Meetings. Regular meetings of the Board may be held within or outside the State of Delaware and at such time and at such place as which has been designated by the Board and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other means of electronic transmission. No further notice shall be required for regular meetings of the Board.

3.7 Special Meetings; Notice. Special meetings of the Board for any purpose or purposes may be called at any time by the Chairperson of the Board, the Chief Executive Officer or a majority of the total number of directors constituting the Board.

Notice of the time and place of special meetings shall be:

(i) delivered personally by hand, by courier or by telephone;

(ii) sent by United States first-class mail, postage prepaid;

(iii) sent by facsimile or electronic mail; or

(iv) sent by other means of electronic transmission,

directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, or other address for electronic transmission, as the case may be, as shown on the Corporation’s records.

If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or electronic mail, or (iii) sent by other means of electronic transmission, it shall be delivered or sent at least twenty-four (24) hours before the time of the holding of the meeting. If the notice is sent by U.S. mail, it shall be deposited in the U.S. mail at least four (4) days before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.

3.8 Quorum. At all meetings of the Board, unless otherwise provided by the Certificate of Incorporation, a majority of the total number of directors shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the Certificate of Incorporation or these bylaws. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

3.9 Board Action without a Meeting. Unless otherwise restricted by the Certificate of Incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board, or the committee thereof, in the same paper or electronic form as the minutes are maintained. Such action by written consent or consent by electronic transmission shall have the same force and effect as a unanimous vote of the Board.

3.10 Fees and Compensation of Directors. Unless otherwise restricted by the Certificate of Incorporation or these bylaws, the Board, or a designated committee thereof, shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation, provided that directors who are serving the Corporation as employees and who receive compensation for their services as such shall not receive any salary or other compensation for their services as directors of the Corporation.

3.11 Removal of Directors. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the Board of Directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.

Article IV - Committees

4.1 Committees of Directors. The Board may designate one (1) or more committees, each committee to consist of one (1) or more of the directors of the Corporation. The Board may designate one (1) or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation.

4.2 Committee Minutes. Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

4.3 Meetings and Actions of Committees. Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:

(i) Section 3.5 (Place of Meetings; Meetings by Telephone);

(ii) Section 3.6 (Regular Meetings);

(iii) Section 3.7 (Special Meetings; Notice);

(iv) Section 3.9 (Board Action Without a Meeting); and

(v) Section 7.13 (Waiver of Notice),

with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the Board and its members; provided, however, that:

(i) the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee;

(ii) special meetings of committees may also be called by resolution of the Board or the chairperson of the applicable committee; and

(iii) the Board may adopt rules for the governance of any committee to override the provisions that would otherwise apply to the committee pursuant to this Section 4.3, provided that such rules do not violate the provisions of the Certificate of Incorporation or applicable law.

4.4 Subcommittees. Unless otherwise provided in the Certificate of Incorporation, these bylaws or the resolutions of the Board designating the committee, a committee may create one (1) or more subcommittees, each subcommittee to consist of one (1) or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

Article V - Officers

5.1 Officers. The officers of the Corporation shall include a Chief Executive Officer and a Secretary. The Corporation may also have, at the discretion of the Board, a Chairperson of the Board, a Vice Chairperson of the Board, a Chief Financial Officer, a Treasurer, one (1) or more Vice Presidents, one (1) or more Assistant Vice Presidents, one (1) or more Assistant Treasurers, one (1) or more Assistant Secretaries, and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same person. No officer need be a stockholder or director of the Corporation.

5.2 Appointment of Officers. The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3.

5.3 Subordinate Officers. The Board may appoint, or empower the Chief Executive Officer to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board may from time to time determine.

5.4 Removal and Resignation of Officers. Subject to the rights, if any, of an officer under any contract of employment any officer may be removed, either with or without cause, by the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.

Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

5.5 Vacancies in Offices. Any vacancy occurring in any office of the Corporation shall be filled by the Board or as provided in Section 5.2.

5.6 Representation of Shares of Other Corporations. The Chairperson of the Board, the Chief Executive Officer, or any other person authorized by the Board or the Chief Executive Officer, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all shares or voting securities of any other corporation or other person standing in the name of this Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

5.7 Authority and Duties of Officers. All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.

5.8 Compensation. The compensation of the officers of the Corporation for their services as such shall be fixed from time to time by or at the direction of the Board. An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that he or she is also a director of the Corporation.

Article VI - Records

A stock ledger consisting of one or more records in which the names of all of the Corporation’s stockholders of record, the address and number of shares registered in the name of each such stockholder, and all issuances and transfers of stock of the corporation are recorded in accordance with Section 224 of the DGCL shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of stockholders specified in Sections 219 and 220 of the DGCL, (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL, and (iii) record transfers of stock as governed by Article 8 of the Uniform Commercial Code as adopted in the State of Delaware.

Article VII - General Matters

7.1 Execution of Corporate Contracts and Instruments. The Board, except as otherwise provided in these bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances.

7.2 Stock Certificates. The shares of the Corporation shall be represented by certificates or shall be uncertificated. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two officers authorized to sign stock certificates representing the number of shares registered in certificate form. The Chairperson of the Board, the Chief Executive Officer, the Treasurer, or the Secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

7.3 Special Designation of Certificates. If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or on the back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of uncertificated shares, set forth in a notice provided pursuant to Section 151 of the DGCL); provided, however, that except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face of back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of any uncertificated shares, included in the aforementioned notice) a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

7.4 Lost Certificates. Except as provided in this Section 7.4, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

7.5 Shares Without Certificates. The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.

7.6 Construction; Definitions. Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural and the plural number includes the singular.

7.7 Dividends. The Board, subject to any restrictions contained in either (i) the DGCL or (ii) the Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock. The Board may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

7.8 Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.

7.9 Seal. The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

7.10 Transfer of Stock. Shares of the stock of the Corporation shall be transferable in the manner prescribed by law and in these bylaws, subject to any restrictions on transfer and ownership (including any such restrictions imposed by these bylaws). Subject to compliance with any restrictions on transfer and ownership thereon (including any such restrictions imposed by these bylaws), shares of stock of the Corporation shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate person or persons (or by delivery of duly executed instructions with respect to uncertificated shares), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the persons from and to whom it was transferred.

7.11 Registered Stockholders. The Corporation:

(i) shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner; and

(ii) shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

7.12. Lockup.

(a) Subject to Section 7.12(b) and Section 7.12(f), the holders (the “Lockup Holders”) of shares of common stock, par value $0.0001 per share (the “common stock”), of the Corporation issued (i) as consideration pursuant to that certain Agreement and Plan of Merger, dated as of December 7, 2021 (the “Merger Agreement”), by and among Parent, Merger Sub, the Company and the Stockholders’ Representative (each as defined in the Merger Agreement) in connection with the business combination transaction contemplated thereby (the “Business Combination Transaction”), or (ii) upon the exercise, exchange, conversion, or settlement of any Exchanged Options, Exchanged RSU Awards, Assumed Warrants (such shares referred to in Section 7.12(a)(i), the “Merger Consideration Shares” and such shares referred to in Section 7.12(a)(ii), the “Assumption Shares”), may not Transfer any Merger Consideration Shares or Assumption Shares (and such Merger Consideration Shares and Assumption Shares shall be subject to the restrictions on Transfer as provided herein) until the end of the Lockup Period (the “Lockup”).

(b) The restrictions set forth in Section 7.12(a) shall not apply to:

(i) in the case of an entity, Transfers (A) to a stockholder, partner, member or affiliate of such entity, including, for the avoidance of doubt, any distributions by Aegis Capital Corp. (“Aegis”) of Merger Consideration Shares to various brokers; provided, however, that such Merger Consideration Shares shall continue to be governed by the terms of this Section 7.12 or (B) by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

(ii) in the case of an individual, Transfers (A) by gift to members of the individual’s immediate family (as defined below) or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization, (B) by virtue of laws of descent and distribution upon death of the individual, or (C) pursuant to a qualified domestic relations order or in connection with a divorce settlement;

(iii) the exercise of any options, warrants or other convertible securities to purchase shares of common stock (which exercises may be effected on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis); provided, that any shares of common stock issued upon such exercise shall be subject to the Lockup;

(iv) Transfers to the Corporation to satisfy tax withholding obligations pursuant to the Corporation’s equity incentive plans or arrangements;

(v) Transfers to the Corporation pursuant to any contractual arrangement in effect at the effective time of the Business Combination Transaction that provides for the repurchase by the Corporation or forfeiture of a Lockup Holder’s shares of common stock or options to purchase shares of common stock in connection with the termination of such Lockup Holder’s service to the Corporation;

(vi) the entry, by a Lockup Holder, at any time after the effective time of the Business Combination Transaction, of any trading plan providing for the sale of shares of common stock by such Lockup Holder, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act; provided, however, that such plan does not provide for, or permit, the sale of any shares of common stock during the Lockup and no public announcement or filing is voluntarily made or required regarding such plan during the Lockup;

(vii) transactions in the event of completion of a bona fide liquidation, dissolution, winding up, merger, consolidation, share exchange or other similar transaction that results in all shares of common stock being convertible for, or exchangeable into, cash, securities or other property; or

(viii) in connection with any bona fide mortgage, pledge or encumbrance to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof.

(c) Notwithstanding the other provisions set forth in this Section 7.12, the Board may, by the vote of 80% of the total number of directors, determine to waive, amend, or repeal the Lockup obligations set forth herein.

(d) For purposes of this Section 7.12:

(i) the term “Lockup Period” means the period beginning on the closing date of the Business Combination Transaction and ending on the date that is 180 days after the date that the “Form S-1 Shelf” (as such term is defined in the form of Registration Rights Agreement attached as Exhibit D to the Merger Agreement) is declared effective by the Securities and Exchange Commission;

(ii) the term “Transfer” means, directly or indirectly, whether by merger, consolidation, division or otherwise, the (A) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (B) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) public announcement of any intention to effect any transaction specified in clause (A) or (B).

(e) Until the expiration of the Lockup Period, in addition to any greater or additional vote that may be required by the Certificate of Incorporation, these bylaws, or applicable law, this Section 7.12 may not be altered, amended or repealed, and no provision inconsistent with this Section 7.12 may be adopted, (i) by the Board without the affirmative vote of 80% of the total number of directors, or (ii) by the stockholders without the affirmative vote of the holders of 80% in voting power of the outstanding shares of capital stock entitled to vote thereon.

(f) Notwithstanding anything to the contrary set forth in the other provisions of this Section 7.12, in no event shall any of the following be subject to the Lockup: (A) any shares of Class B common stock, par value $0.0001 per share (“Class B common stock”), of the Corporation, or any shares of any class or series of capital stock of the Corporation into which such shares of Class B common stock may be converted (including, without limitation, any shares of Class A common stock, par value $0.0001 per share (“Class A common stock”), into which such shares of Class B common stock may be converted in connection with the closing of the Business Combination Transaction (the “Conversion Shares”)) or any shares of common stock into which any such Conversion Shares may be reclassified, or (B) any shares of Class A common stock or common stock held by a holder who purchased such shares pursuant to a private placement in connection with the Business Combination Transaction, or (C) any warrants of the Corporation that are outstanding prior to the Business Combination Transaction (but not the Assumed Warrants) or any shares of capital stock of the Corporation into which they may be exercised or converted; provided, however, that for the avoidance of doubt, the securities identified in clauses (A) through (C) above may be subject to other contractual restrictions on transfer imposed in connection with the Merger Agreement and the Business Combination Transaction.

(g) These bylaws (including this Section 7.12) have been adopted prior to the Effective Time (as defined in the Merger Agreement), and the restrictions on Transfer set forth in this Section 7.12 shall apply in accordance with the terms hereof to all shares of capital stock of the Corporation subject hereto issued at or after the Effective Time (which shall include, for the avoidance of doubt, the Merger Consideration Shares and the Assumption Shares).

7.13 Waiver of Notice. Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these bylaws.

Article VIII - Notice

8.1 Delivery of Notice; Notice by Electronic Transmission. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provisions of the DGCL, the Certificate of Incorporation, or these bylaws may be given in writing directed to the stockholder’s mailing address (or by electronic transmission directed to the stockholder’s electronic mail address, as applicable) as it appears on the records of the Corporation and shall be given (1) if mailed, when the notice is deposited in the U.S. mail, postage prepaid, (2) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address or (3) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail. A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.

Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice or electronic transmission to the Corporation. Notwithstanding the provisions of this paragraph, the Corporation may give a notice by electronic mail in accordance with the first paragraph of this section without obtaining the consent required by this paragraph.

Any notice given pursuant to the preceding paragraph shall be deemed given:

(i) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;

(ii) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and

(iii) if by any other form of electronic transmission, when directed to the stockholder.

Notwithstanding the foregoing, a notice may not be given by an electronic transmission from and after the time that (1) the Corporation is unable to deliver by such electronic transmission two (2) consecutive notices given by the Corporation and (2) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice; provided, however, that the inadvertent failure to discover such inability shall not invalidate any meeting or other action.

An affidavit of the Secretary or an Assistant Secretary of the Corporation or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

Article IX - Indemnification

9.1 Indemnification of Directors and Officers. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, any director or officer of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership (a “covered person”), joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) reasonably incurred by such person in connection with any such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section 9.4, the Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized in the specific case by the Board.

9.2 Indemnification of Others. The Corporation shall also have the power to indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any employee or agent of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding.

9.3 Prepayment of Expenses. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including, without limitation, attorneys’ fees) incurred by any director or officer of the Corporation, and may also pay the expenses incurred by any employee or agent of the Corporation, in defending any Proceeding in advance of its final disposition; provided, however, that such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified under this Article IX or otherwise.

9.4 Determination; Claim. If a claim for indemnification (following the final disposition of such Proceeding) under this Article IX is not paid in full within sixty (60) days, or a claim for advancement of expenses under this Article IX is not paid in full within thirty (30) days, after a written claim therefor has been received by the Corporation, the claimant may thereafter (but not before) file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

9.5 Non-Exclusivity of Rights. The rights conferred on any person by this Article IX shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

9.6 Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust enterprise or non-profit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.

9.7 Other Indemnification. The Corporation’s obligation, if any, to indemnify or advance expenses to any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such person actually collects as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

9.8 Continuation of Indemnification. The rights to indemnification and to prepayment of expenses provided by, or granted pursuant to, this Article X shall continue notwithstanding that the person has ceased to be a director or officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributees of such person.

9.9 Amendment or Repeal; Interpretation. The provisions of this Article IX shall constitute a contract between the Corporation, on the one hand, and, on the other hand, each individual who serves or has served as a director or officer of the Corporation (whether before or after the adoption of these bylaws), in consideration of such person’s performance of such services, and pursuant to this Article IX the Corporation intends to be legally bound to each such current or former director or officer of the Corporation. With respect to current and former directors and officers of the Corporation, the rights conferred under this Article IX are present contractual rights and such rights are fully vested, and shall be deemed to have vested fully, immediately upon adoption of these bylaws. With respect to any directors or officers of the Corporation who commence service following adoption of these bylaws, the rights conferred under this provision shall be present contractual rights and such rights shall fully vest, and be deemed to have vested fully, immediately upon such director or officer commencing service as a director or officer of the Corporation. Any repeal or modification of the foregoing provisions of this Article IX shall not adversely affect any right or protection (i) hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification or (ii) under any agreement providing for indemnification or advancement of expenses to an officer or director of the Corporation in effect prior to the time of such repeal or modification.

Any reference to an officer of the Corporation in this Article IX shall be deemed to refer exclusively to the Chief Executive Officer, and the Secretary of the Corporation, or other officer of the Corporation appointed by (x) the Board pursuant to Article V or (y) an officer to whom the Board has delegated the power to appoint officers pursuant to Article V, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors (or equivalent governing body) of such other entity pursuant to the certificate of incorporation and bylaws (or equivalent organizational documents) of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise has been given or has used the title of “Vice President” or any other title that could be construed to suggest or imply that such person is or may be an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Article IX.

Article XI- Amendments

The Board is expressly empowered to adopt, amend or repeal the bylaws of the Corporation. The stockholders also shall have power to adopt, amend or repeal the bylaws of the Corporation; provided, however, that such action by stockholders shall require, in addition to any other vote required by the Certificate of Incorporation, these bylaws or applicable law, the affirmative vote of the holders of at least two-thirds of the voting power of all the then-outstanding shares of voting stock of the Corporation with the power to vote generally in an election of directors, voting together as a single class.

Article XI- Definitions

As used in these bylaws, unless the context otherwise requires, the following terms shall have the following meanings:

An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

An “electronic mail” means an electronic transmission directed to a unique electronic mail address (which electronic mail shall be deemed to include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the Corporation who is available to assist with accessing such files and information).

An “electronic mail address” means a destination, commonly expressed as a string of characters, consisting of a unique user name or mailbox (commonly referred to as the “local part” of the address) and a reference to an internet domain (commonly referred to as the “domain part” of the address), whether or not displayed, to which electronic mail can be sent or delivered.

The term “person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

The undersigned hereby certifies that he is the duly elected, qualified, and acting [Secretary] of Aerami Therapeutics Holdings, Inc., a Delaware corporation (the “Corporation”), and that the foregoing bylaws were approved on , 2022, effective as of , 2022, by the Corporation’s board of directors.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand this _______________ day of _______________ , 2022.

[Name]
[Full Title of Secretary]

Exhibit G

AERAMI THERAPEUCTICS HOLDINGS, INC.

2022 INCENTIVE AWARD PLAN

ARTICLE I

PURPOSE

The Plan’s purpose is to enhance the Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing these individuals with equity ownership and/or equity-linked compensation opportunities. Capitalized terms used in the Plan are defined in Article XI.

ARTICLE II

ELIGIBILITY

Service Providers are eligible to be granted Awards under the Plan, subject to the limitations described herein.

ARTICLE III

ADMINISTRATION AND DELEGATION

3.1       Administration. The Plan is administered by the Administrator. The Administrator has authority to determine which Service Providers receive Awards, grant Awards and set Award terms and conditions, subject to the conditions and limitations in the Plan. The Administrator also has the authority to take all actions and make all determinations under the Plan, to interpret the Plan and Award Agreements, and to adopt, amend and repeal Plan administrative rules, guidelines and practices as it deems advisable. The Administrator may correct defects and ambiguities, supply omissions and reconcile inconsistencies in the Plan or any Award as it deems necessary or appropriate to administer the Plan and any Awards. The Administrator’s determinations under the Plan are in its sole discretion and will be final and binding on all persons having or claiming any interest in the Plan or any Award.

3.2       Appointment of Committees. To the extent Applicable Laws permit, the Board or the Administrator may delegate any or all of its powers under the Plan to one or more Committees or officers of the Company or any of its Subsidiaries. The Board or the Administrator may abolish any Committee or re-vest in itself any previously delegated authority at any time.

ARTICLE IV

STOCK AVAILABLE FOR AWARDS

4.1       Number of Shares. Subject to adjustment under Article VIII and the terms of this Article IV, Awards may be made under the Plan covering up to the Overall Share Limit. Shares issued under the Plan may consist of authorized but unissued Shares or Shares purchased on the open market or treasury Shares.

4.2       Share Recycling. If all or any part of an Award expires, lapses or is terminated, exchanged for or settled in cash, surrendered, repurchased, canceled without having been fully exercised or forfeited, in any case, in a manner that results in the Company acquiring Shares covered by the Award at a price not greater than the price (as adjusted to reflect any Equity Restructuring) paid by the Participant for such Shares or not issuing any Shares covered by the Award, the unused Shares covered by the Award will, as applicable, become or again be available for Award grants under the Plan. Further, Shares delivered (either by actual delivery or attestation) to the Company by a Participant to satisfy the applicable exercise or purchase price of an Award and/or to satisfy any applicable tax withholding obligation with respect to an Award (including Shares retained by the Company from the Award being exercised or purchased and/or creating the tax obligation) will, as applicable, become or again be available for Award grants under the Plan. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not count against the Overall Share Limit. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under Section 4.1 and shall not be available for future grants of Awards: (a) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof; and (b) Shares purchased on the open market with the cash proceeds from the exercise of Options.

4.3       Incentive Stock Option Limitations. Notwithstanding anything to the contrary herein, no more than [●]1 Shares may be issued pursuant to the exercise of Incentive Stock Options.

4.4       Substitute Awards. In connection with an entity’s merger or consolidation with the Company or the Company’s acquisition of an entity’s property or stock, the Administrator may grant Awards in substitution for any options or other stock or stock-based awards granted before such merger or consolidation by such entity or its affiliate. Substitute Awards may be granted on such terms as the Administrator deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards will not count against the Overall Share Limit (nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan as provided above), except that Shares acquired by exercise of substitute Incentive Stock Options will count against the maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Service Providers prior to such acquisition or combination.

1 NTD: Number to be determined based upon final number of shares reserved. We would contemplate this number being determined by taking the maximum number of Shares reserved per the Overall Share Limit in Section 11.29 and subtracting the number of non-qualified stock options (NSOs) granted under the Plan in conjunction with the Merger as a result of the assumption and exchange of outstanding Aerami NSOs at the time of the Merger.

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4.5       Non-Employee Director Compensation. Notwithstanding any provision to the contrary in the Plan, the Administrator may establish compensation for Non-Employee Directors from time to time, subject to the limitations in the Plan. The Administrator will from time to time determine the terms, conditions and amounts of all such Non-Employee Director compensation in its discretion and pursuant to the exercise of its business judgment, taking into account such factors, circumstances and considerations as it shall deem relevant from time to time, provided that the sum of any cash compensation, or other compensation, and the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of Awards granted to a Non-Employee Director as compensation for services as a Non-Employee Director during any fiscal year of the Company may not exceed $750,000, increased to $1,000,000 in the fiscal year in which the Plan’s effective date occurs or in the fiscal year of a Non-Employee Director’s initial service as a Non-Employee Director (in either case, the “NED Limit”), which limit will not apply to the compensation of a Non-Employee Director who serves in any capacity in addition to that of Non-Employee Director for which he or she receives additional compensation. For the avoidance of doubt, the value of any cash or equity-based compensation granted prior to the Plan’s effective date shall not count against the NED Limit. The Administrator may make exceptions to a NED Limit for individual Non-Employee Directors in extraordinary circumstances, as the Administrator may determine in its discretion, provided that the Non-Employee Director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving Non-Employee Directors.

ARTICLE V

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

5.1       General. The Administrator may grant Options or Stock Appreciation Rights to Service Providers subject to the limitations in the Plan, including any limitations in the Plan that apply to Incentive Stock Options. The Administrator will determine the number of Shares covered by each Option and Stock Appreciation Right, the exercise price of each Option and Stock Appreciation Right and the conditions and limitations applicable to the exercise of each Option and Stock Appreciation Right. A Stock Appreciation Right will entitle the Participant (or other person entitled to exercise the Stock Appreciation Right) to receive from the Company upon exercise of the exercisable portion of the Stock Appreciation Right an amount determined by multiplying the excess, if any, of the Fair Market Value of one Share on the date of exercise over the exercise price per Share of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right is exercised, subject to any limitations of the Plan or that the Administrator may impose and payable in cash, Shares valued at Fair Market Value, or a combination of the two as the Administrator may determine or provide in the Award Agreement.

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5.2       Exercise Price. The Administrator will establish each Option’s and Stock Appreciation Right’s exercise price and specify the exercise price in the Award Agreement. The exercise price will not be less than 100% of the Fair Market Value on the grant date of the Option or Stock Appreciation Right. Notwithstanding the foregoing, in the case of an Option or a Stock Appreciation Right that is a Substitute Award, the exercise price per share of the Shares subject to such Option or Stock Appreciation Right, as applicable, may be less than the Fair Market Value per share on the date of grant; provided that the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements of Sections 424 and 409A of the Code.

5.3       Duration. Each Option or Stock Appreciation Right will be exercisable at such times and as specified in the Award Agreement, provided that, unless otherwise determined and expressly provided by the Administrator, the term of an Option or Stock Appreciation Right will not exceed ten years. Notwithstanding the foregoing, to the extent permitted under Applicable Laws, if the Participant, prior to the end of the term of an Option or Stock Appreciation Right (i) violates the non-competition, non-solicitation, confidentiality or other similar restrictive covenant provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company or any of its Subsidiaries or (ii) commits a material violation or breach of a Company policy that relates to discrimination, harassment, retaliation or that is otherwise customarily punishable by termination of employment, the right of the Participant and the Participant’s transferees to exercise any Option or Stock Appreciation Right issued to the Participant shall terminate immediately upon such violation or breach, unless the Company otherwise determines.

5.4       Exercise. Options and Stock Appreciation Rights may be exercised by delivering to the Company a written notice of exercise, in a form the Administrator approves (which may be electronic), signed by the person authorized to exercise the Option or Stock Appreciation Right, together with, as applicable, payment in full (i) as specified in Section 5.5 for the number of Shares for which the Award is exercised and (ii) as specified in Section 9.5 for any applicable taxes. Unless the Administrator otherwise determines, an Option or Stock Appreciation Right may not be exercised for a fraction of a Share.

5.5       Payment Upon Exercise. Subject to Section 10.8, any Company insider trading policy (including blackout periods) and Applicable Laws, the exercise price of an Option must be paid by:

(a)       cash, wire transfer of immediately available funds or by check payable to the order of the Company, provided that the Company may limit the use of one of the foregoing payment forms if one or more of the payment forms below is permitted;

(b)       if there is a public market for Shares at the time of exercise, unless the Company otherwise determines, (A) delivery (including electronically or telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to pay the exercise price, or (B) the Participant’s delivery to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to pay the exercise price; provided that such amount is paid to the Company at such time as may be required by the Administrator;

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(c)       to the extent permitted by the Administrator, delivery (either by actual delivery or attestation) of Shares owned by the Participant valued at their fair market value;

(d)       to the extent permitted by the Administrator, surrendering Shares then issuable upon the Option’s exercise valued at their fair market value on the exercise date;

(e)       to the extent permitted by the Administrator, delivery of a promissory note or any other property that the Administrator determines is good and valuable consideration; or

(f)       to the extent permitted by the Company, any combination of the above payment forms approved by the Administrator.

ARTICLE VI

RESTRICTED STOCK; RESTRICTED STOCK UNITS

6.1       General. The Administrator may grant Restricted Stock, or the right to purchase Restricted Stock, to any Service Provider, subject to the Company’s right to repurchase all or part of such shares at their issue price or other stated or formula price from the Participant (or to require forfeiture of such shares) if conditions the Administrator specifies in the Award Agreement are not satisfied before the end of the applicable restriction period or periods that the Administrator establishes for such Award. In addition, the Administrator may grant Restricted Stock Units to Service Providers, which may be subject to vesting and forfeiture conditions during the applicable restriction period or periods, as set forth in an Award Agreement. The Administrator will determine and set forth in the Award Agreement the terms and conditions for each Restricted Stock and Restricted Stock Unit Award, subject to the conditions and limitations contained in the Plan.

6.2       Restricted Stock.

(a)       Dividends. Participants holding shares of Restricted Stock will be entitled to all ordinary cash dividends paid with respect to such Shares, unless the Administrator provides otherwise in the Award Agreement. In addition, unless the Administrator provides otherwise, if any dividends or distributions are paid in Shares, or consist of a dividend or distribution to holders of Common Stock of property other than an ordinary cash dividend, the Shares or other property will be subject to the same restrictions on transferability and forfeitability as the shares of Restricted Stock with respect to which they were paid. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under Section 4.1 and shall not be available for future grants of Awards: (a) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof; and (b) Shares purchased on the open market with the cash proceeds from the exercise of Options.

(b)       Stock Certificates. The Company may require that the Participant deposit in escrow with the Company (or its designee) any stock certificates issued in respect of shares of Restricted Stock, together with a stock power endorsed in blank.

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6.3       Restricted Stock Units.

(a)       Settlement. The Administrator may provide that settlement of Restricted Stock Units will occur upon or as soon as reasonably practicable after the Restricted Stock Units vest or will instead be deferred, on a mandatory basis or at the Participant’s election, in a manner intended to comply with Section 409A.

(b)       Stockholder Rights. A Participant will have no rights of a stockholder with respect to Shares subject to any Restricted Stock Unit unless and until the Shares are delivered in settlement of the Restricted Stock Unit.

(c)       Dividend Equivalents. If the Administrator provides, a grant of Restricted Stock Units may provide a Participant with the right to receive Dividend Equivalents. Dividend Equivalents may be paid currently or credited to an account for the Participant, settled in cash or Shares and subject to the same restrictions on transferability and forfeitability as the Restricted Stock Units with respect to which the Dividend Equivalents are granted and subject to other terms and conditions as set forth in the Award Agreement.

ARTICLE VII

OTHER STOCK OR CASH BASED AWARDS

Other Stock or Cash Based Awards may be granted to Participants, including Awards entitling Participants to receive Shares to be delivered in the future and including annual or other periodic or long-term cash bonus awards (whether based on specified Performance Criteria or otherwise), in each case subject to any conditions and limitations in the Plan. Such Other Stock or Cash Based Awards will also be available as a payment form in the settlement of other Awards, as standalone payments and as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock or Cash Based Awards may be paid in Shares, cash or other property, as the Administrator determines. Subject to the provisions of the Plan, the Administrator will determine the terms and conditions of each Other Stock or Cash Based Award, including any purchase price, performance goals (which may be based on the Performance Criteria), transfer restrictions, and vesting conditions, which will be set forth in the applicable Award Agreement.

ARTICLE VIII

ADJUSTMENTS FOR CHANGES IN COMMON STOCK

AND CERTAIN OTHER EVENTS

8.1       Equity Restructuring. In connection with any Equity Restructuring, notwithstanding anything to the contrary in this Article VIII, the Administrator will equitably adjust each outstanding Award as it deems appropriate to reflect the Equity Restructuring, which may include adjusting the number and type of securities subject to each outstanding Award and/or the Award’s exercise price or grant price (if applicable), granting new Awards to Participants, and making a cash payment to Participants. The adjustments provided under this Section 8.1 will be nondiscretionary and final and binding on the affected Participant and the Company; provided that the Administrator will determine whether an adjustment is equitable.

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8.2       Corporate Transactions. In the event of any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), reorganization, merger, consolidation, combination, amalgamation, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Common Stock or other securities of the Company, Change in Control, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, other similar corporate transaction or event, other unusual or nonrecurring transaction or event affecting the Company or its financial statements or any change in any Applicable Laws or accounting principles, the Administrator, on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event (except that action to give effect to a change in Applicable Law or accounting principles may be made within a reasonable period of time after such change) and either automatically or upon the Participant’s request, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to (x) prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any Award granted or issued under the Plan, (y) to facilitate such transaction or event or (z) give effect to such changes in Applicable Laws or accounting principles:

(a)       To provide for the cancellation of any such Award in exchange for either an amount of cash or other property with a value equal to the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights under the vested portion of such Award, as applicable; provided that, if the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights, in any case, is equal to or less than zero, then the Award may be terminated without payment; provided, further, that Awards held by members of the Board will be settled in Shares on or immediately prior to the applicable event if the Administrator takes action under this clause (a).

(b)       To provide that such Award shall vest and, to the extent applicable, be exercisable as to all shares covered thereby, notwithstanding anything to the contrary in the Plan or the provisions of such Award;

(c)       To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and/or applicable exercise or purchase price, in all cases, as determined by the Administrator;

(d)       To make adjustments in the number and type of shares of Common Stock (or other securities or property) subject to outstanding Awards and/or with respect to which Awards may be granted under the Plan (including, but not limited to, adjustments of the limitations in Article IV hereof on the maximum number and kind of shares which may be issued) and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards;

(e)       To replace such Award with other rights or property selected by the Administrator; and/or

(f)       To provide that the Award will terminate and cannot vest, be exercised or become payable after the applicable event.

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8.3       Administrative Stand Still. In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other extraordinary transaction or change affecting the Shares or the share price of Common Stock, including any Equity Restructuring or any securities offering or other similar transaction, for administrative convenience, the Administrator may refuse to permit the exercise of any Award for up to sixty days before or after such transaction.

8.4       General. Except as expressly provided in the Plan or the Administrator’s action under the Plan, no Participant will have any rights due to any subdivision or consolidation of Shares of any class, dividend payment, increase or decrease in the number of Shares of any class or dissolution, liquidation, merger, or consolidation of the Company or other corporation. Except as expressly provided with respect to an Equity Restructuring under Section 8.1 above or the Administrator’s action under the Plan, no issuance by the Company of Shares of any class, or securities convertible into Shares of any class, will affect, and no adjustment will be made regarding, the number of Shares subject to an Award or the Award’s grant or exercise price. The existence of the Plan, any Award Agreements and the Awards granted hereunder will not affect or restrict in any way the Company’s right or power to make or authorize (i) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (ii) any merger, consolidation dissolution or liquidation of the Company or sale of Company assets or (iii) any sale or issuance of securities, including securities with rights superior to those of the Shares or securities convertible into or exchangeable for Shares. The Administrator may treat Participants and Awards (or portions thereof) differently under this Article VIII.

ARTICLE IX

GENERAL PROVISIONS APPLICABLE TO AWARDS

9.1       Transferability. Except as the Administrator may determine or provide in an Award Agreement or otherwise for Awards other than Incentive Stock Options, Awards may not be sold, assigned, transferred, pledged or otherwise encumbered, either voluntarily or by operation of law, except by will or the laws of descent and distribution, or, subject to the Administrator’s consent, pursuant to a domestic relations order, and, during the life of the Participant, will be exercisable only by the Participant. References to a Participant, to the extent relevant in the context, will include references to a Participant’s authorized transferee that the Administrator specifically approves.

9.2       Documentation. Each Award will be evidenced in an Award Agreement, which may be written or electronic, as the Administrator determines. Each Award may contain terms and conditions in addition to those set forth in the Plan.

9.3       Discretion. Except as the Plan otherwise provides, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award to a Participant need not be identical, and the Administrator need not treat Participants or Awards (or portions thereof) uniformly.

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9.4       Termination of Status. The Administrator will determine how the disability, death, retirement, authorized leave of absence, or any other change or purported change in a Participant’s Service Provider status affects an Award and the extent to which, and the period during which, the Participant, the Participant’s legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award, if applicable.

9.5       Withholding. Each Participant must pay the Company, or make provision satisfactory to the Administrator for payment of, any taxes required by Applicable Law to be withheld in connection with such Participant’s Awards by the date of the event creating the tax liability. The Company may deduct an amount sufficient to satisfy such tax obligations based on the applicable statutory withholding rates (or such other rate as may be determined by the Company after considering any accounting consequences or costs) from any payment of any kind otherwise due to a Participant. In the absence of a contrary determination by the Company (or, with respect to withholding pursuant to clause (ii) below with respect to Awards held by individuals subject to Section 16 of the Exchange Act, a contrary determination by the Administrator), all tax withholding obligations will be calculated based on the minimum applicable statutory withholding rates. Subject to Section 10.8 and any Company insider trading policy (including blackout periods), Participants may satisfy such tax obligations (i) in cash, by wire transfer of immediately available funds, by check made payable to the order of the Company, provided that the Company may limit the use of the foregoing payment forms if one or more of the payment forms below is permitted, (ii) to the extent permitted by the Administrator, in whole or in part by delivery of Shares, including Shares retained from the Award creating the tax obligation, valued at their fair market value, (iii) if there is a public market for Shares at the time the tax obligations are satisfied, unless the Company otherwise determines, (A) delivery (including electronically or telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to satisfy the tax obligations, or (B) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to satisfy the tax withholding; provided that such amount is paid to the Company at such time as may be required by the Administrator, or (iv) to the extent permitted by the Company, any combination of the foregoing payment forms approved by the Administrator. Notwithstanding any other provision of the Plan, the number of Shares which may be so delivered or retained pursuant to clause (ii) of the immediately preceding sentence shall be limited to the number of Shares which have a fair market value on the date of delivery or retention no greater than the aggregate amount of such liabilities based on the maximum individual statutory tax rate in the applicable jurisdiction at the time of such withholding (or such other rate as may be required to avoid liability classification of the applicable award under generally accepted accounting principles in the United States of America); provided, however, to the extent such Shares were acquired by Participant from the Company as compensation, the Shares must have been held for the minimum period required by applicable accounting rules to avoid a charge to the Company’s earnings for financial reporting purposes; provided, further, that any such Shares delivered or retained shall be rounded up to the nearest whole Share to the extent rounding up to the nearest whole Share does not result in the liability classification of the applicable Award under generally accepted accounting principles in the United States of America. If any tax withholding obligation will be satisfied under clause (ii) of the immediately preceding sentence by the Company’s retention of Shares from the Award creating the tax obligation and there is a public market for Shares at the time the tax obligation is satisfied, the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on the applicable Participant’s behalf some or all of the Shares retained and to remit the proceeds of the sale to the Company or its designee, and each Participant’s acceptance of an Award under the Plan will constitute the Participant’s authorization to the Company and instruction and authorization to such brokerage firm to complete the transactions described in this sentence.

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9.6       Amendment of Award; Repricing. The Administrator may amend, modify, or terminate any outstanding Award, including by substituting another Award of the same or a different type, changing the exercise or settlement date, and converting an Incentive Stock Option to a Non-Qualified Stock Option. The Participant’s consent to such action will be required unless (i) the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Award, or (ii) the change is permitted under Article VIII or pursuant to Section 10.6. Notwithstanding the foregoing or anything in the Plan to the contrary, the Administrator may not except pursuant to Article VIII, without the approval of the stockholders of the Company, reduce the exercise price or base price per share of outstanding Options or Stock Appreciation Rights or cancel outstanding Options or Stock Appreciation Rights that have an exercise price or base price in excess of Fair Market Value in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price or base price per share that is less than the exercise price or base price per share of the original Options or Stock Appreciation Rights.

9.7       Conditions on Delivery of Stock. The Company will not be obligated to deliver any Shares under the Plan or remove restrictions from Shares previously delivered under the Plan until (i) all Award conditions have been met or removed to the Company’s satisfaction, (ii) as determined by the Company, all other legal matters regarding the issuance and delivery of such Shares have been satisfied, including any applicable securities laws and stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Administrator deems necessary or appropriate to satisfy any Applicable Laws. The Company’s inability to obtain authority from any regulatory body having jurisdiction, which the Administrator determines is necessary to the lawful issuance and sale of any securities, will relieve the Company of any liability for failing to issue or sell such Shares as to which such requisite authority has not been obtained.

9.8       Acceleration. The Administrator may at any time provide that any Award will become immediately vested and fully or partially exercisable, free of some or all restrictions or conditions, or otherwise fully or partially realizable.

9.9       Additional Terms of Incentive Stock Options. The Administrator may grant Incentive Stock Options only to employees of the Company, any of its present or future parent or subsidiary corporations, as defined in Sections 424(e) or (f) of the Code, respectively, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code. If an Incentive Stock Option is granted to a Greater Than 10% Stockholder, the exercise price will not be less than 110% of the Fair Market Value on the Option’s grant date, and the term of the Option will not exceed five years. All Incentive Stock Options will be subject to, and construed consistently with, Section 422 of the Code. By accepting an Incentive Stock Option, the Participant agrees to give prompt notice to the Company of dispositions or other transfers (other than in connection with a Change in Control) of Shares acquired under the Option made within (i) two years from the grant date of the Option or (ii) one year after the transfer of such Shares to the Participant, specifying the date of the disposition or other transfer and the amount the Participant realized, in cash, other property, assumption of indebtedness or other consideration, in such disposition or other transfer. Neither the Company nor the Administrator will be liable to a Participant, or any other party, if an Incentive Stock Option fails or ceases to qualify as an “incentive stock option” under Section 422 of the Code. Any Incentive Stock Option or portion thereof that fails to qualify as an “incentive stock option” under Section 422 of the Code for any reason, including becoming exercisable with respect to Shares having a fair market value exceeding the $100,000 limitation under Treasury Regulation Section 1.422-4, will be a Non-Qualified Stock Option.

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ARTICLE X

MISCELLANEOUS

10.1       No Right to Employment or Other Status. No person will have any claim or right to be granted an Award, and the grant of an Award will not be construed as giving a Participant the right to continued employment or any other relationship with the Company or a Subsidiary. The Company and its Subsidiaries expressly reserve the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan or any Award, except as expressly provided in an Award Agreement or other written agreement between the Participant and the Company or any Subsidiary.

10.2       No Rights as Stockholder; Certificates. Subject to the Award Agreement, no Participant or Designated Beneficiary will have any rights as a stockholder with respect to any Shares to be distributed under an Award until becoming the record holder of such Shares. Notwithstanding any other provision of the Plan, unless the Administrator otherwise determines or Applicable Laws require, the Company will not be required to deliver to any Participant certificates evidencing Shares issued in connection with any Award and instead such Shares may be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator). The Company may place legends on stock certificates issued under the Plan that the Administrator deems necessary or appropriate to comply with Applicable Laws.

10.3       Effective Date and Term of Plan. The Plan will become effective upon the consummation of the Merger (the “Effective Date”) and will remain in effect until the tenth anniversary of the Effective Date. Notwithstanding anything to the contrary in the Plan, Incentive Stock Options may not be granted under the Plan after the tenth anniversary of the earlier of (i) the date the Board adopted the Plan or (ii) the date the Company’s stockholders approved the Plan.

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10.4       Amendment of Plan. The Administrator may amend, suspend or terminate the Plan at any time; provided that no amendment, other than an increase to the Overall Share Limit, may materially and adversely affect any Award outstanding at the time of such amendment without the affected Participant’s consent. No Awards may be granted under the Plan during any suspension period or after Plan termination. Awards outstanding at the time of any Plan suspension or termination will continue to be governed by the Plan and the Award Agreement, as in effect before such suspension or termination. The Board will obtain stockholder approval of any Plan amendment to the extent necessary to comply with Applicable Laws.

10.5       Provisions for Foreign Participants. The Administrator may modify Awards granted to Participants who are foreign nationals or employed outside the United States or establish sub-plans or procedures under the Plan to address differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

10.6       Section 409A.

(a)       General. The Company intends that all Awards be structured to comply with, or be exempt from, Section 409A, such that no adverse tax consequences, interest, or penalties under Section 409A apply. Notwithstanding anything in the Plan or any Award Agreement to the contrary, the Administrator may, without a Participant’s consent, amend this Plan or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and retroactive actions) as are necessary or appropriate to preserve the intended tax treatment of Awards, including any such actions intended to (A) exempt this Plan or any Award from Section 409A, or (B) comply with Section 409A, including regulations, guidance, compliance programs and other interpretative authority that may be issued after an Award’s grant date. The Company makes no representations or warranties as to an Award’s tax treatment under Section 409A or otherwise. The Company will have no obligation under this Section 10.6 or otherwise to avoid the taxes, penalties or interest under Section 409A with respect to any Award and will have no liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are determined to constitute noncompliant “nonqualified deferred compensation” subject to taxes, penalties or interest under Section 409A.

(b)       Separation from Service. If an Award constitutes “nonqualified deferred compensation” under Section 409A, any payment or settlement of such Award upon a termination of a Participant’s Service Provider relationship will, to the extent necessary to avoid taxes under Section 409A, be made only upon the Participant’s “separation from service” (within the meaning of Section 409A), whether such “separation from service” occurs upon or after the termination of the Participant’s Service Provider relationship. For purposes of this Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment,” or like terms means a “separation from service.”

(c)       Payments to Specified Employees. Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment(s) of “nonqualified deferred compensation” required to be made under an Award to a “specified employee” (as defined under Section 409A and as the Administrator determines) due to his or her “separation from service” will, to the extent necessary to avoid taxes under Section 409A(a)(2)(B)(i) of the Code, be delayed for the six-month period immediately following such “separation from service” (or, if earlier, until the specified employee’s death) and will instead be paid (as set forth in the Award Agreement) on the day immediately following such six-month period or as soon as administratively practicable thereafter (without interest). Any payments of “nonqualified deferred compensation” under such Award payable more than six months following the Participant’s “separation from service” will be paid at the time or times the payments are otherwise scheduled to be made.

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10.7       Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, other employee or agent of the Company or any Subsidiary will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan or any Award, and such individual will not be personally liable with respect to the Plan because of any contract or other instrument executed in his or her capacity as an Administrator, director, officer, other employee or agent of the Company or any Subsidiary. The Company will indemnify and hold harmless each director, officer, other employee and agent of the Company or any Subsidiary that has been or will be granted or delegated any duty or power relating to the Plan’s administration or interpretation, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Administrator’s approval) arising from any act or omission concerning this Plan unless arising from such person’s own fraud or bad faith.

10.8       Lock-Up Period. The Company may, at the request of any underwriter representative, the Company or otherwise, in connection with registering the offering of any Company securities under the Securities Act, prohibit Participants from, directly or indirectly, selling or otherwise transferring any Shares or other Company securities during a period of up to one hundred eighty (180) days following the effective date of a Company registration statement filed under the Securities Act, or such shorter or longer period as determined by the underwriter or the Company, and subject to such exceptions as may be determined by the underwriter or the Company.

10.9       Data Privacy. As a condition for receiving any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this section by and among the Company and its Subsidiaries and affiliates exclusively for implementing, administering and managing the Participant’s participation in the Plan. The Company and its Subsidiaries and affiliates may hold certain personal information about a Participant, including the Participant’s name, address and telephone number; birthdate; social security, insurance number or other identification number; salary; nationality; job title(s); any Shares held in the Company or its Subsidiaries and affiliates; and Award details, to implement, manage and administer the Plan and Awards (the “Data”). The Company and its Subsidiaries and affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Participant’s participation in the Plan, and the Company and its Subsidiaries and affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data that the Company holds regarding such Participant, request additional information about the storage and processing of the Data regarding such Participant, recommend any necessary corrections to the Data regarding the Participant or refuse or withdraw the consents in this Section 10.9 in writing, without cost, by contacting the local human resources representative. The Company may cancel Participant’s ability to participate in the Plan and, in the Administrator’s discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws the consents in this Section 10.9. For more information on the consequences of refusing or withdrawing consent, Participants may contact their local human resources representative.

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10.10       Severability. If any portion of the Plan or any action taken under it is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.

10.11       Governing Documents. If any contradiction occurs between the Plan and any Award Agreement or other written agreement between a Participant and the Company (or any Subsidiary) that the Administrator has approved, the Plan will govern, unless it is expressly specified in such Award Agreement or other written document that a specific provision of the Plan will not apply.

10.12       Governing Law. The Plan and all Awards will be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding any state’s choice-of-law principles requiring the application of a jurisdiction’s laws other than the State of Delaware.

10.13       Claw-back Provisions. All Awards (including any proceeds, gains or other economic benefit the Participant actually or constructively receives upon receipt or exercise of any Award or the receipt or resale of any Shares underlying the Award) will be subject to any Company claw-back policy, including any claw-back policy adopted to comply with Applicable Laws (including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder).

10.14       Titles and Headings. The titles and headings in the Plan are for convenience of reference only and, if any conflict, the Plan’s text, rather than such titles or headings, will control.

10.15       Conformity to Securities Laws. Participant acknowledges that the Plan is intended to conform to the extent necessary with Applicable Laws. Notwithstanding anything herein to the contrary, the Plan and all Awards will be administered only in conformance with Applicable Laws. To the extent Applicable Laws permit, the Plan and all Award Agreements will be deemed amended as necessary to conform to Applicable Laws.

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10.16       Relationship to Other Benefits. No payment under the Plan will be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except as expressly provided in writing in such other plan or an agreement thereunder.

10.17       Broker-Assisted Sales. In the event of a broker-assisted sale of Shares in connection with the payment of amounts owed by a Participant under or with respect to the Plan or Awards, including amounts to be paid under the final sentence of Section 9.5: (a) any Shares to be sold through the broker-assisted sale will be sold on the day the payment first becomes due, or as soon thereafter as practicable; (b) such Shares may be sold as part of a block trade with other Participants in the Plan in which all participants receive an average price; (c) the applicable Participant will be responsible for all broker’s fees and other costs of sale, and by accepting an Award, each Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale; (d) to the extent the Company or its designee receives proceeds of such sale that exceed the amount owed, the Company will pay such excess in cash to the applicable Participant as soon as reasonably practicable; (e) the Company and its designees are under no obligation to arrange for such sale at any particular price; and (f) in the event the proceeds of such sale are insufficient to satisfy the Participant’s applicable obligation, the Participant may be required to pay immediately upon demand to the Company or its designee an amount in cash sufficient to satisfy any remaining portion of the Participant’s obligation.

ARTICLE XI

DEFINITIONS

As used in the Plan, the following words and phrases will have the following meanings:

11.1       “Administrator” means the Board or a Committee to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee.

11.2       “Applicable Laws” means the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws and rules of any foreign country or other jurisdiction where Awards are granted.

11.3       “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units or Other Stock or Cash Based Awards.

11.4       “Award Agreement” means a written agreement evidencing an Award, which may be electronic, that contains such terms and conditions as the Administrator determines, consistent with and subject to the terms and conditions of the Plan.

11.5       “Board” means the Board of Directors of the Company.

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11.6       “Cause” means (i) if a Participant is a party to a written employment, severance or consulting agreement with the Company or any of its Subsidiaries or an Award Agreement in which the term “cause” is defined (a “Relevant Agreement”), “Cause” as defined in the Relevant Agreement, and (ii) if no Relevant Agreement exists, (A) the Administrator’s determination that the Participant failed to substantially perform the Participant’s duties (other than a failure resulting from the Participant’s Disability); (B) the Administrator’s determination that the Participant failed to carry out, or comply with any lawful and reasonable directive of the Board or the Participant’s immediate supervisor; (C) the Participant’s unauthorized use or disclosure of confidential information or trade secrets of the Company or any of its Subsidiaries or any material breach of a written agreement between the Participant and the Company; (D) the occurrence of any act or omission by the Participant that could reasonably be expected to result in (or has resulted in) the Participant’s conviction, plea of no contest, plea of nolo contendere, or imposition of un-adjudicated probation for any felony or indictable offense or crime involving moral turpitude; (E) the Participant’s unlawful use (including being under the influence) or possession of illegal drugs on the premises of the Company or any of its Subsidiaries or while performing the Participant’s duties and responsibilities for the Company or any of its Subsidiaries; or (F) the Participant’s commission of an act of fraud, embezzlement, misappropriation, misconduct, or breach of fiduciary duty against the Company or any of its Subsidiaries.

11.7       “Change in Control” means and includes each of the following:

(a)       A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission or a transaction or series of transactions that meets the requirements of clauses (i) and (ii) of subsection (b) below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its Subsidiaries, an employee benefit plan maintained by the Company or any of its Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition;

(b)       During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in subsections (a) or (c)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the two year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c)       The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i)       which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

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(ii)       after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

Notwithstanding the foregoing, in no event shall the Merger or the transactions occurring in connection with the Merger Agreement constitute a Change in Control and, if a Change in Control constitutes a payment event with respect to any Award (or portion of any Award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (a), (b), or (c) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

The Administrator shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

11.8       “Code” means the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

11.9       “Committee” means one or more committees or subcommittees of the Board, which may include one or more Company directors or executive officers, to the extent Applicable Laws permit. To the extent required to comply with the provisions of Rule 16b-3, it is intended that each member of the Committee will be, at the time the Committee takes any action with respect to an Award that is subject to Rule 16b-3, a “non-employee director” within the meaning of Rule 16b-3; however, a Committee member’s failure to qualify as a “non-employee director” within the meaning of Rule 16b-3 will not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.

11.10       “Common Stock” means the common stock of the Company.

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11.11       “Company” means Aerami Therapeutics Holdings, Inc., a Delaware corporation, or any successor.

11.12       “Consultant” means any person, including any adviser, engaged by the Company or a Subsidiary to render services to such entity if the consultant or adviser: (i) renders bona fide services to the Company; (ii) renders services not in connection with the offer or sale of securities in a capital-raising transaction and does not directly or indirectly promote or maintain a market for the Company’s securities; and (iii) is a natural person.

11.13       “Designated Beneficiary” means the beneficiary or beneficiaries the Participant designates, in a manner the Administrator determines, to receive amounts due or exercise the Participant’s rights if the Participant dies or becomes incapacitated. Without a Participant’s effective designation, “Designated Beneficiary” will mean the Participant’s estate.

11.14       “Director” means a Board member.

11.15       “Disability” means a permanent and total disability under Section 22(e)(3) of the Code, as amended.

11.16       “Dividend Equivalents” means a right granted to a Participant under the Plan to receive the equivalent value (in cash or Shares) of dividends paid on Shares.

11.17       “Employee” means any employee of the Company or its Subsidiaries.

11.18       “Equity Restructuring” means a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of Shares (or other Company securities) or the share price of Common Stock (or other Company securities) and causes a change in the per share value of the Common Stock underlying outstanding Awards.

11.19       “Exchange Act” means the Securities Exchange Act of 1934, as amended.

11.20       “Fair Market Value” means, as of any date, the value of Common Stock determined as follows: (i) if the Common Stock is listed on any established stock exchange, its Fair Market Value will be the closing sales price for such Common Stock as quoted on such exchange for the last market trading day prior to such date, as reported in The Wall Street Journal or another source the Administrator deems reliable; (ii) if the Common Stock is not traded on a stock exchange but is quoted on a national market or other quotation system, the closing sales price on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (iii) if the Common Stock is not listed on any established stock exchange or quoted on a national market or other quotation system, the Administrator may determine the Fair Market Value in its discretion.

11.21       “Greater Than 10% Stockholder” means an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporation, as defined in Section 424(e) and (f) of the Code, respectively.

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11.22       “Incentive Stock Option” means an Option intended to qualify as an “incentive stock option” as defined in Section 422 of the Code.

11.23       “Merger” means the transactions contemplated by the Merger Agreement.

11.24       “Merger Agreement” means the Agreement and Plan of Merger, dated as of December 7, 2021, by and among Foxwayne Enterprises Acquisition Corp., Gotham Merger Sub, Inc., Aerami Therapeutics Holdings, Inc., and Steven Thornton.

11.25       “Non-Employee Director” means a Director who is not an Employee.

11.26       “Non-Qualified Stock Option” means an Option not intended or not qualifying as an Incentive Stock Option.

11.27       “Option” means an option to purchase Shares.

11.28       “Other Stock or Cash Based Awards” means cash awards, awards of Shares, and other awards valued wholly or partially by referring to, or are otherwise based on, Shares or other property.

11.29       “Overall Share Limit” means [●]2 Shares which equals twenty percent (20%) of the number of shares of Common Stock on a fully diluted basis as of the closing of the Merger as set forth in Section 7.9 of the Merger Agreement.

11.30       “Participant” means a Service Provider who has been granted an Award.

11.31       “Performance Criteria” mean the criteria (and adjustments) that the Administrator may select for an Award to establish performance goals for a performance period, which may include the following: net earnings or losses (either before or after one or more of interest, taxes, depreciation, amortization, and non-cash equity-based compensation expense); gross or net sales or revenue or sales or revenue growth; net income (either before or after taxes) or adjusted net income; profits (including but not limited to gross profits, net profits, profit growth, net operation profit or economic profit), profit return ratios or operating margin; budget or operating earnings (either before or after taxes or before or after allocation of corporate overhead and bonus); cash flow (including operating cash flow and free cash flow or cash flow return on capital); return on assets; return on capital or invested capital; cost of capital; return on stockholders’ equity; total stockholder return; return on sales; costs, reductions in costs and cost control measures; expenses; working capital; earnings or loss per share; adjusted earnings or loss per share; price per share or dividends per share (or appreciation in or maintenance of such price or dividends); regulatory achievements or compliance; implementation, completion or attainment of objectives relating to research, development, regulatory, commercial, or strategic milestones or developments; market share; economic value or economic value added models; division, group or corporate financial goals; customer satisfaction/growth; customer service; employee satisfaction; recruitment and maintenance of personnel; human resources management; supervision of litigation and other legal matters; strategic partnerships and transactions; financial ratios (including those measuring liquidity, activity, profitability or leverage); debt levels or reductions; sales-related goals; financing and other capital raising transactions; cash on hand; acquisition activity; investment sourcing activity; and marketing initiatives, any of which may be measured in absolute terms or as compared to any incremental increase or decrease. Such performance goals also may be based solely by reference to the Company’s performance or the performance of a Subsidiary, division, business segment or business unit of the Company or a Subsidiary, or based upon performance relative to performance of other companies or upon comparisons of any of the indicators of performance relative to performance of other companies. The Committee may provide for exclusion of the impact of an event or occurrence which the Committee determines should appropriately be excluded, including (a) restructurings, discontinued operations, extraordinary items, and other unusual, infrequently occurring or non-recurring charges or events, (b) asset write-downs, (c) litigation or claim judgments or settlements, (d) acquisitions or divestitures, (e) reorganization or change in the corporate structure or capital structure of the Company, (f) an event either not directly related to the operations of the Company, Subsidiary, division, business segment or business unit or not within the reasonable control of management, (g) foreign exchange gains and losses, (h) a change in the fiscal year of the Company, (i) the refinancing or repurchase of bank loans or debt securities, (j) unbudgeted capital expenditures, (k) the issuance or repurchase of equity securities and other changes in the number of outstanding shares, (l) conversion of some or all of convertible securities to Common Stock, (m) any business interruption event (n) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles, or (o) the effect of changes in other laws or regulatory rules affecting reported results.

2 NTD: To be determined.

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11.32       “Plan” means this 2022 Incentive Award Plan.

11.33       “Restricted Stock” means Shares awarded to a Participant under Article VI subject to certain vesting conditions and other restrictions.

11.34       “Restricted Stock Unit” means an unfunded, unsecured right to receive, on the applicable settlement date, one Share or an amount in cash or other consideration determined by the Administrator to be of equal value as of such settlement date, subject to certain vesting conditions and other restrictions.

11.35       “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act.

11.36       “Section 409A” means Section 409A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder.

11.37       “Securities Act” means the Securities Act of 1933, as amended.

11.38       “Service Provider” means an Employee, Consultant, or Director.

11.39       “Shares” means shares of Common Stock.

11.40       “Stock Appreciation Right” means a stock appreciation right granted under Article V.

11.41       “Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

11.42       “Substitute Awards” shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

11.43       “Termination of Service” means the date the Participant ceases to be a Service Provider.

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EXHIBIT H

CERTIFICATE OF MERGER OF

GOTHAM MERGER SUB, INC.,

WITH AND INTO

AERAMI, INC.

Pursuant to the provisions of Title 8, Section 251(c) of the General Corporation Law of the State of Delaware (the “DGCL”), Aerami, Inc. (f/k/a Aerami Therapeutics Holdings, Inc.), a corporation organized and existing under the laws of Delaware (the “Company”), hereby certifies the following information relating to the merger (the “Merger”) of Gotham Merger Sub, Inc., a corporation organized and existing under the laws of Delaware (“Merger Sub”), with and into the Company, with the Company as the surviving corporation of the Merger:

FIRST: The names and states of incorporation of the constituent corporations to the Merger (the “Constituent Corporations”) are as follows:

Name	State of Incorporation
Aerami, Inc.	Delaware
Gotham Merger Sub, Inc.	Delaware

SECOND: The Agreement and Plan of Merger (the “Agreement”), dated December 7, 2021 by and among the Company, FoxWayne Enterprises Acquisition Corp. (n/k/a Aerami Therapeutics Holdings, Inc.), a Delaware corporation, Merger Sub, and Steve Thornton (solely in his capacity as the stockholder representative as set forth therein), has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations pursuant to, and in accordance with, Section 251 of the DGCL (with the stockholders of each Constituent Corporation adopting the Agreement by written consent in lieu of a meeting of stockholders pursuant to Section 228 of the DGCL).

THIRD: The Company shall be the surviving corporation of the Merger and the name of the surviving corporation shall be Aerami, Inc.

FOURTH: The certificate of incorporation of the Company, as in effect prior to the filing of this Certificate of Merger, shall be amended and restated in its entirety in the Merger to read as set forth on Annex A attached hereto, and, as so amended and restated, shall be the certificate of incorporation of the surviving corporation.

FIFTH: This Certificate of Merger and the Merger shall become effective immediately upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

SIXTH: The executed Agreement is on file at the principal place of business of the surviving corporation. The address of the principal place of business of the surviving corporation at which the executed Agreement is on file is 2520 Meridian Parkway, Suite 400, Durham, North Carolina 27713.

SEVENTH: A copy of the Agreement will be furnished by the surviving corporation on request, without cost, to any stockholder of either of the Constituent Corporations.

IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer on the _____ day of _____, 2022.

AERAMI, INC.

By:
Name:
Title:

Exhibit A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AERAMI INC.

1.       The name of the corporation is Aerami, Inc. (hereinafter the “Corporation”).

2.       The address of the Corporation’s registered office in the State of Delaware is [●]. The name of its registered agent at such address is [●].

3.       The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

4.       The total number of shares of capital stock which the Corporation shall have authority to issue is one (1) share of Common Stock, par value $0.0001 per share.

5.       The number of directors of the Corporation may be fixed by the Bylaws.

6.       In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, alter, amend and repeal the Bylaws of the Corporation.

7.        No director of the Corporation shall have personal liability arising out of an action whether by or in the right of the Corporation or otherwise for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not limit or eliminate the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or any successor provision, (iv) for any transaction from which such director derived an improper personal benefit, or (v) for acts or omissions occurring prior to the date of the effectiveness of this provision.

Furthermore, notwithstanding the foregoing provision, if the DGCL is amended or enacted to permit further limitation or elimination of the personal liability of the director, the personal liability of the Corporation’s directors shall be limited or eliminated to the fullest extent permitted by the applicable law.

This provision shall not affect any provision permitted under the DGCL in the Certificate of Incorporation, Bylaws or contract or resolution of the Corporation indemnifying or agreeing to indemnify a director against personal liability. Any repeal or modification of this provision shall not adversely affect any limitation hereunder on the personal liability of the director with respect to acts or omissions occurring prior to such repeal or modification.

8.       Except as set forth herein, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

EXHIBIT I

AMENDED AND RESTATED BYLAWS

AERAMI, INC.

Aerami, Inc. (the “Corporation”), pursuant to the provisions of Section 109 of the Delaware General Corporation Law, hereby adopts these Amended and Restated Bylaws, which restate, amend and supersede the bylaws of the Corporation, as previously amended and restated, in their entirety as described below:

ARTICLE I

Offices

Section 1.1.       Registered Office. The registered office shall be established and maintained at [Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801], and [Corporation Trust Company] shall be the registered agent of the Corporation in charge thereof.

Section 1.2.       Other Offices. The Corporation may have other offices, either within or without the State of Delaware, at such place or places as the Board of Directors may from time to time appoint or the business of the Corporation may require.

ARTICLE II

Stockholders

Section 2.1.       Annual Meetings. An annual meeting of stockholders shall be held for the election of directors, and for the transaction of such other business as may properly come before the meeting, at such date, time and place, which date shall be within thirteen (13) months subsequent to the later of the date of incorporation or the last annual meeting, either within or without the State of Delaware, as may be designated by resolution of the Board of Directors from time to time.

Section 2.2.       Special Meetings. Special meetings of stockholders for any purpose or purposes may be called at any time by the Board of Directors, the Chairman of the Board, if any, or by the President and shall be called by the President or the Secretary at the request in writing of stockholders owning at least a majority of the issued and outstanding shares of common stock of the Corporation entitled to vote at the meeting. Calls for such meeting shall specify the purposes thereof and no business other than that specified in the call shall be considered at any special meeting.

Section 2.3.       Notice of Meetings. Whenever stockholders are required or permitted to take any action at a meeting, a notice of the meeting stating the place, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called shall be given in writing or by electronic transmission in a form consented to by the stockholders. Unless otherwise provided by law, the written notice of any meeting shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting. If mailed, such notice shall be deemed to be given when deposited in the mail, postage prepaid, directed to the stockholder at his or her address as it appears on the records of the Corporation. If transmitted electronically, notice shall be deemed given: (1) by facsimile, when directed to a number at which the stockholder has consented to receive notice; (2) by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (3) by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting or (B) the giving of such separate notice; and (4) by any other form of electronic transmission, when directed to the stockholder.

Section 2.4.       Adjournments. Any meeting of stockholders, annual or special, may adjourn from time to time to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place, if any, thereof and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 2.5.       Quorum. At each meeting of stockholders, except where otherwise provided by law or the Certificate of Incorporation or these Bylaws, the holders of a majority of the outstanding shares of stock entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum. With respect to any matter on which stockholders vote separately as a class, the holders of a majority of the outstanding shares of such class shall constitute a quorum for a meeting with respect to such matter. Two or more classes or series of stock shall be considered a single class for purposes of determining existence of a quorum entitled or required to vote together as a single class at the meeting on such matter. In the absence of a quorum, the stockholders so present may, by majority vote, adjourn the meeting from time to time in the manner provided in Section 2.4 of these Bylaws until a quorum shall attend. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of any corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity.

Section 2.6.       Organization. Meetings of stockholders shall be presided over by the Chairman of the Board, if any, or in their absence by the President, or in the absence of the foregoing persons, by a chairman designated by the Board of Directors, or in the absence of such designation, by a chairman chosen at the meeting. The Secretary shall act as secretary of the meeting, but in the Secretary’s absence the chairman of the meeting may appoint any person to act as secretary of the meeting.

Section 2.7.       Voting; Proxies.

(A)       Except as otherwise provided by law or the Certificate of Incorporation, at every meeting of stockholders, each stockholder of the Corporation entitled to vote shall have one (1) vote, in person or by proxy, for each share of stock held by such stockholder which has voting power upon the matter in question.

(B)       Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period.

(C)       Without limiting the manner in which a stockholder may authorize another person or persons to act for such stockholder as proxy pursuant to subsection (B) of this section, the following shall constitute a valid means by which a stockholder may grant such authority: (1) A stockholder may execute a writing authorizing another person or persons to act for such stockholder as proxy. Execution may be accomplished by the stockholder or such stockholder’s authorized officer, director, employee or agent signing such writing or causing such person’s signature to be affixed to such writing by any reasonable means including, but not limited to, by facsimile signature. (2) A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of a telegram, cablegram or other means of electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission; provided, however, that any such telegram, cablegram or other means of electronic transmission must either set forth or be submitted with information from which it can be determined that the telegram, cablegram or other electronic transmission was authorized by the stockholder. If it is determined that such telegrams, cablegrams or other electronic transmissions are valid, the inspectors or, if there are no inspectors, such other persons making that determination shall specify the information upon which they relied.

(D)       Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to subsection (C) of this section may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

(E)       A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or another duly executed proxy bearing a later date with the Secretary of the Corporation. Voting at meetings of stockholders need not be by written ballot unless the Board of Directors, or holders of a majority of the outstanding shares of all classes of stock entitled to vote thereon present in person or by proxy at such meeting shall so determine. At all meetings of stockholders for the election of directors, a plurality of the votes cast shall be sufficient to elect. All other elections and questions shall, unless otherwise provided by law or by the Certificate of Incorporation or these Bylaws, be decided by the vote of the holders of a majority of the shares of stock entitled to vote thereon present in person or by proxy at the meeting. Unless otherwise provided in the Certificate of Incorporation, voting at all elections for directors may not be cumulative.

Section 2.8.       Fixing Date for Determination of Stockholders of Record.

(A)       In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not precede the date such record date is fixed and shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action. If no record date is fixed, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given. The record date for any other purpose other than stockholder action by written consent shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

(B)       In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. Any stockholder of record seeking to have the stockholders authorize or take corporate action by written consent shall, by written notice to the Secretary, request the Board of Directors to fix a record date. The Board of Directors shall promptly, but in all events within ten (10) days after the date on which such a request is received, adopt a resolution fixing the record date. If no record date has been fixed by the Board of Directors within ten (10) days of the date on which such a request is received, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by applicable law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business or any officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by applicable law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the date on which the Board of Directors adopts the resolution taking such prior action.

Section 2.9.       List of Stockholders Entitled to Vote. The Secretary shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting, during ordinary business hours, at the principal place of business of the Corporation. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any stockholder who is present. Upon the willful neglect or refusal of the directors to produce such a list at any meeting for the election of directors, they shall be ineligible for election to any office at such meeting. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders or to vote in person or by proxy at any meeting of stockholders.

Section 2.10.       Inspectors of Elections; Opening and Closing the Polls.

(A)       The Board of Directors by resolution shall appoint one or more inspectors, which inspector or inspectors may include individuals who serve the Corporation in other capacities, including, without limitation, as officers, employees, agents or representatives of the Corporation, to act at the meeting and make a written report thereof. One or more persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate has been appointed to act, or if all inspectors or alternates who have been appointed are unable to act, at a meeting of stockholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. The inspectors shall: (1) ascertain the number of shares outstanding and the voting power of each; (2) determine the shares represented at a meeting and the validity of proxies and ballots; (3) count all votes and ballots; (4) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and (5) certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability.

(B)       The chairman of the meeting shall fix and announce at the meeting the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at the meeting.

Section 2.11.       Action by Consent of Stockholders. Unless otherwise restricted by the Certificate of Incorporation, any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. A stockholder’s consent may be in an electronic form and delivered by electronic means. If transmitted electronically, such consent shall be deemed to have been signed on the date on which such consent was transmitted. No consent transmitted electronically shall be deemed to have been delivered until such consent is reproduced in paper form and until such paper form shall be delivered to the Corporation at its registered office in the State of Delaware, its principal place of business or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

Section 2.12.       Participating by Electronic Means. Any stockholder may participate in any meeting of the stockholders by means of telephone conference or similar communications equipment by which all persons participating in the meeting can hear each other at the same time. Such participation shall constitute presence in person at the meeting.

ARTICLE III

Board of Directors

Section 3.1.       Power; Number; Qualifications. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by law or the Certificate of Incorporation. The number of Directors shall not be less than one (1) nor more than three (3). The exact number of Directors shall be set within such limits from time to time by the affirmative vote of a majority of the stockholders or by resolution of the Board of Directors. Directors need not be stockholders.

Section 3.2.       Election; Resignation; Removal; Vacancies. Except as otherwise provided in this Section 3.2, the directors shall be elected annually at the annual meeting of the stockholders. Each director (whenever elected) shall hold office until the annual meeting of stockholders or any special meeting called to elect directors next succeeding his or her election and until his or her successor is elected and qualified or until his or her earlier resignation or removal, except as provided in the Certificate of Incorporation. Directors may not be elected by written consent except by unanimous written consent, unless all of the directorships to which directors could be elected at an annual meeting are vacant and are filled by such action. Any Director may resign at any time upon notice in writing or by electronic transmission to the Board of Directors, to the Chairman of the Board, if any, or to the President of the Corporation. Such resignation shall take effect at the time specified therein, and unless otherwise specified therein, no acceptance of such resignation shall be necessary to make it effective. Unless otherwise provided in the Certificate of Incorporation or Bylaws, when one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in this section in the filling of other vacancies. Any director may be removed with or without cause at any time upon the affirmative vote of the holders of a majority of the outstanding shares of stock of the Corporation entitled to vote for the election of such director given at a special meeting of such stockholders called for the purpose. If any vacancies shall occur in the Board of Directors by reason of death, resignation, removal or otherwise, or if the authorized number of directors shall be increased, the directors then in office shall continue to act, and such vacancies shall be filled by a majority of the directors then in office, though less than a quorum; provided, however, that whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of the Certificate of Incorporation, vacancies and newly created directorships of such class or classes or series shall be filled by a majority of the directors elected by such class or classes or series thereof then in office though less than a quorum, by a sole remaining director so elected, or if there is no such director remaining, by the affirmative vote of the holders of a majority of the shares of that class or series. Any such vacancies or newly created directorships may also be filled upon the affirmative vote of the holders of a plurality of the outstanding shares of stock of the Corporation entitled to vote for the election of directors given at a special meeting of the stockholders called for the purpose.

Section 3.3.       Regular Meetings. Regular meetings of the Board of Directors may be held at such places within or without the State of Delaware and at such times as the Board of Directors may from time to time determine, and, if so determined, notices thereof need not be given.

Section 3.4.       Special Meetings. Special meetings of the Board of Directors may be held at any time or place within or without the State of Delaware whenever called by the Chairman of the Board, if any, the President, any Vice President, the Secretary, or by any two (2) members of the Board of Directors. Notice thereof shall be given by the person or persons calling the meeting, not later than the second day before the date of the special meeting.

Section 3.5.       Telephonic Meetings Permitted. Members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of such Board of Directors or committee by means of conference telephone or other communications equipment by which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Bylaw shall constitute presence in person at such meeting.

Section 3.6.       Quorum; Vote Required for Action. At all meetings of the Board of Directors a majority of the whole Board of Directors shall constitute a quorum for the transaction of business. Unless the Certificate of Incorporation or these Bylaws otherwise provide, the vote of a majority of the directors present shall be the act of the Board of Directors. In the absence of a quorum at any meeting of the Board of Directors, a majority of the directors present may adjourn the meeting from time to time until a quorum shall attend.

Section 3.7.       Organization. Meetings of the Board of Directors shall be presided over by the Chairman of the Board, if any, or in their absence by the President, or in the President’s absence by a chairman chosen at the meeting. The Secretary shall act as secretary of the meeting, but in the Secretary’s absence the chairman of the meeting may appoint any person to act as secretary of the meeting.

Section 3.8.       Informal Action by Directors. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee.

Section 3.9.       Compensation. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each such meeting of the Board of Directors or a stated salary as director, as the Board of Directors may determine. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

ARTICLE IV

Committees

Section 4.1.       Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have power or authority in reference to amending the Certificate of Incorporation (except that a committee may, to the extent authorized in the resolution or resolutions providing for the issuance of shares of stock adopted by the Board of Directors as provided in Section 151(a) of the General Corporation Law of the State of Delaware, fix any of the preferences or rights of such shares, except voting rights of the shares), adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of dissolution, or amending these Bylaws; and, unless the resolution expressly so provides, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock.

Section 4.2.       Committee Rules. Unless the Board of Directors otherwise provides, each committee designated by the Board of Directors may make, alter and repeal rules for conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to Article III of these Bylaws.

ARTICLE V

Officers

Section 5.1.       Officers; Election. As soon as practicable after the annual meeting of stockholders in each year, the Board of Directors shall elect a President and a Secretary. The Board of Directors may also elect a Chairman of the Board, a Chief Executive Officer, a Chief Financial Officer, a Treasurer, one or more Vice Presidents and one or more Assistant Vice Presidents, one or more Assistant Secretaries and may give any of them such further designations or alternate titles as it considers desirable. Any number of offices may be held by the same person. The Board of Directors may also empower the President of the Corporation to appoint such other officers as the business of the Corporation may require.

Section 5.2.       Term of Office; Resignation; Removal; Vacancies. Except as otherwise provided in the resolution of the Board of Directors electing any officer, each officer shall serve at the pleasure of the Board of Directors or until his earlier resignation or removal. Any officer may resign at any time upon written notice to the Board of Directors or to the President of the Corporation. Such resignation shall take effect at the time specified therein, and, unless otherwise specified therein, no acceptance of such resignation shall be necessary to make it effective. The Board of Directors may remove any officer with or without cause at any time, provided that such action by the Board of Directors shall require the vote of a majority of the whole Board of Directors. Any officer who has been appointed by the President pursuant to Section 5.1 above may be removed with or without cause by the President or any other officer upon whom such power of removal may be conferred by the Board of Directors. Any such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation, but the election of an officer shall not of itself create contractual rights. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise may be filled for the unexpired portion of the term by the Board of Directors at any regular or special meeting or by the President in the manner provided in Section 5.1 for election of officers following the annual meeting of stockholders.

Section 5.3.       Chairman of the Board of Directors. The Chairman of the Board of Directors, if there be such an officer, shall preside at all meetings of the Board of Directors and of the stockholders at which he or she shall be present. The Chairman of the Board shall have and may exercise such powers and perform such other duties as are, from time to time, assigned to him or her by the Board of Directors and as may be provided by law. If there is no Chief Executive Officer or President appointed, the Chairman of the Board shall be the general manager and chief executive officer of the Corporation and shall have general charge and supervision of the business of the Corporation.

Section 5.4.       President. The general management and executive authority of the Corporation and the responsibility for carrying out the policies adopted by the Board of Directors shall be vested in the President of the Corporation who shall have general charge and supervision of the business of the Corporation. He or she shall have power to sign all stock certificates, contracts and other instruments of the Corporation which are authorized and shall have general supervision and direction of all of the other officers, employees, and agents of the Corporation.

Section 5.5.       Vice Presidents. The Vice President or Vice Presidents, if any, at the request of the President or in the absence or disability of the President, shall perform the duties of the President, and when so acting shall have the powers of the President. If there be more than one Vice President, the Board of Directors may determine which one or more of the Vice Presidents shall perform any of such duties; or if such determination is not made by the Board of Directors, the President may make such determination; otherwise any of the Vice Presidents may perform any of such duties. The Vice President or Vice Presidents shall have such other powers and perform such other duties as may be assigned to such Vice President or Vice Presidents by the Board of Directors or the President or as may be provided by law.

Section 5.6.       Secretary. The Secretary shall have the duty to record the proceedings of the meetings of the stockholders, the Board of Directors and any committees in a book to be kept for that purpose; he or she shall see that all notices are duly given in accordance with the provisions of these Bylaws or as required by law; he or she shall be custodian of the records of the Corporation; he or she may affix the corporate seal to any document the execution of which, on behalf of the Corporation, is duly authorized, and when so affixed may attest the same; and, in general, he or she shall perform all duties incident to the office of secretary of a corporation, and such other duties as, from time to time, may be assigned to him or her by the Board of Directors or the President or as may be provided by law.

Section 5.7.       Chief Financial Officer. The Chief Financial Officer, if there be such an officer, shall have charge of and be responsible for all funds, securities, receipts and disbursements of the Corporation and shall deposit or cause to be deposited, in the name of the Corporation, all moneys or other valuable effects in such banks, trust companies or other depositories as shall, from time to time, be selected by or under authority of the Board of Directors; if required by the Board of Directors, he or she shall give a bond for the faithful discharge of his or her duties, with such surety or sureties as the Board of Directors may determine; he or she shall keep or cause to be kept full and accurate records of all receipts and disbursements in books of the Corporation and shall render to the Chairman of the Board, if any, and to the Board of Directors, whenever requested, an account of the financial condition of the Corporation; and, in general, he or she shall perform all the duties incident to the office of treasurer of a corporation and such other duties as may be assigned to him or her by the Board of Directors or the President or as may be provided by law.

Section 5.8.       Other Officers. The other officers, if any, of the Corporation shall have such powers and duties in the management of the Corporation as shall be stated in a resolution adopted by the Board of Directors which is not inconsistent with these Bylaws and, to the extent not so stated, as generally pertain to their respective offices, subject to the control of the Board of Directors. The Board of Directors may require any officer, agent or employee to give security for the faithful performance of his duties.

Section 5.9.       Compensation. The compensation of the officers shall be fixed from time to time by the Board of Directors, and no officers shall be prevented from receiving such compensation by reason of the fact that such officer is also a director of the Corporation.

ARTICLE VI

Stock

Section 6.1.       Certificates. Every holder of stock shall be entitled to have a certificate signed by or in the name of the Corporation by the President (or by a Chairman of the Board, a Chief Executive Officer, or a Vice President, if any) and by the Secretary (or by a Chief Financial Officer, Treasurer, Assistant Secretary or Assistant Treasurer, if any) certifying the number of shares owned by him or her in the Corporation. Any of or all the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

Section 6.2.       Transfers. Stock of the Corporation shall be transferable in the manner prescribed by law and in these Bylaws. Transfers of stock shall be made on the books of the Corporation only by the person named in the certificate or by his or her attorney lawfully constituted in writing and upon the surrender of the certificate thereunder, which shall be canceled before a new certificate shall be issued.

Section 6.3.       Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates. The Corporation may issue a new certificate of stock in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.

Section 6.4.       Transfer Agent and Registrar. The Board of Directors may appoint one or more transfer agents or one or more transfer clerks and one or more registrars and may require all stock certificates to bear the signature or signatures of any of them.

Section 6.5.       Examination of Books by Stockholders. Any stockholder, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose the Corporation’s stock ledger, a list of its stockholders, and its other books and records, and to make copies or extracts therefrom. A proper purpose shall mean a purpose reasonably related to such person’s interest as a stockholder. In every instance where an attorney or other agent shall be the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing which authorizes the attorney or other agent to so act on behalf of the stockholder. The demand under oath shall be directed to the Corporation at its registered office in the State of Delaware or at its principal place of business.

ARTICLE VII

Indemnification

Section 7.1.       Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnitee”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that the Indemnitee, or a person for whom the Indemnitee is the legal representative, is or was after the date on which these Bylaws are first adopted, a director or officer of the Corporation or, while a director or officer of the Corporation, is or was after the date on which these Bylaws are first adopted serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnitee. Notwithstanding the preceding sentence, except as otherwise provided in Section 7.3, the Corporation shall be required to indemnify an Indemnitee in connection with a Proceeding (or part thereof) commenced by such Indemnitee only if the commencement of such Proceeding (or part thereof) by the Indemnitee was authorized by the Board of Directors of the Corporation.

Section 7.2.       Prepayment of Expenses. The Corporation may, in its discretion, pay the expenses (including attorneys’ fees) incurred by an Indemnitee in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnitee to repay all amounts advanced if it should ultimately be determined that the Indemnitee is not entitled to be indemnified under this Article VII or otherwise.

Section 7.3.       Claims. If a claim for indemnification or payment of expenses under this Article VII is not paid in full within sixty (60) days after a written claim therefor by the Indemnitee has been received by the Corporation, the Indemnitee may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Indemnitee is not entitled to the requested indemnification or payment of expenses under applicable law.

Section 7.4.       Nonexclusivity of Rights. The rights conferred on any Indemnitee by this Article VII shall not be exclusive of any other rights which such Indemnitee may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Section 7.5.       Other Sources. The Corporation’s obligation, if any, to indemnify or to advance expenses to any Indemnitee who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such Indemnitee may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or nonprofit enterprise.

Section 7.6.       Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article VII shall not adversely affect any right or protection hereunder of any Indemnitee in respect of any act or omission occurring prior to the time of such repeal or modification.

Section 7.7.       Other Indemnification and Prepayment of Expenses. This Article VII shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Indemnitees when and as authorized by appropriate corporate action.

Section 7.8.       Insurance. The Corporation may purchase and maintain insurance on behalf of any Indemnitee against any liability asserted against such Indemnitee and incurred by such Indemnitee in any such capacity, or arising out of the Indemnitee’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such Indemnitee against such liability under the provisions of this Article VII.

Section 7.9.       Limitation on Liability. No person shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, (iv) for any transaction from which the director derived an improper benefit or (v) for acts or omissions occurring prior to the date of the effectiveness of this provision; provided, further, that if the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the personal liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as amended from time to time.

ARTICLE VIII

Contracts, Loans, Bank Accounts, Checks and Drafts

Section 8.1.       Execution of Contracts and Other Instruments. Except as these Bylaws may otherwise provide, the Board of Directors or its duly appointed and authorized committee may authorize any officer or officers, or agent or agents, to enter into any contract or execute and deliver any instrument in the name of and on behalf of the Corporation, and such authorization may be general or confined to specific instances. Except as so authorized or otherwise expressly provided in these Bylaws, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or in any amount.

Section 8.2.       Loans. No loans shall be contracted on behalf of the Corporation and no negotiable paper shall be issued in its name, unless and except as authorized by the Board of Directors or its duly appointed and authorized committee. When so authorized by the Board of Directors or such committee, any officer or agent of the Corporation may effect loans and advances at any time for the Corporation from any bank, trust company or other institution, or from any firm, corporation or individual, and for such loans and advances may make, execute and deliver promissory notes, bonds or other evidences of indebtedness of the Corporation and, when authorized as aforesaid, may mortgage, pledge, hypothecate or transfer any and all stocks, securities and other property, real or personal, at any time held by the Corporation, and to that end endorse, assign and deliver the same as security for the payment of any and all loans, advances, indebtedness and liabilities of the Corporation. Such authorization may be general or confined to specific instances.

Section 8.3.       Bank Accounts. The Board of Directors or its duly appointed and authorized committee from time to time may authorize the opening and keeping of general and/or special bank accounts with such banks, trust companies or other depositaries as may be selected by the Board of Directors, its duly appointed and authorized committee or by any officer or officers, or agent or agents, of the Corporation to whom such power may be delegated from time to time by the Board of Directors. The Board of Directors or its duly appointed and authorized committee may make such rules and regulations with respect to said bank accounts, not inconsistent with the provisions of these Bylaws, as are deemed advisable.

Section 8.4.       Checks, Drafts, Etc. All checks, drafts or other orders for the payment of money, notes, acceptances or other evidences of indebtedness issued in the name of the Corporation shall be signed by such officer or officers, or agent or agents, of the Corporation, and in such manner as shall be determined from time to time by resolution of the Board of Directors or its duly appointed and authorized committee. Endorsements for deposit to the credit of the Corporation in any of its duly authorized depositories may be made, without counter-signature, by the President or any other officer or agent of the Corporation to whom the Board of Directors or its duly appointed and authorized committee, by resolution, shall have delegated such power or by hand-stamped impression in the name of the Corporation.

ARTICLE IX

Miscellaneous

Section 9.1.       Fiscal Year. The fiscal year of the Corporation shall end on the 31st day of December, unless otherwise determined by resolution of the Board of Directors.

Section 9.2.       Seal. The corporate seal shall have the name of the Corporation inscribed thereon and shall be in such form as may be approved from time to time by the Board of Directors.

Section 9.3.       Waiver of Notice of Meetings of Stockholders, Directors and Committees. Any written waiver of notice, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors, or members of a committee of directors need be specified in any written waiver of notice or any waiver by electronic transmission.

Section 9.4.       Interested Directors; Quorum. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because any such director’s or officer’s votes are counted for such purpose, if: (1) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors constitute less than a quorum; or (2) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (3) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

Section 9.5.       Form of Records. Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account and minute books, may be kept on, or by means of or be in the form of, any information storage device or method, provided that the records so kept can be converted into clearly legible form within a reasonable time. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect such records.

Section 9.6.       Amendment of Bylaws. These Bylaws shall be subject to alteration, amendment or repeal, and new Bylaws, not inconsistent with any provision of law or the Certificate of Incorporation, may be made, either by the affirmative vote of a majority of the whole Board of Directors at any meeting thereof or, if the power to make, amend, alter or repeal the Bylaws shall not have been granted to the Board of Directors in the Certificate of Incorporation, by the affirmative vote of the holders of a majority of the shares of the Corporation present in person or by proxy at any annual or special meeting and entitled to vote thereat, a quorum being present. Notice of the proposal to make, alter, amend or repeal the Bylaws of the Corporation shall be included in the notice of such meeting of the Board of Directors or of the stockholders, as the case may be.